Exhibit 2.1

EXECUTION VERSION

THE SELLERS

AND

THE BUYERS

AND

THE PARENT

SALE AND PURCHASE AGREEMENT

Agreed Form Documents

1.	Tax Deed

2.	Registration Rights Agreement

3.	Indemnity in lieu of share certificate

4.	UAE Share Transfer Agreement

5.	Irrevocable power of attorney (E&I)

6.	Power of attorney (Powerbar Gulf)

7.	Letters of resignation for the directors of E&I and the E&I Irish Subsidiaries

8.	Letters of resignation for the directors and the general manager of Powerbar Gulf

THIS AGREEMENT is made on 8 September 2021

BETWEEN:

(1)	THE PERSONS whose details are set out in Schedule 2 (together, the “Sellers” and each a “Seller”);

(2)

VERTIV HOLDINGS IRELAND DAC, a private company limited by shares incorporated in Ireland (registered no. 702477), whose registered office is at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (the “Irish Buyer”);

(3)

VERTIV INTERNATIONAL HOLDING CORPORATION, a private company limited by shares incorporated in Ohio, whose registered office is at Suite 125, 4400 Easton Commons Way, Columbus, Ohio 43219 (the “US Buyer” and together with the Irish Buyer, the “Buyers” and each a “Buyer”); and

(4)	VERTIV HOLDINGS CO, a corporation incorporated in Delaware, whose principal executive offices are at 1050 Dearborn Drive, Columbus, Ohio 43085, United States (the “Parent”).

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“60 Day VWAP” means an amount equal to the average of the volume-weighted average price per share of the Parent Shares on the New York Stock Exchange for each of the 60 consecutive trading days ending with the trading day immediately preceding the date of this Agreement, as calculated by Bloomberg Financial L.P. under the function “VRT US Equity VWAP” or, if not reported therein, in another authoritative source selected by the Parent.

“Accounting Standards” means:

(a)

in respect of E&I, the Financial Reporting Standard 102 issued by the Financial Reporting Council (“FRC”), applicable Abstracts issued by the FRC, the requirements of applicable law, and applicable pronouncements by the Conduct Committee of the FRC; and

(b)

in respect of Powerbar Gulf, means International Financial Reporting Standards or International Accounting Standards issued or adopted by the International Accounting Standards Board (or a predecessor body) and interpretations issued by the IFRS Interpretations Committee (or a predecessor body), each as and to the extent from time to time adopted by the European Union in accordance with EC Regulation No. 1606/2002.

“Accounts” means, together, the E&I Accounts and the Powerbar Gulf Accounts.

“Acquisition Facility” has the meaning given to it in Clause 22.3.

“Act” means the Companies Act 2006.

“Action” means any action, claim, complaint, demand, investigation, audit, petition, challenge, suit, litigation, arbitration, tribunal, dispute or other proceeding.

“AED” means United Arab Emirates dirham, being the lawful currency of the United Arab Emirates.

“Articles” means, together, the E&I Articles and the Powerbar Gulf MOA.

“Assessment” means a claim, assessment, notice, demand or other document issued or action taken by or on behalf of a Tax Authority by which an E&I Group Company is liable or is sought to be made liable to make a payment to a Tax Authority or to another person (whether or not the payment is primarily payable by the E&I Group Company and whether or not the E&I Group Company has or may have a right of reimbursement against another person), in each case which could give rise to a Specific Tax Indemnity Claim.

“B Ordinary Shares” means the 28,950 B ordinary shares of €0.01 each in the capital of E&I.

“Benefit Plan” means each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA regardless of whether subject to ERISA) and each other material employee benefit plan, program or arrangement, in each case, that is maintained, sponsored or contributed to by a Group Company for the benefit of its employees or their eligible dependents or beneficiaries.

“Business Day” means a day other than a Saturday or Sunday or public holiday in Ireland, RAK, the United Kingdom, or the State of Delaware or the State of Ohio in the United States.

“Buyers’ Financing Arrangements” means one or more debt financing facilities (or any commitments or similar arrangements therefor) providing revolving credit facilities (asset based or otherwise), for term loans, capital markets financings or debt securities to finance all or part of the Cash Consideration Amount relating to the Transaction and including in any event the Buyers’ Revolving Credit Facility, and “Buyers’ Financing Arrangement” shall be construed accordingly.

“Buyers’ Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of any debt financing obtained by the Buyers in connection with the Transaction, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Buyers’ Group” means the Buyers and each undertaking which is, from time to time, a subsidiary undertaking or parent undertaking of each Buyer or a subsidiary undertaking of a parent undertaking of each Buyer (including, for the avoidance of doubt, after Completion, each Group Company), and “member of the Buyers’ Group” shall be construed accordingly.

“Buyer’s Relief” has the meaning given to it in the Tax Deed.

“Buyers’ Revolving Credit Facility” means that certain Revolving Credit Agreement, dated as of November 30, 2016, as amended from time to time, by and among Vertiv Intermediate Holding II Corporation, Vertiv Group Corporation, the various lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, and the Collateral Agents party thereto.

“Buyers’ Solicitors” means Baker & McKenzie LLP of 100 New Bridge Street, London, EC4V 6JA, England.

“Buyers’ Team” has the meaning given to it in Clause 1.7.

“C Ordinary Shares” means the 850 C ordinary shares of €0.01 each in the capital of E&I.

“Cash” has the meaning given in Schedule 8;

“Cash Consideration Amount” has the meaning given in Clause 3.1.2.

“Charges” means the following registered charges:

(a)	charge created by E&I in favour of the Bank of Ireland dated 3 March 2011;

(b)	charge created by E&I Engineering Limited in favour of the Bank of Ireland dated 3 March 2011;

(c)	charge created by Electrical Intellectual Property Ltd in favour of the Bank of Ireland dated 3 March 2011; and

(d)	charge created by Powerbar Ltd in favour of the Bank of Ireland dated 3 March 2011.

“Claim” means any claim made by or on behalf of the Buyers under, pursuant to or for breach of, this Agreement, and “Claims” shall be construed accordingly.

“Closing Leakage” has the meaning given in Clause 4.7.2.

“CoC Contracts” means the following agreements:

(a)	Facebook Master Purchasing Agreement dated 12 January 2015 between E&I Engineering Corporation and Facebook (Data Room document 1.6.7.1.1);

(b)	Secheron Manufacturing Agreement dated 24 September 2020 between E&I Engineering Corporation between Secheron SA (Data Room document 1.6.7.2);

(c)	Edgecore Master Purchasing Agreement dated 30 April 2021 between E&I Engineering Corporation and Edgecore (Data Room document 1.6.7.1.9);

(d)

Lease entered into between Ras Al Khaimah Economic Zone and Powerbar Gulf over plot N46, Al Ghail Industrial Zone, Ras Al Khaimah, United Arab Emirates dated 6 November 2018 (Data Room document 14.5.7); and

(e)

Lease entered into between the RAK Investment Authority and Powerbar Target over plot N18, Al Ghail Freezone, Ras Al Khaimah, United Arab Emirates dated 6 September 2012 (Data Room document 11.2.6.2.2), and any other agreement or arrangement that any Seller is aware of, or becomes aware of in the period between the date of this Agreement and Completion, that requires the consent, approval or waiver from a counterparty thereto as a direct result of the Transaction and where a failure to procure such consent, approval or waiver could be reasonably expected to be material to the business of any Group Company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercial Information” means customer details, prices and quantities and other information of a confidential nature (including all proprietary, industrial and commercial information and techniques in whatever form held, such as paper, electronically stored data, magnetic media film and microfilm or orally) that could reasonably be assumed to be confidential.

“Commercial Registration Documents” has the meaning given in Clause 7.6.

“Competition Law” means any law, regulation or administrative process relating to fair competition, anti-trust, fair trading, consumer protection, monopolies, mergers or other similar matters.

“Completion” means (i) the completion of the sale and purchase of the E&I Shares; and (ii) the performance of each party’s obligations with respect to the sale and purchase of the Powerbar Gulf Shares, in each case, in accordance with this Agreement.

“Completion Accounts” has the meaning given in Schedule 8.

“Completion Date” means the date on which Completion occurs.

“Completion Obligations” means the Key Buyers/Parent Completion Obligations and the Key Seller Completion Obligations.

“Completion Schedule” means a spreadsheet prepared by the Sellers’ Representative, acting reasonably and in good faith, setting out:

(a)	the Cash Consideration Amount;

(b)	the Consideration Securities Amount;

(c)	the Estimated Cash;

(d)	the Estimated Financial Debt;

(e)	the Estimated Working Capital;

(f)	the Initial Cash Consideration;

(g)	the Final Seller Consideration Allocation; and

(h)	details of the Sellers’ Nominated Accounts.

“Condition” means any condition set out in Clause 5.1 and “Conditions” means all those conditions.

“Confidentiality Agreement” means the confidentiality agreement dated 21 April 2021 between E&I and the Parent relating to the Transaction.

“connected person” means, in respect of a person, another person who is connected with such person within the meaning of sections 1122 and 1123 of the Corporation Tax Act 2010, but excluding, in each case, any portfolio or investee companies.

“Consideration Amount” means the consideration for the Shares, as set out in Clause 3.1.

“Consideration Securities Amount” has the meaning given in Clause 3.1.3.

“Contaminant” means any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any person, including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“Control” means in relation to any person, being entitled to:

(a)

exercise, or Control the exercise of (directly or indirectly) more than 50 per cent. of the voting power at any general meeting of the shareholders, members or other equity holders in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons;

(b)

appoint or remove or Control the appointment or removal of directors on such body corporate’s board of directors or its other governing body who are able (in the aggregate) to exercise more than 50 per cent. of the voting power at meetings of that board or governing body in respect of all or substantially all matters; or

(c)

direct or cause the direction of the management or policies of a person (otherwise than solely as a fiduciary) by virtue of provisions contained in its constitutional documents, by contract or otherwise, and “Controlling”, “Controlled by” and “under common Control” shall be construed accordingly.

“Conversion Nomination” means written notice from a holder of B Ordinary Shares to E&I confirming the holder’s agreement to convert their B Ordinary Shares into Ordinary Shares under the terms of the Convertible Share Plan.

“Convertible Share Plan” means the E&I Engineering Ireland Limited Convertible Share Plan, dated 18 January 2008 and as amended on 8 January 2021.

“Covered Director” has the meaning given to it in Clause 19.2.

“D Ordinary Shares” means the 100 D ordinary shares of €0.01 each in the capital of E&I.

“Data Room” means the materials and information made available for inspection by the Buyers and its advisers in the “Project Saturn” data room virtually held by Intralinks as at 12:00 on 6 September 2021 and as listed in the Data Room Index in the agreed form.

“Data Room Index” means the Data Room document index as set out in the index confirmation letter provided by Intralinks dated 6 September 2021 in the agreed form.

“DED” means the Department of Economic Development of the Government of RAK.

“DED Application” has the meaning given to it in Clause 7.2.3.

“DED Commercial Registration” means the issuance by the DED of an amended industrial licence of Powerbar Gulf in evidence of (i) the US Buyer (and/or, if applicable, the Parent) as the sole shareholder(s) of Powerbar Gulf ; and (ii) the replacement of the general manager of Powerbar Gulf with such general manager as may be nominated in writing by the US Buyer in its discretion.

“Defaulting Party” has the meaning given to it in Clause 8.3.

“Determination Date” means five Business Days following the date on which the Final Completion Accounts are agreed or determined in accordance with Schedule 8.

“Disclosed” means any fact, matter, event, circumstance or information which is fairly disclosed with sufficient detail to enable the Buyers to assess the nature and scope of the matter disclosed in:

(a)	(or as referred to in) the Disclosure Letter;

(b)	the documents accompanying the Disclosure Letter and listed in the index annexed to the Disclosure Letter;

(c)	the Data Room;

(d)	the Q&A Information; or

(e)	any other Transaction Documents.

“Disclosed Pension Schemes” means any Disclosed arrangement providing benefits on retirement, cessation of employment, ill health, injury or death.

“Disclosure Letter” means the letter from the Warrantors to the Buyers in relation to certain warranties given in connection with the Transaction and having the same date as this Agreement, the receipt of which has been acknowledged by the Buyers.

“Dispute” means any dispute arising from or connected with any Transaction Documents.

“Disputed Tax Items” has the meaning given to it in Clause 8.6.2.

“E Ordinary Shares” means the 50 E ordinary shares of €0.01 each in the capital of E&I.

“E&I” means E&I Engineering Ireland Limited, a private company limited by shares incorporated in Ireland (registered no. 421549), whose registered office is at Ballyderowen, Burnfoot, Co. Donegal, Ireland.

“E&I Accounts” means the audited consolidated financial statements of E&I as at and for the financial year ended on the Last Accounts Date, comprising the consolidated profit and loss account, the consolidated statement of comprehensive income, the consolidated balance sheet, the parent company balance sheet, the consolidated statement of changes in equity, the parent company statement of changes in equity, the consolidated statement of cash flows, the independent auditor’s reports, directors’ reports and all notes thereto.

“E&I Articles” means the articles of association of E&I.

“E&I Cash Consideration Amount” has the meaning given to it in Clause 3.1.1.

“E&I Consideration Securities Amount” has the meaning given to it in Clause 3.1.3.

“E&I Engineering Limited” means E&I Engineering Limited, a private company limited by shares incorporated in Ireland (registered no. 401248), whose registered office is at Ballyderowen, Burnfoot, Co. Donegal, Ireland.

“E&I Group” means E&I and each subsidiary undertaking, and “E&I Group Company” shall be construed accordingly.

“E&I Irish Subsidiaries” means E&I Engineering Limited, Powerbar Limited and Electrical Intellectual Property Limited.

“E&I Properties” has the meaning given in paragraph 1.1.10 of Schedule 4

“E&I Seller” means a person whose name and address is set out in rows (A) to (E) and (G) of Schedule 2 and “E&I Sellers” shall be construed accordingly.

“E&I Shares” means, together, the B Ordinary Shares, the C Ordinary Shares, the D Ordinary Shares, the E Ordinary Shares and Ordinary Shares.

“€” means euros, being the lawful currency of the European Union.

“Earn Out Payment” has the meaning given to it in Schedule 10.

“Effective Time” has the meaning given in Schedule 8.

“Employees” has the meaning given in Schedule 5.

“Employee Shareholder Tax Liabilities” means any Tax including employee and employer payroll taxes and PAYE and National Insurance Contributions withholding liabilities payable by the Group Companies arising from the conversion, sale or transfer of the Shares (including the conversion of any B Ordinary Shares into Ordinary Shares and/or the settlement of such Ordinary Shares), whether or not arising in the UK or otherwise and whether such amounts crystallise before or after the Effective Time.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, or other encumbrance or security interest having similar effect, but, save in case of Clause 2.1, excluding any liens and any title transfer or retention arrangements arising in the ordinary course of business of any Group Company and/or any other encumbrances arising by operation of law.

“Environment” includes (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level, and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.

“Environmental Laws” has the meaning given in Schedule 5.

“Environmental Licences” means any permit, licence, approval, permission, registration, consent or authorisation required by or pursuant to any Environmental Laws.

“Environmental Release” has the meaning given in Schedule 5.

“ERISA” means the U.S. Employee Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Estimated Cash” means the Sellers’ good faith estimate of Cash provided in accordance with Clause 6.14.

“Estimated Financial Debt” means the Sellers’ good faith estimate of Financial Debt provided in accordance with Clause 6.14.

“Estimated Working Capital” means the Sellers’ good faith estimate of Working Capital provided in accordance with Clause 6.14.

“Event” has the meaning given to it in the Tax Deed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” has the meaning given in Clause 1.4.

“Final Completion Accounts” has the meaning given in Schedule 8.

“Final DED Application” has the meaning given to it in Clause 7.5.2.

“Final RAKEZ Application” has the meaning given to it in Clause 7.5.1.

“Final Seller Consideration Allocation” means the schedule apportioning the Parent Securities and the payments referred to in Clause 4.1 for each of the Sellers at Completion in accordance with Clause 3.1 and pro rata to each Seller’s respective holdings of Relevant Shares, to be included in the Completion Schedule delivered pursuant to Clause 6.14.

“Financial Debt” has the meaning given in Schedule 8.

“Fundamental Warranty Claim” means a claim against the Sellers (or any of them) for a breach of any of the statements contained in Clauses 9.2 to 9.5 (inclusive) and “Fundamental Warranty Claims” shall be construed accordingly.

“Group” means, together, the E&I Group and Powerbar Gulf, and “Group Company” and “Group Companies” shall be construed accordingly.

“HMRC” means Her Majesty’s Revenue and Customs.

“HSR Act” has the meaning given to it in paragraph 1 of Schedule 3.

“Individual Sellers” means all of the Sellers other than Powerbar Seller.

“Information” means “Confidential Information” as defined in the Confidentiality Agreement.

“Initial Cash Consideration” has the meaning given to it in Clause 4.1.

“Insurance Policies” has the meaning given to it in paragraph 9.1 of Schedule 5.

“Intellectual Property” means all patents, rights in inventions, supplementary protection certificates, utility models, rights in designs, trademarks, service marks, trade and business names, logos, get up and trade dress and all associated goodwill, rights to sue for passing off and/or for unfair competition, copyright, moral rights and related rights, rights in computer software, rights in databases, topography rights, domain names, rights in information (including know-how and trade secrets) and the right to use, and protect the confidentiality of, confidential information, and all other similar or equivalent rights subsisting now or in the future in any part of the world, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, and rights to claim priority from, such rights for their full term and the right to sue for damages for past and current infringement in respect of any of the same.

“IP Record” means document number 1.3.1 in the Data Room.

“Irrecoverable VAT” means any amount paid in respect of VAT or any amount of VAT accounted for under the reverse charge procedure by the person in question, in each case, which is not recoverable as input tax by it or the representative member of any VAT group of which it forms part provided that, where the amount in respect of VAT is paid by a Group Company prior to Completion, such representative member is also a Group Company or accounts to a Group Company for the amount recoverable, subject to that person or representative member using reasonable endeavours to recover such amount of VAT.

“IT Systems” means those computer hardware and software systems currently operated by the Group for the purposes of carrying on the business of the Group as at the date of this Agreement.

“Key Buyers/Parent Completion Obligations” means the Buyers’ and/or the Parent’s obligations set out in Clause 5.3, Clause 8.2.1, Clause 8.2.2, paragraphs 2.1(c) of Schedule 4 and, to the extent the obligations arise on or before Completion, Clause 7.

“Key Seller Completion Obligations” means the respective Sellers’ obligations set out in paragraphs 1.1.1, 1.1.2, 1.1.4 and 1.1.8 of Schedule 4 and, to the extent the obligations arise on or before Completion, Clause 7.

“Know-How” means all unpatented, secret (that is, not generally known or easily accessible), substantial (that is, significant and useful for production) and identified (that is, described in a sufficiently comprehensive manner so as to make it possible to verify that it fulfils the criteria of secrecy and substantiality) know-how, expertise, technical or other information developed or acquired by any person including all related ideas, concepts, methods, inventions, discoveries, data, formulae, processes, methods, techniques and specifications.

“Last Accounts Date” means 31 December 2020.

“Law” means any regulation (including EU regulation), statute, law (including common law), subordinate legislation, act, treaty, ordinance, decree, directive, rule, circular, code, order, recommendation, notice, direction, code of practice, judgement or decision enacted, issued or promulgated by, or entered into with, any Regulatory Authority and which has the force of law.

“Long Stop Date” means 31 December 2021 or such other date as the Sellers (together) and the Buyers may agree in writing.

“Losses” means actual direct damages and shall in particular exclude (i) any lost profits, (ii) any other indirect damages or consequential damages, (iii) damages/losses to the goodwill, and (iv) lost opportunities, and “Loss” shall be construed accordingly.

“Management Accounts” means the monthly management accounts of the E&I Group and Powerbar Gulf, comprising the unaudited aggregated balance sheet of the E&I Group and Powerbar Gulf and unaudited aggregated profit and loss account of the E&I Group and Powerbar Gulf, for each of the monthly periods from the Last Accounts Date to March 31, 2021 inclusive.

“Material Acquisition Agreements” means the acquisition agreements to which a Group Company is a party contained in Data Room folders 1.2.21, 1.2.22 and 1.2.23.

“Material Acquisitions” means those material acquisitions referred to in the Material Acquisition Agreements.

“Material Contract” means (i) Data Room documents set out in Schedule 12 and (ii) the Material Supplier Contracts.

“Material Suppliers” means the Group’s top 10 suppliers by spend during FY2019 and FY2020, as set out in Data Room document 8.6.1.

“Material Supplier Contracts” means (i) the contractual arrangements between the Group and each of the Material Suppliers, and (ii) Data Room documents 1.6.70.1, 1.6.70.2 and 1.6.70.3.

“Maximum Cash Amount” has the meaning given in Schedule 8.

“Non-Defaulting Party” has the meaning given to it in Clause 8.3.

“Notary” means a RAK court notary public nominated by the Sellers’ Representative to assist with the transfer of the Powerbar Gulf Shares to the US Buyer (and/or, if applicable, the Parent).

“Notary Signing” has the meaning given to it in Clause 7.4.1.

“Notice” has the meaning given to it in Clause 25.1.

“NYSE” means the New York Stock Exchange, any successor national securities exchange or any other national securities exchange on which the Parent Shares are listed from time to time.

“Ordinary Shares” means the 550,100 ordinary shares of €1.00 each in the capital of E&I.

“Parent Securities” means the 23,081,996 Parent Shares to be allotted and issued to the Sellers in the proportions set out in the Final Seller Consideration Allocation and in accordance with Clauses 3.2.1 and 8.2.1.

“Parent Shares” means the class A common stock of par value $0.0001 per share each in the capital of the Parent.

“Powerbar Gulf” means Powerbar Gulf LLC – Foreign Direct Investment, a non-freezone limited liability company incorporated and registered in Ras Al Khaimah Economic Zone-Government of Ras Al Khaimah (industrial licence no. RAKIA85IZ305081197) and registered with the Department of Economic Development in the Emirate of Ras Al Khaimah (industrial licence no. 30659), whose registered office is at PLN16, Al Ghail Industrial Zone-NFZ, RAK, United Arab Emirates.

“Powerbar Gulf Accounts” means the audited accounts of Powerbar Gulf as at and for the financial year ended on the Last Accounts Date, comprising the statement of financial position, the statement of profit or loss and other comprehensive income, thestatement of changes in equity, statement of cash flows, the independent auditor’s report, the directors’ reports and all notes thereto.

“Powerbar Gulf Cash Consideration Amount” has the meaning given to it in Clause 3.1.2.

“Powerbar Gulf Consideration Securities Amount” has the meaning given to it in Clause 3.1.4.

“Powerbar Gulf MOA” means the memorandum of association of Powerbar Gulf.

“Powerbar Gulf Seller” means a person whose name and address is set out in rows (A) and (C) to (F) of Schedule 2 and “Powerbar Gulf Sellers” shall be construed accordingly.

“Powerbar Gulf Shares” means the 1,178 shares of AED 1,000 each in the capital of Powerbar Gulf.

“Powerbar Seller” means Powerbar Limited, a private company limited by shares incorporated in Cyprus, whose registered office is at 1st Apriliou 47, Office 21, 3117, Limassol, Cyprus.

“Pre-Completion Event” has the meaning given to it in Clause 19.3.

“Proceedings” means any proceedings relating to a Dispute.

“Prohibited Area” means any country in the world where any Group Company, as of the date of this Agreement has, or at any time in the 12 months prior to the date of this Agreement had, business operations and/or sales activities, including the United Kingdom, Ireland, the United States of America and the United Arab Emirates.

“Prohibited Business” means the manufacturing, marketing, design and selling of electrical equipment and power infrastructure solutions, including switchgear, power distribution units, busbars and busways, remote power panels, pre-fabricated switchrooms and substations, modular electrical equipment solutions, and energy management systems, and the marketing, selling and performing of services and provision of parts to support the aforementioned.

“Properties” means the properties which are set out in Schedule 9.

“Q&A Information” means the written questions and answers provided during the question and answer process carried out as part of the Buyers’ due diligence exercise on the Group for the purposes of the Transaction a copy of which is contained in the Data Room.

“RAK” means the Emirate of Ras Al Khaimah in the United Arab Emirates.

“RAKEZ” means the Ras Al Khaimah Economic Zone-Government of Ras Al Khaimah Authority in RAK, United Arab Emirates.

“RAKEZ Application” has the meaning given to it in Clause 7.2.2.

“RAKEZ Commercial Registration” means the issuance by RAKEZ of an amended industrial licence of Powerbar Gulf following the registration of: (i) the US Buyer (and/or, if applicable, the Parent) as the sole shareholder(s) of Powerbar Gulf; and (ii) the replacement of the current directors and general manager of Powerbar Gulf with such directors and general manager as may be nominated in writing by the US Buyer in its discretion.

“RAKEZ Shareholders’ Resolution” means the resolutions of the shareholders of Powerbar Gulf, in the form prescribed by RAKEZ, approving: (i) the transfer of the Powerbar Gulf Shares from the Powerbar Gulf Sellers to the US Buyer (and/or, if applicable, the Parent); and (ii) the appointment of persons nominated by the US Buyer as directors or managers of Powerbar Gulf.

“Registered Intellectual Property” means those Intellectual Property rights which have been applied for or are registered with any national or international registry (including all renewals and extensions and applications for registration), and which are owned, or applied for, by a Group Company.

“Registration Rights Agreement” means the registration rights agreement in the agreed form.

“Regulation” means any regulation, ordinance, decree, directive (including EU directive), rule, circular, code, order, recommendation, notice, direction, code of practice, guidance note, judgement or decision enacted, issued or promulgated by, or entered into with, any Regulatory Authority.

“Regulatory Authority” means any supra-national, national, state, federal, provincial, municipal, local government, subdivision, court, administrative agency, commission, quasi-governmental or private body or similar body or other regulatory or supervisory body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (including any tribunal, competition or antitrust authority or supervisory body).

“Regulatory Clearances” has the meaning given to it in Schedule 3.

“Relevant Connected Person” means:

(a)

in respect of each Seller, that Seller and any: (i) subsidiary undertaking of that Seller; and (ii) connected person of that Seller, but excluding in each case, before the Completion Date, any Group Company, and “Relevant Connected Persons” shall be construed accordingly; and

(b)

in respect of each Buyer, that Buyer and any: (i) subsidiary undertaking of that Buyer; and (ii) connected person of that Buyer, but excluding in each case, after the Completion Date, any Group Company, and “Relevant Connected Persons” shall be construed accordingly.

“Relevant Group” means:

(a)	in respect of the Buyers, the Buyers’ Group and its Relevant Connected Persons; or

(b)	in respect of a Seller, such Seller and its Relevant Connected Persons.

“Relevant Proportion” means, in respect of any Seller an amount pro rata to such Seller’s respective holdings of Relevant Shares in accordance with the Final Seller Consideration Allocation.

“Relevant Shares” means in respect of the Sellers, the Shares as set out opposite their respective names in Schedule 2.

“Relief” means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit granted by or available in relation to Tax pursuant to any legislation or otherwise.

“Representation” has the meaning given to it in Clause 13.

“Revised Completion Date” means the date to which Completion has been deferred in accordance with Clause 8.13 or 8.14.2, which date so deferred shall then be the Scheduled Completion Date.

“Sanctioned Country” has the meaning given in Schedule 5.

“Sanctioned Person” has the meaning given in Schedule 5.

“Scheduled Completion Date” means:

(a)	if the Conditions are fulfilled (or waived) 10 Business Days or more before the end of a calendar month, on the first Business Day of the next following calendar month;

(b)

if the Conditions are fulfilled (or waived) less than 10 Business Days before the end of a calendar month, on the first Business Day of the calendar month that follows the next following calendar month; or

(c)	such other date as may be agreed in writing between the Sellers’ Representative and the Buyers.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning given to it in paragraph 11 of Part B of Schedule 6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Group Debt” has the meaning given in Schedule 8.

“Seller Related Party” means the Sellers and each of their respective affiliates and their and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Seller Warranty” means a statement contained in Clauses 9.2 to 9.5 (inclusive), and “Seller Warranties” shall be construed accordingly.

“Sellers’ Nominated Accounts” means the USD-denominated bank accounts of the Sellers, details of which are set out in the Completion Schedule.

“Sellers’ Representative” has the meaning given to it in Clause 18.1.

“Sellers’ Solicitors” means Clifford Chance LLP of 10 Upper Bank Street, London, E14 5JJ, England.

“Senior Management” means, together, Philip O’Doherty, Damian McCauley and Cathal McLaughlin.

“Shares” means, together, the E&I Shares and the Powerbar Gulf Shares.

“Specific Tax Indemnity Claim” means any claim made by the Irish Buyer under paragraph 1.1 of Schedule 11.

“Stock Incentive Plan” means the 2020 Stock Incentive Plan of the Parent and its affiliates.

“Subsidiaries” means the entities listed in Part B of Schedule 1.

“Target Working Capital” has the meaning given in Schedule 8.

“Tax” has the meaning given to it in the Tax Deed.

“Tax Analysis” has the meaning given to it in Clause 8.5.

“Tax Analysis Response Date” has the meaning given to it in Clause 8.6.

“Tax Analysis Dispute Notice” has the meaning given to it in Clause 8.6.2.

“Tax Authority” has the meaning given to it in the Tax Deed.

“Tax Benefit” means any amount of Tax actually saved by, or the net present value of any Relief (taking into account the anticipated amount and timing of any Tax saving to be made by utilising such Relief) to, any Group Company or a member of the Buyers’ Group that arises from or is attributable to Closing Leakage.

“Tax Deed” means the tax deed in the agreed form between the Warrantors and the Buyers.

“Tax Deed Claim” means a claim under the Tax Deed.

“Tax Expert” has the meaning given to it in Clause 8.8.

“Third Party Debts” means debts owed by any Group Company to any person other than a Seller and/or a Relevant Connected Person of a Seller.

“Transaction” means the transactions contemplated by the Transaction Documents.

“Transaction Costs” has the meaning given to it in Schedule 8.

“Transaction Documents” means, together, this Agreement, the Tax Deed, the Disclosure Letter and all of the other agreed form documents and all other documents entered into on or after the date of this Agreement which, in each case, are entered into pursuant to this Agreement and/or any of the agreed form documents, and “Transaction Document” shall be construed accordingly.

“Treasury Regulations” means the United States treasury regulations promulgated under the Code.

“UAE GM Replacement Resolution” means the resolution to be executed by or on behalf of the shareholders (or, if required, the directors) of Powerbar Gulf to approve the replacement of the general manager of Powerbar Gulf and the delegation of certain powers to the new general manager with effect from Completion, which shall generally be in a form to be approved by the Buyers and the Powerbar Gulf Sellers in their discretion (save that the identity of the new general manager to be approved and the powers to be delegated to the new general manager with effect from Completion shall be in a form to be approved by the Buyers in their sole discretion), in any case, provided that the form proposed by the Powerbar Gulf Sellers and/or the Buyers (as applicable) is approved and accepted by the Notary, RAKEZ and the DED where required.

“UAE MOA Amendment Agreement” means the Arabic and English language amended and restated memorandum of association, in a form to be approved by the Buyers in their discretion, to be executed by the US Buyer (and/or the Parent, if applicable) to reflect: (i) the transfer of the Powerbar Gulf Shares from the Powerbar Gulf Sellers to the US Buyer (and/or the Parent, if applicable); (ii) the appointment of persons nominated by the US Buyer as directors of Powerbar Gulf; and (iii) such further amendments as the US Buyer may require in relation to the Powerbar Gulf MOA in its discretion.

“UAE Share Transfer Agreement” means the Arabic and English language share transfer agreement, in the agreed form, to be entered into between the Powerbar Gulf Sellers and the US Buyer (and/or the Parent, to the extent that it has been assigned the rights to acquire any Powerbar Gulf Shares pursuant to Clause 2.5) with respect to the transfer of the Powerbar Gulf Shares from the Powerbar Gulf Sellers to the US Buyer (and/or, if applicable, the Parent).

“United States” means the United States of America.

“Unresolved Disputed Tax Items” has the meaning given in Clause 8.8.

“US GAAP” means United States generally accepted accounting principles.

“$” or “USD” means US dollars, being the lawful currency of the United States.

“VAT” means:

(a)	value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto;

(b)	any tax imposed in conformity with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(c)

“Value Added Tax” as defined in the United Arab Emirates Federal Decree-Law No. (8) of 2017 on Value Added Tax and United Arab Emirates Cabinet Decision No. (52) of 2017 on the Executive Regulations of the Federal Decree-Law No. (8) of 2017 on Value Added Tax (as amended from time to time); and

(d)

any other tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a) or (b), imposed in the United Arab Emirates in substitution for, or levied in addition to, such tax referred to in (c), or imposed elsewhere.

“Warrantor’s Cap” has the meaning given to it in Clause 11.2.3.

“Warrantors” means (i) Philip O’Doherty, Damian McCauley and Cathal McLaughlin in respect of the E&I Group and (ii) Adrian Sheridan and Nicolas Seward in respect of Powerbar Gulf and “Warrantor” shall be construed accordingly.

“Warranty” means a statement contained in Schedule 5 and “Warranties” shall be construed accordingly.

“Warranty Claim” means a claim against the Warrantors (or any of them) for a breach of any of the Warranties and “Warranty Claims” shall be construed accordingly.

“Working Capital” has the meaning given in Schedule 8.

“W&I Insurance Claim” means a claim under the W&I Insurance Policy relating to any alleged breach of an insured warranty and/or indemnity.

“W&I Insurance Costs” means costs and expenses relating to the W&I Insurance Policy, including the insurance premium, any insurance premium tax, any legal fees of the W&I Insurer’s legal counsel payable for the W&I Insurance Policy and any broker commissions payable if and to the extent not reflected in the insurance premium.

“W&I Insurance Policy” means (i) the primary warranty and indemnity insurance policy entered between the Irish Buyer and Euclid Transactional Europe GmbH, and (ii) each of the excess warranty and indemnity insurance policies between the Irish Buyer and each of AIG Europe S.A., Liberty Mutual Insurance Europe SE, Ambridge Europe GmbH & Co. KG, Berkshire Hathaway European Insurance Company DAC, Everest Insurance (Ireland), XL Insurance Company SE, VALE Insurance Partners Europe B.V. and Euclid Transactional Europe GmbH respectively, in each case effective from the date of this Agreement.

“W&I Insurer” means each of Euclid Transactional Europe GmbH, AIG Europe S.A. , Everest Insurance (Ireland), DAC, UK Branch, Ambridge Europe GmbH & Co. KG, Berkshire Hathaway European Insurance Company DAC, VALE Insurance Partners Europe B.V., XL Insurance Company SE and Liberty Mutual Insurance Europe SE.

1.2	In this Agreement, a reference to:

1.2.1

(i) a “subsidiary” or “holding company” is to be construed in accordance with section 1159 (and Schedule 6) of the Act and for the purposes of this definition, a person shall be treated as a member of another person if any of that person’s subsidiaries is a member of that other person, or if any shares in that other person are held by a person acting on behalf of it or any of its subsidiaries; (ii) a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of the Act; and (iii) a “group undertaking” shall be construed in accordance with section 1161(5) (and Schedule 6) of the Act. A subsidiary and a subsidiary undertaking shall include any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured is registered in the name of the secured party or its nominee pursuant to such security;

1.2.2

liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

1.2.3	a party being liable to another party, or to liability, includes, but is not limited to, any liability in equity, contract or tort (including negligence) or under the Misrepresentation Act 1967;

1.2.4

a document in the “agreed form” is a reference to a document in a form identified in writing (which shall include e-mail) as in ‘agreed form’ by both the Buyers’ Solicitors and the Sellers’ Solicitors on behalf of the Buyers and the Sellers’ Representative respectively (in each case with such amendments as may be agreed by or on behalf of the Sellers’ Representative and the Buyers);

1.2.5

a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

1.2.6

a “person” includes, unless the context otherwise requires, a reference to any individual, firm, company, corporation, body or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.7	a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.2.8	a “party” is a reference to a party to this Agreement and includes a reference to that party’s successors and permitted assigns;

1.2.9	a Clause, Schedule, or paragraph unless the context otherwise requires, is a reference to a clause of, schedule to or paragraph of a Schedule to, this Agreement;

1.2.10

any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

1.2.11	times of the day is to London time;

1.2.12

a reference to any person, shall, at any time when such person is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be);

1.2.13

unless otherwise expressly provided, the expression “procure” where used in the context of a Seller means undertaking to exercise its voting rights and to use any and all other powers vested in it from time to time (so far as it is lawfully able) as a shareholder of the Group Company or otherwise and in the case of a Seller who is also a director of the Group Company in question, such Seller’s voting rights in the capacity as a director (subject to such Seller’s fiduciary duties as a director and applicable law) of the Group Company in question; and

1.2.14	a reference to “to the extent” shall be construed as meaning “to the extent” and not solely “if”, and similar expressions shall be construed in the same way.

1.3

The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.4

Where it is necessary to determine a monetary limit or amount set out in this Agreement and the value is expressed in a currency other than USD, the value of such amount shall be converted into USD at the closing mid-point spot rate of exchange for that currency into USD on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC Bank plc as at the close of business in London on such date (the “Exchange Rate”).

1.5	The headings in this Agreement do not affect the interpretation of this Agreement.

1.6	The Schedules to this Agreement are and form part of this Agreement as if they were included in the body of this Agreement.

1.7

A reference to “so far as the Buyers are aware”, the “Buyers’ awareness” or any similar reference is deemed to mean the actual knowledge, information and/or belief of David Fallon, Gary Niederpruem and Scott Cripps (the “Buyers’ Team”).

1.8	Any provision of this Agreement which requires an election, consent, amendment, waiver or approval to be made by the Buyers can be made by any Buyer on behalf of the Buyers.

1.9

Any provision of this Agreement which is expressed to bind or be an obligation of the Sellers (or any of them) shall bind or be an obligation of each of them severally (and not jointly or jointly and severally) and any reference to the Sellers (or any of them) in this Agreement shall be construed as a reference to each Seller individually and severally (and not jointly or jointly and severally) unless otherwise expressly provided.

1.10

Where any action in Clause 6 or Schedule 7 is qualified by reference to materiality (including the phrase “in all material respects”), such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the Buyers’ Group or Group (as applicable) taken as a whole.

2.	SALE AND PURCHASE OF THE SHARES

2.1	Subject to and in accordance with the terms and conditions of this Agreement:

2.1.1

the Irish Buyer agrees to buy or procure that the Parent will buy (all, or some only, provided that any remaining E&I Shares will be acquired by the Irish Buyer and provided that no Seller shall be liable to the Irish Buyer or Parent to the extent that such liability would not have arisen or been incurred or would have been less had the Irish Buyer bought all of the E&I Shares) and each E&I Seller agrees to sell its Relevant Shares in E&I and each right attaching to its Relevant Shares in E&I at Completion, in each case free of any Encumbrance; and

2.1.2

the US Buyer agrees to buy or procure that the Parent will buy (all, or some only, provided that any remaining Powerbar Gulf Shares will be acquired by the US Buyer and provided that no Seller shall be liable to the US Buyer or Parent to the extent that such liability would not have arisen or been incurred or would have been less had the US Buyer bought all of the Powerbar Gulf Shares) and each Powerbar Gulf Seller agrees to sell its Relevant Shares in Powerbar Gulf and each right attaching to its Relevant Shares in Powerbar Gulf at or as soon as is practically possible after Completion, in each case free of any Encumbrance.

2.2	Each Seller hereby waives and shall procure the waiver of all rights of pre-emption and other restrictions on transfer (if any) over its Relevant Shares.

2.3	No party shall be obliged to complete the sale and purchase of the E&I Shares unless the sale of all the E&I Shares is completed simultaneously in accordance with this Agreement.

2.4	No party shall be obliged to complete the sale and purchase of the Powerbar Gulf Shares unless the sale of all the Powerbar Gulf Shares is completed simultaneously in accordance with this Agreement.

2.5

Prior to the Completion Date, the Buyers may, upon not less than fiveBusiness Days’ prior written notice to the Sellers, assign their respective rights and obligations, in whole or in part, under this Agreement to the Parent for the purpose of carrying out the transactions contemplated hereby, provided, however, that the Buyers shall be and remain jointly and severally liable for all obligations of the Buyers and the Parent under this Agreement and all agreements to be executed and delivered by the Buyers or the Parent pursuant hereto. The parties acknowledge and agree that no Seller shall be liable to the Buyers or Parent to the extent that such liability would not have arisen or been incurred or would have been less had the relevant transfer or assignment permitted by this Clause 2.5 not taken place.

3.	CONSIDERATION

3.1	The aggregate consideration for the purchase of the Shares shall be an amount equal to the aggregate amount of:

3.1.1	US$ 981,183,996 (the “E&I Cash Consideration Amount”); plus

3.1.2	US$ 188,816,004 (the “Powerbar Gulf Cash Consideration Amount” and together with the E&I Cash Consideration Amount, the “Cash Consideration Amount”); plus

3.1.3	US$ 528,329,844 (the “E&I Consideration Securities Amount”); plus

3.1.4	US$ 101,670,156 (the “Powerbar Gulf Consideration Securities Amount” together with the E&I Consideration Securities Amount, the “Consideration Securities Amount”); plus

3.1.5	a sum equal to the Cash; minus

3.1.6	a sum equal to the Financial Debt;

3.1.7

either (i) plus the amount by which the Working Capital exceeds the Target Working Capital or (ii) minus the amount by which the Working Capital is less than the Target Working Capital, as applicable; plus

3.1.8	a sum equal to the Earn Out Payment (if any) determined in accordance with the provisions of Schedule 10,

together the “Consideration Amount”.

3.2	The payment of the Consideration Amount shall be satisfied by the Buyers as follows:

3.2.1

an amount of the Consideration Amount equal to the Consideration Securities Amount shall be satisfied by the Parent allotting and issuing such number of Parent Securities (credited as fully paid) on Completion to the Sellers calculated as follows:

x = y / z

where:

x = the number of Parent Securities to be allotted and issued

y = the Consideration Securities Amount

z = the 60 Day VWAP,

such Parent Securities to be allocated to the Sellers in the proportions set out in the Final Seller Consideration Allocation and in accordance with Clauses 3.1.3, 3.1.4 and 8.2.2; and

3.2.2	the proportion of the Consideration Amount equal to the aggregate amount of:

(a)	the Cash Consideration Amount; plus

(b)	a sum equal to the Cash; minus

(c)	a sum equal to the Financial Debt;

(d)

either (i) plus the amount by which the Working Capital exceeds the Target Working Capital or (ii) minus the amount by which the Working Capital is less than the Target Working Capital, as applicable; minus

(e)	USD 2,250,000, being the Sellers’ contribution to the W&I Insurance Costs shall be satisfied by the Buyers in accordance with Clause 4.

3.3	The Sellers and the Buyers agree that the Consideration Amount shall be allocated as between the E&I Shares and the Powerbar Gulf Shares on the following basis:

3.3.1	E&I Shares – 83.862%; and

3.3.2	Powerbar Gulf Shares – 16.138%,

unless otherwise agreed by the Sellers and Buyers in writing.

4.	COMPLETION ACCOUNTS

4.1	Payment at Completion

At Completion the Buyers shall pay to the Sellers in accordance with Clause 8.2.2:

4.1.1	the Cash Consideration Amount; plus

4.1.2	a sum equal to the Estimated Cash; minus

4.1.3	a sum equal to the Estimated Financial Debt;

4.1.4

either (i) plus the amount by which the Estimated Working Capital exceeds the Target Working Capital or (ii) minus the amount by which the Estimated Working Capital is less than the Target Working Capital, as applicable; minus

4.1.5	USD 2,250,000, being the Sellers’ contribution to the W&I Insurance Costs,

together, the “Initial Cash Consideration”.

4.2	Preparation of Completion Accounts after Completion

Following Completion, the parties agree to comply with their respective obligations under Schedule 8.

4.3	True-up following Completion Accounts process

On the Determination Date:

4.3.1	if the amount of the Cash as shown in the Completion Accounts is:

(a)	less than the Estimated Cash, the Sellers shall pay to the Buyers an amount equal to the shortfall; or

(b)	greater than the Estimated Cash, the Buyers shall pay to the Sellers an amount equal to the excess;

4.3.2	if the amount of the Financial Debt as shown in the Completion Accounts is:

(a)	less than the Estimated Financial Debt, the Buyers shall pay to the Sellers an amount equal to the shortfall; or

(b)	greater than the Estimated Financial Debt, the Sellers shall pay to the Buyers an amount equal to the excess; and

4.3.3	if the amount of the Working Capital as shown in the Completion Accounts is:

(a)	less than the Estimated Working Capital, the Sellers shall pay to the Buyers an amount equal to the shortfall; or

(b)	greater than the Estimated Working Capital, the Buyers shall pay to the Sellers an amount equal to the excess.

4.4

Each Seller’s share of the Initial Cash Consideration shall be the proportion of such amount as specified in the Final Seller Consideration Allocation and any payments made to the Sellers under Clause 4.3 shall be allocated in the same proportions.

4.5	The parties:

4.5.1

shall net off the payments required to be made between the Sellers and the Buyers under Clause 4.3 in order to reduce, so far as practicable, the number of payments to be made between the Sellers and the Buyers, as applicable; and

4.5.2

agree that such net amount(s) shall be payable on the Determination Date by transfer of cleared funds for same day value in accordance with Clauses 24.4 and 24.5 (as applicable) and, in respect of any amounts payable by the Buyers to the Sellers, in the proportions set out against their respective names in the Final Seller Consideration Allocation.

4.6	The:

4.6.1	allotment and issuance of the Parent Securities (credited as fully paid) to the Sellers in accordance with Clauses 3.2.1 and 8.2.1;

4.6.2	payment by or on behalf of the Buyers of the Initial Cash Consideration pursuant to Clause 8.2.2; and

4.6.3	payment by or on behalf of the Buyers of any amounts referred to in Clause 4.3 pursuant to Clause 24.4 (if applicable),

shall together constitute good and absolute discharge for the Buyers of their obligations under Clauses 3.2.1, 3.2.2, 4.1 and 4.3 respectively, and the Buyers shall not be responsible for the distribution, application or allocation (or misapplication or misallocation) of any such amount by or among the Sellers.

4.7

4.7.1	From the Effective Time to Completion, the Sellers shall procure that there is no Closing Leakage in respect of the assets, liabilities, profits and losses and cashflow of each Group Company.

4.7.2	“Closing Leakage” means:

(a)

to the extent received by or on behalf of, or for the benefit of, the Seller or any Seller Relevant Connected Person, or in the case of paragraph (v) below, any advisor, employee, consultant or officer of the same:

(i)	any dividend, or distribution declared, paid or made, redemption or purchase of share capital;

(ii)	any payments made or agreed to be made otherwise than in the ordinary course of business consistent with past practice;

(iii)	any assets transferred to or encumbered or liabilities assumed, indemnified or incurred otherwise than in the ordinary course of business and on an arm’s length basis;

(iv)	the waiver or agreement to waive any amount owed; and

(v)

any Transaction Costs or other payments made or agreed to be made in respect of any fees, costs or bonuses in connection with the transactions contemplated by any Transaction Document to any advisor, employee, consultant or officer of any person; and

(b)	any agreement conditionally or otherwise, to do any of the foregoing in (a) above; and

(c)

any Tax paid or payable by any Group Company only to the extent such Tax is in respect of or in consequence of any of the matters set out in (a) or (b) above, less any Tax Benefit arising as a result of such Closing Leakage, but does not include any matters specifically provided for as a liability in Financial Debt, Cash or Working Capital.

4.7.3

The Sellers shall, subject to Clauses 4.7.4 and 4.7.5 below, following Completion, pay in cash to the relevant Buyer on demand a sum equal to the amount of any Closing Leakage in breach of Clause 4.7.1, which has been notified, together with reasonable evidence thereof, to the Sellers by the Buyers (acting reasonably and in good faith) in writing.

4.7.4

The liability of the Sellers pursuant to this Clause 4.7, shall terminate on the date on which the Final Completion Accounts are agreed or determined in accordance with Schedule 8. For the avoidance of doubt, the Sellers will have no liability to pay any outstanding amounts notified to them under Clause 4.7.3 after the date on which the Final Completion Accounts are agreed or determined in accordance with Schedule 8, notwithstanding that such notification was received by the Sellers prior to such date.

4.7.5	A claim under Clause 4.7 shall be the sole remedy available to the Buyers arising from a breach of Clause 4.7.1.

5.	CONDITIONS

5.1	The obligation of the Sellers and the Buyers to complete the Transaction is subject to obtaining the Regulatory Clearances on or before the Long Stop Date (the “Conditions”).

5.2

Each Buyer (in respect of the Regulatory Clearances) shall use its best endeavours to satisfy the Conditions as soon as reasonably practicable and, in any event, no later than the Long Stop Date; provided, however, that such best endeavours shall not include the obligation to divest the activities of any Group Company, the Buyers or any member(s) of the Buyers’ Group.

5.3

Subject to the proviso in Clause 5.2, each Buyer and the Parent shall, in order to obtain the Regulatory Clearances, (i) offer to restructure any Group Company, the Buyers or any member(s) of the Buyers’ Group, (ii) give such commitments to any Regulatory Authority as may be necessary or useful to obtain the Regulatory Clearances and (iii) consent to and comply with any obligations or conditions or entering into any agreements required by any Regulatory Authority as a condition to obtaining the Regulatory Clearances in order to ensure that all of the Conditions are satisfied as soon as reasonably practicable and, in any event, by no later than the Long Stop Date.

5.4

Each Buyer and the Parent warrants to each of the Sellers as at the date of this Agreement that it has not, and no member of the Buyers’ Group has, taken any action, or entered into any agreement or arrangement which may delay, impede, or prejudice obtaining the Regulatory Clearances.

5.5

The Buyers and the Parent each undertake not to, and to procure that each member of the Buyers’ Group will not take any action (other than in the ordinary course of its business) including, making any acquisition or engaging in any transaction or arrangement whatsoever if and to the extent that such action, acquisition, transaction or arrangement would be likely to (in the sole opinion of the Buyers, acting reasonably and in good faith) jeopardise the satisfaction of any of the Regulatory Clearances prior to the Long Stop Date.

5.6	Each Buyer shall:

5.6.1

subject to Clause 5.7, make (and not withdraw without the Sellers’ consent) appropriate submissions, notifications and filings to each Regulatory Authority in connection with, or that are required to obtain the Regulatory Clearances and to satisfy the Conditions as soon as possible (to the extent not already done) and in any event no later than fifteen (15) Business Days after the date of this Agreement (unless otherwise agreed in writing by the Sellers, and provided that if a pre-filing is customary in connection with obtaining a Regulatory Clearance, such pre-filing shall be made within such deadline);

5.6.2	respond promptly to any requests for information by any Regulatory Authority in connection with the Conditions, where applicable in compliance with prescribed timeframes and deadlines;

5.6.3

promptly notify the Sellers of any material communication (whether written or oral) received from any Regulatory Authority and relating to the Conditions, including any investigation or other inquiry in connection therewith;

5.6.4

give the Sellers reasonable notice of and the opportunity for them or any of their advisers to attend all meetings and material telephone calls with any Regulatory Authority (save to the extent that a Regulatory Authority expressly requests that the Sellers should not be present or represented at all or part(s) of the meetings or telephone calls or to the extent that such meetings or telephone calls are administrative or procedural in nature);

5.6.5

to the extent reasonably practicable and permissible under applicable law, provide the Sellers with (i) copies of material written communications received from a Regulatory Authority, as well as written summaries of any material oral communications, and (ii) drafts of all submissions, notifications, filings and other material written communications (save to the extent such communications are wholly administrative or procedural in nature) intended to be sent to any Regulatory Authority at such time as will allow the Sellers a reasonable opportunity to comment thereon where practicable (any such reasonable comments to be taken into account prior to the relevant submissions, notifications, filings or other material written communications being sent to any Regulatory Authority) and provide the Sellers with final copies of all such communications (save that business secrets and other confidential material may be provided only to the Seller’s Solicitors so long as the Buyers act reasonably in identifying such material); and

5.6.6	promptly give notice to the Sellers of the satisfaction each Condition.

5.7

The Sellers undertake, to the extent reasonably practicable and permissible under applicable law, following a reasonable request from either Buyer, to provide or procure that the Group Companies provide the relevant Buyer with administrative co-operation (including, for the avoidance of doubt, attendance at meetings or on telephone calls with the relevant party or such Regulatory Authority as is reasonably required by the relevant Buyer), information and documents reasonably required for the purpose of making any submissions, filings, notifications and other communications to any such Regulatory Authority as required in respect of this Agreement to satisfy a Condition or for the purposes of submitting a briefing note to a Regulatory Authority, save that business secrets and other confidential material may be provided only to the Buyers’ Solicitors (so long as the Sellers act reasonably in identifying such material).

5.8

For the avoidance of doubt, the Buyers’ Group’s compliance with any condition, obligation or other requirement imposed or contained in any decision by any relevant Regulatory Authority or the implementation of any offer made by either Buyer to any relevant Regulatory Authority pursuant to Clause 5.3 will not result in any change to the terms and conditions (including the Consideration Amount) of this Agreement.

5.9

Each party shall bear its own costs in relation to any filings or notifications submitted pursuant to this Clause 5. For the avoidance of doubt, any and all filing or notification fees shall be for the sole account of the Buyers.

5.10

If, at any time, either Buyer becomes aware of a fact or circumstance that is likely to prevent a Condition being satisfied prior to the Long Stop Date, it shall promptly inform the Sellers of the matter in writing and keep the Sellers appraised of the status of any such matter.

5.11

If a Condition has not been satisfied on or before 23.59 p.m. on the Long Stop Date, then this Agreement shall terminate automatically in accordance with Clause 13, provided that if the parties (each acting reasonably) consider that the unsatisfied Condition(s) is reasonably likely to be satisfied no later than 10 Business Days after the Long Stop Date (the “Extended Long Stop Date”), the parties agree that the Long Stop Date shall be extended to the Extended Long Stop Date. If a Condition has not been satisfied on or before 23.59 p.m. on the Extended Long Stop Date, then this Agreement shall terminate automatically in accordance with Clause 13.

6.	PRE-COMPLETION UNDERTAKINGS

Group/Business Conduct pending Completion

6.1	The Sellers undertake to the Buyers to procure that, between the date of this Agreement and the Completion Date:

6.1.1	in the case of the E&I Sellers, each E&I Group Company, and in the case of the Powerbar Gulf Sellers, Powerbar Gulf, shall:

(a)

carry on its business in the ordinary course of business in accordance with all applicable Law and Regulation (including, for the avoidance of doubt, the payment of any Tax and the submission of any return in connection with Tax that is required to be paid or submitted on or before Completion);

(b)

as soon as reasonably practicable, give to the Buyers reasonable details of any material change in its business, financial position or assets, provided that any competitively sensitive information is shared only within the structure of a clean team or other appropriate safeguards to preserve confidentiality; and

(c)

to the extent permitted by applicable Law, allow the Buyers and any persons authorised by them, upon reasonable notice and during normal business hours, reasonable access to its books and records and premises, provided that any competitively sensitive information is shared only within the structure of a clean team or other appropriate safeguards to preserve confidentiality; together with the right (at the Buyers’ expense) to take copies of any such documents; and

6.1.2

in the case of the E&I Sellers, no E&I Group Company, and in the case of the Powerbar Gulf Sellers, Powerbar Gulf, undertakes any of the actions set out in Schedule 7 without the prior written consent of the Buyers (not to be unreasonably withheld, conditioned or delayed). If the Buyers fail to respond to a request for consent pursuant to this Clause 6.1 within five (5) Business Days of such request, the consent of the Buyers shall be deemed to have been given in relation to the relevant action or matter.

6.2	Clause 6.1 shall not operate so as to prevent or restrict any matter or action to the extent:

6.2.1	contemplated under or pursuant to, or is reasonably required in order to comply with or implement, any of the Transaction Documents; or

6.2.2

reasonably undertaken by any Group Company in an emergency or disaster situation (which for the purposes of this Agreement shall include any pandemic, including the COVID 19 pandemic) with the intention of and to the extent only of those matters strictly required with a view to minimising any adverse effect thereof on the Group Companies (and of which the Buyers will be promptly notified in writing) in each case to the extent that it is not reasonably practicable to seek and obtain the prior written consent of the Buyers to such matter or action; or

6.2.3

reasonably necessary in order to comply with: (i) any Disclosed commitment or arrangement existing as at or before the date of this Agreement; or (ii) any law or regulation in force from time to time; or

6.2.4	undertaken by, on behalf of, at the written request or direction or with the written consent of, the Buyers; or

6.2.5	otherwise agreed to by the Buyers in writing from time to time.

6.3

Prior to Completion, the Sellers shall provide the Buyers with access to Senior Management for the purpose of (i) discussing any material changes to the E&I Group business, its financial position or its assets, and (ii) discussing and preparing for the stock count to be undertaken following Completion in accordance with paragraph 4.2.11 of Schedule 8, provided that:

6.3.1	the Buyers shall not be entitled to more than one meeting (which may be via telephone) with Senior Management each week; and

6.3.2

the extent to which the Sellers share information pursuant to this Clause 6.3 shall be subject to applicable laws and regulations, including the use of a clean team or other appropriate safeguards to preserve confidentiality.

6.4

The Parent undertakes to the Sellers to carry on its business in the ordinary course of business in accordance with all applicable Law and Regulation (including for the avoidance of doubt, the payment of any Tax and the submission of any return in connection with Tax that is required to be paid or submitted on or before Completion) and not to take any of the actions set out in Part B of Schedule 7 between the date of this Agreement and the Completion Date, without the prior written consent of the Sellers (not to be unreasonably withheld, conditioned or delayed). If the Sellers fail to respond to a request for consent pursuant to this Clause 6.3 within five (5) Business Days of such request, the consent of the Sellers shall be deemed to have been given in relation to the relevant action or matter.

6.5	Clause 6.4 shall not operate so as to prevent or restrict any matter or action:

6.5.1	contemplated under or pursuant to, or is reasonably required in order to comply with or implement, any of the Transaction Documents; or

6.5.2

reasonably undertaken by any Buyer in an emergency or disaster situation (which for the purposes of this Agreement shall include any pandemic, including the COVID 19 pandemic) with the intention of and to the extent only of those matters strictly required with a view to minimising any adverse effect thereof (and of which the Sellers will be promptly notified in writing) in each case if it is not reasonably practicable to obtain the prior written consent of the Sellers; or

6.5.3	reasonably necessary in order to comply with: (i) any commitment or arrangement existing as at or before the date of this Agreement; or (ii) any law or regulation in force from time to time; or

6.5.4	undertaken by, on behalf of, at the written request or direction or with the written consent of, the Sellers; or

6.5.5	otherwise agreed to by the Sellers in writing from time to time.

6.6

The Parent undertakes to the Sellers that, between the date of this Agreement and the Completion Date, it shall reasonably and promptly consult and update the Sellers concerning any material strategic developments of the Parent, subject to the requirements of any applicable law or regulation (including the rules of any applicable exchange, including the NYSE).

6.7

The Sellers undertake to the Parent that, between the date of this Agreement and the Completion Date they shall perform all required closing procedures for the nine month period ending 30 September 2021 for each E&I Group Company and Powerbar Gulf, including preparing interim consolidated financial statements for such period and retaining Kreston Menon or other independent auditors for such entities to review such financial statements in accordance with United States non-public company review standards as issued by the American Institute of Certified Public Accountants (AICPA).

6.8

If any of the CoC Contracts require the consent, approval or waiver from a counterparty thereto as a direct result of the Transaction (“Consents”), the Sellers shall use their reasonable endeavours to procure that such Consents are obtained by a member of the Group prior to Completion, and the parties shall co-operate in good faith with each other for such purpose, including the entering into of any documentation in connection with such Consents and the convening of meetings between the parties and the relevant counterparty (where, in the sole opinion of the Sellers, acting reasonably, such meetings are necessary for the purposes of obtaining such Consents) to discuss the required Consents, provided that:

6.8.1

the parties acknowledge and agree that none of them nor any of their Relevant Connected Persons (including any directors, officers or employees) shall be required to make any payment, incentive or inducement to or incur any liability towards any person for the purposes of obtaining such Consents; and

6.8.2	the terms of any such CoC Contracts to which any such Consent relates shall not be on terms any less favourable, in all material respects, to the Group as a result of such Consents being obtained, in each case save that the Buyers may propose and the Sellers shall support any such payment, incentive or inducement by the Group or Buyers, or any entry into by the Group of terms less favourable, in all material respects, to the Group, in each case where such action is (a) acceptable to the Buyers in their sole discretion, and (b) conditional on, and would not otherwise be incurred, become payable or otherwise be effective but for the occurrence of, and only following, Completion.

Notwithstanding the above, the failure of the Sellers or any Group Company to obtain, or procure the obtaining of, any such Consents prior to Completion shall not give the Buyers any rights to delay Completion of or terminate this Agreement.

6.9

The Sellers shall use their reasonable endeavours to procure that E&I Engineering Limited    shall, as soon as reasonably practicable following the date of this Agreement and in any case not later than Completion, send a written notice to its respective counterparties under the Master Purchasing Agreement at Data Room document 1.6.7.1.4 and the Direct and Indirect Framework Agreement at Data Room document 1.6.73, in each case in accordance with the terms of such agreement and otherwise on terms and in a format as approved by the Buyers (acting reasonably and in good faith), notifying them of the change of control resulting from the Transaction.

6.10	The Sellers shall use all reasonable endeavours to procure that each:

6.10.1	E&I Group Company shall, prior to the Completion Date, extract Cash from each E&I Group Company; and

6.10.2	Powerbar Gulf shall, prior to the Completion Date, extract Cash from Powerbar Gulf,

in each case such that the total aggregate amount of Cash (excluding any amounts under paragraph 1.1(b) of Schedule 8) as at the Effective Time shall not exceed the Maximum Cash Amount.

6.11

The Sellers shall procure that any extraction of Cash pursuant to Clause 6.10 shall be effected by dividends and/or returns of capital, and no intercompany or shareholder loans shall be created or the balance of any existing loans increased.

6.12

The Sellers shall use reasonable endeavours to procure that each of the Individual Sellers and their respective employing Group Company shall, and the Buyers shall, in the period between the date of this Agreement and Completion, each negotiate (acting reasonably and in good faith) the terms of new employment agreements to be entered into by each of the Individual Sellers and their respective employing Group Company respectively on Completion, which terms shall, only to the extent the relevant employee has also been provided the opportunity to participate in the Stock Incentive Plan, include restrictive covenants on substantially the terms set out in Clause 15.1, save that the term of such covenants shall in each case be from execution of the applicable employment agreement until the date that is 12 months following the relevant employee’s cessation of employment.

Completion Schedules

6.13

Not less than seven (7) Business Days prior to the Scheduled Completion Date, the Sellers’ Representative shall provide the Buyers with a draft of the Completion Schedule, and the Sellers shall take into account, acting in good faith, any reasonable comments or amendments from the Buyers on such draft Completion Schedule prior to the submission of the final Completion Schedule in accordance with Clause 6.14 below.

6.14	Not less than five (5) Business Days prior to the Scheduled Completion Date, the Sellers’ Representative shall provide the Buyers with the Completion Schedule.

6.15

If Completion is deferred beyond the Scheduled Completion Date in accordance with the terms of this Agreement and a Completion Schedule has been delivered to the Buyers prior to such deferral occurring, the Sellers’ Representative shall be entitled to deliver a revised Completion Schedule to the Buyers no later than five (5) Business Days prior to the Revised Completion Date and the Completion Schedule previously submitted shall cease to apply or be relevant for all purposes.

Financing Arrangements and Cooperation

6.16	Each Buyer and the Parent undertake to the Sellers to:

6.16.1

(i) use commercially reasonable efforts to maintain in full force and effect, and (ii) not to amend, restate or otherwise modify or waive any provision of, the Buyers’ Financing Arrangements where such amendment, restatement, modification or waiver would (when considered together with any other actions taken or reasonably expected to be taken by the Buyers or Parent in respect of Buyers’ Financing Arrangements or the availability of cash on hand):

(a)

impose new or additional conditions to, or expand any of the conditions to, availability under the Buyers’ Financing Arrangements in a manner that would reasonably be expected to impede or prevent the Buyers or Parent being able to pay the Initial Cash Consideration as contemplated under the Transaction Documents; and/or

(b)

reduce the aggregate principal amount of the commitments under (or otherwise reduce immediate availability under) the Buyers’ Financing Arrangements below amounts reasonably expected by the Buyers or Parent to be drawn thereunder on Completion in order to pay the Initial Cash Consideration to the Sellers on Completion pursuant to the Transaction Documents unless the Buyers and/or Parent have (or reasonably expect to have, pursuant to alternative debt or equity financing commitments or otherwise) at Completion a sufficient amount of immediate availability under the Buyers’ Financing Arrangements and available cash on hand to pay the Initial Cash Consideration to the Sellers pursuant to the Transaction Documents; and/or

(c)	have a material adverse effect on the Buyers’ or Parent’s ability to pay the Initial Cash Consideration on the Completion Date under the Transaction Documents;

6.16.2

ensure that other than as expressly set forth in the Buyer’s Financing Arrangements, there are no conditions precedent relating to the drawing of such amounts as are reasonably expected by the Buyers or Parent to be drawn thereunder to pay the Initial Cash Consideration on the Completion Date under the Transaction Documents; and

6.16.3

maintain, in one or more bank accounts of the Parent, sufficient cash or cash equivalents (when taken together with the aggregate principal amount reasonably expected by the Buyers or Parent to be available under the Buyers’ Financing Arrangement at or prior to Completion) in immediately available funds to the extent such funds are reasonably expected by the Buyers or Parent to be used to pay the Initial Cash Consideration on the Completion Date under the Transaction Documents.

6.17

Each Buyer and the Parent further undertake to the Sellers that it shall take all action necessary to draw such amounts as it requires (as provided by any Buyers’ Financing Arrangements, or otherwise) sufficient for the Buyers to meet their respective obligations (including payment obligations) under the Transaction Documents as at or prior to Completion.

6.18	Provided that nothing shall require such cooperation to the extent it would, or would be reasonably likely to:

6.18.1	interfere unreasonably with the business or operations of any Group Company;

6.18.2

require a Group Company to take any action that will (a) conflict with or violate any such Group Company’s constitutional documents or any applicable law, regulation or any requirement or request of an applicable regulatory authority or any obligation of confidentiality from a third party (not created in contemplation hereof) binding any Group Company; (b) require providing access to or disclosing information that would jeopardize any attorney-client privilege of any Group Company; (c) cause any representation or warranty in this Agreement to be breached by any Group Company; (d) require its officers or directors to execute any agreement, certificate, document or instrument that would be effective prior to Completion (except as explicitly provided in this Clause 6.18; (e) require its legal counsel to provide any legal opinions; or (f) require any Group Company to prepare any projections; or

6.18.3

require any Group Company or any of its respective officers, directors, employees or professional advisers to bear any liability (including any contingent liability), out of pocket cost or expense, pay any fee or provide any indemnity, in each case other than as contemplated by the Registration Rights Agreement, and provided, further, that all non-public information regarding any Group Company or any Seller obtained by the Buyers or their respective employees, professional advisers, agents or representatives, pursuant to this Clause 6.18, shall be kept confidential in accordance with the Confidentiality Agreement (other than withrespect to any announcements with respect to the Transactions or to any offeringdocumentation with respect to any of the Buyers’ Financing Arrangements), from the date of this Agreement until the Completion Date, the Sellers will procure that each Group Company and any of their and their respective directors, officers, employees, managers, consultants, accountants or other agents or representatives, will provide to the Buyers, at the Buyers’ sole expense, such reasonable information and cooperation requested by the Buyers in connection with the arrangement of debt financing for the purposes of the Transaction, or as otherwise reasonably required by the Buyers’ Financing Sources including, without limitation, (a) causing senior management of the Group, with appropriate seniority and expertise, to assist in preparation and participate in a reasonable number of meetings (including customary one-on-one meetings with the Buyers’ Financing Sources), presentations, road shows, sessions with rating agencies, due diligence sessions, drafting sessions and sessions between senior management and the Buyers’ Financing Sources in connection with the Buyers’ Financing Arrangements); (b) (A) providing assistance with the preparation of materials for rating agency presentations, bank information memoranda, syndication memoranda, lender presentations and other customary marketing materials required in connection with the Buyers’ Financing Arrangements and (B) providing customary authorisation letters with respect to the Group authorising the distribution of information to prospective lenders and investors (including customary 10b-5 and material non-public information representations); (c) (A) assisting in the preparation, execution and delivery of definitive financing documents, including any credit agreement, indentures, notes, guarantee and collateral documents, pledge and security documents, customary closing certificates and documents and back-up therefor and for legal opinions in connection with the Buyers’ Financing Arrangements and other customary documents as may reasonably be requested by the Buyers’ Financing Sources and (B) facilitating the pledging of, granting of security interests in and obtaining perfection of any liens on collateral in connection with the Buyers’ Financing Arrangements, but in no event shall any of the items described in the foregoing (A) and (B) be effective until as of or after the Completion Date; (d) taking all corporate, limited liability company, partnership or other similar organisational actions reasonably requested by Buyers or any Buyers’ Financing Sources to permit the consummation of the Buyers’ Financing Arrangements, provided that no such actions shall be required to be effective prior to the Completion Date; and (e) providing other reasonable information, assistance, access (including to documents and records held by or on behalf of any Group Company at reasonable times and on reasonable notice) and/or other cooperation in connection with the Buyers’ Financing Arrangements, including, without limitation, in relation to “know your customer” and anti-money laundering rules and regulations in relation to such financing arrangements and facilitating reliance letters in respect of any relevant due diligence reports.

6.19

Each Group Company and any of their respective representatives shall be indemnified and held harmless by the Buyers from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Buyer’s Financing Arrangements to the fullest extent permitted by Law and with appropriate contribution to the extent such indemnification is not available, other than to the extent resulting (i) from the gross negligence, bad faith, wilful misconduct, or material breach of the obligations under Clause 6.18 of this Agreement by any Group Company or (ii) with respect to any material misstatement or omission in information provided in writing by any Group Company for use in connection with the Buyer’s Financing Arrangements.

6.20

If any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation, or anti-takeover or other provision in the constitutional documents of any party, that would prohibit, impede, prejudice, delay, or otherwise adversely affect the ability of the parties to consummate the Transaction, is or may become applicable to this Agreement or the Transaction, the applicable parties shall use their commercially reasonable endeavours to take all such actions as are necessary so that the Transaction may be consummated on the terms contemplated hereby.

7.	POWERBAR GULF SHARES

7.1

As soon as is reasonably practicable following the date of this Agreement (and, in any event, before the date on which the last of the Conditions is satisfied or waived) and to the extent they have not already done so:

7.1.1

the Sellers’ Representative and the US Buyer shall cooperate and work with each other, the Notary, the DED and RAKEZ in good faith to apply for and obtain confirmation from the Notary, the DED and RAKEZ (as applicable) as to any and all documents and forms that are required by: (i) the Notary, the DED and/or RAKEZ or otherwise necessary in order to enable the Notary to notarise the UAE Share Transfer Agreement, the UAE MOA Amendment Agreement, the RAKEZ Shareholders’ Resolution and the UAE GM Replacement Resolution; (ii) the DED to complete the DED Commercial Registration; and (iii) RAKEZ to complete the RAKEZ Commercial Registration;

7.1.2	each Powerbar Gulf Seller shall (to the extent applicable):

(a)

prepare and sign all powers of attorney, board resolutions, shareholder resolutions, certificates of incorporation, articles of association and other supporting documents which are required by: (i) the DED, RAKEZ or the Notary, or which are otherwise necessary, in respect of such Powerbar Gulf Seller to enable the Notary to notarise the UAE Share Transfer Agreement, the UAE MOA Amendment Agreement, the RAKEZ Shareholders’ Resolution and the UAE GM Replacement Resolution; (ii) the DED to complete the DED Commercial Registration; or (iii) RAKEZ to complete the RAKEZ Commercial Registration; and

(b)

ensure that each of the documents referred to in Clause 7.1.2(a) is duly initialled, executed, notarised, legalised, attested and translated into Arabic in such manner as may be required by the relevant authorities; and

7.1.3	the US Buyer (and/or the Parent, to the extent the Parent is to acquire any Powerbar Gulf Shares in accordance with this Agreement) shall (to the extent applicable):

(a)

prepare and sign all powers of attorney, board resolutions, shareholder resolutions, certificates of incorporation, articles of association, certificates of good standing, certificates of incumbency, trade register extracts, ultimate beneficial owner declarations and other supporting documents which are required by: (i) the DED, RAKEZ or the Notary, or which are otherwise necessary, in respect of the US Buyer (and/or, if applicable, the Parent) to enable the Notary to notarise the UAE Share Transfer Agreement, the UAE MOA Amendment Agreement, the RAKEZ Shareholders’ Resolution and the UAE GM Replacement Resolution; (ii) the DED to complete the DED Commercial Registration; or (iii) RAKEZ to complete the RAKEZ Commercial Registration;

(b)

ensure that each of the documents referred to in Clause 7.1.3(a) is duly initialled, executed, notarised, legalised, attested and translated into Arabic in such manner as may be required by the relevant authorities;

(c)	complete and sign RAKEZ’s undertaking letter for credentials form, in the form prescribed by RAKEZ; and

(d)

obtain such security clearances in respect of the US Buyer (and/or, if applicable, the Parent) as are required by the DED or RAKEZ to complete the DED Commercial Registration or the RAKEZ Commercial Registration.

7.2

Unless this Agreement is previously terminated in accordance with its terms, as soon as is reasonably practicable following the date on which the last of the Conditions is satisfied (and in any event within two Business Days of such date):

7.2.1

if requested by the Sellers’ Representative, the US Buyer (and/or, if applicable, the Parent) shall deliver to a person nominated by the Sellers’ Representative all of those documents referred to in Clause 7.1.3;

7.2.2

to the extent required, each Powerbar Gulf Seller and the US Buyer (and/or, if applicable, the Parent) shall submit online via the RAKEZ’s online portal an application to RAKEZ for the approval of, or a no objection in respect of (i) the transfer and registration of the Powerbar Gulf Shares in the name of the US Buyer (and/or, if applicable, the Parent); and (ii) the replacement of such directors and general manager as the US Buyer may nominate in writing; and (iii) and the notarisation of the UAE Share Transfer Agreement and, if permitted by RAKEZ at such time, the UAE MOA Amendment Agreement, together with all supporting documentation required by RAKEZ, including:

(a)

the UAE Share Transfer Agreement, duly initialled and executed by them in the presence of duly authorised RAKEZ representatives (or, if permitted, via a video conference with such RAKEZ representatives) and stamped by a certified translator (but left undated);

(b)

if its notarisation is permitted by RAKEZ at such time, the UAE MOA Amendment Agreement, duly initialled and executed by the US Buyer (and/or, if applicable, the Parent) in the presence of duly authorised RAKEZ representatives (or, if permitted, via a video conference with such RAKEZ representatives) and stamped by a certified translator (but left undated);

(c)

the RAKEZ Shareholders’ Resolution, duly executed by the Powerbar Gulf Sellers in the presence of duly authorised RAKEZ representatives (or, if permitted, via a video conference with such RAKEZ representatives);

(d)

the UAE GM Replacement Resolution, duly executed by the Powerbar Gulf Sellers (or, if required, the directors of Powerbar Gulf) in the presence of duly authorised RAKEZ representatives (or, if permitted, via a video conference with such RAKEZ representatives);

(e)

the relevant powers of attorney (duly executed, notarised, legalised, attested and translated into Arabic in such manner as may be required by the relevant authorities), authorising the relevant individuals to sign the relevant application form(s), the UAE Share Transfer Agreement, the UAE MOA Amendment Agreement (if applicable), the RAKEZ Shareholders’ Resolution and the UAE GM Replacement Resolution on behalf of the signatories to such documents;

(f)

the relevant board resolutions and shareholder resolutions approving the transfer of the Powerbar Gulf Shares to the US Buyer (and/or, if applicable, the Parent) and the entrance into the UAE Share Transfer Agreement, the UAE MOA Amendment Agreement (if applicable), the RAKEZ Shareholders’ Resolution and the UAE GM Replacement Resolution (duly executed, notarised, legalised, attested and translated into Arabic in such manner as may be required by the relevant authorities);

(g)

copies of the passports and Emirates ID cards (where applicable) of (i) the signatories to the relevant application form(s) and the UAE Share Transfer Agreement and the UAE MOA Amendment Agreement (if applicable) and (ii) any incoming directors and general manager as may be nominated by the US Buyer;

(h)

in respect of the US Buyer (and/or, if applicable, the Parent): (i) copies of its certificate of incorporation, certificate of good standing, certificate of incumbence, trade register extracts, ultimate beneficial owner declarations and articles of association (duly notarised, legalised, attested and translated into Arabic in such manner as may be required by the relevant authorities); (ii) its duly executed undertaking letter for credentials form, in the form prescribed by RAKEZ; and (iii) the security clearances obtained by it, as required by RAKEZ or the DED to complete the RAKEZ Commercial Registration or the DED Commercial Registration;

(i)	in respect of Powerbar Gulf, its original industrial licences; and

(j)

any and all other documents and forms which are required by RAKEZ or the DED, or which are otherwise necessary, to enable RAKEZ to complete the RAKEZ Commercial Registration or the DED to complete the DED Commercial Registration,

(together, the “RAKEZ Application”);

7.2.3

to the extent required, each Powerbar Gulf Seller and the US Buyer (and/or, if applicable, the Parent) shall sign in Arabic and English (and in such form or forms as the DED may require), or submit online via the DED’s online portal, an application to the DED for the approval of, or a no objection in respect of, the transfer and registration of the Powerbar Gulf Shares in the name of the US Buyer (and/or, if applicable, the Parent) and the notarisation of the UAE Share Transfer Agreement and, if permitted by the DED at such time, the UAE MOA Amendment Agreement, together with all supporting documentation required by the DED, which may include some or all of the documents provided to RAKEZ as part of the RAKEZ Application (together, the “DED Application”); and

7.2.4	the US Buyer or the Parent shall pay any and all fees charged by: (i) RAKEZ in relation to the RAKEZ Application; and (ii) the DED in relation to the DED Application.

7.3

Once the RAKEZ Application and the DED Application have been made, the Powerbar Gulf Sellers, the US Buyer and, if applicable, the Parent shall cooperate with each other RAKEZ and, if required, the DED to ensure that any and all advertisements that need to be published in respect of the transfer of the Powerbar Gulf Shares to the US Buyer (and/or, if applicable, the Parent) are published (in such form or forms as RAKEZ or the DED may require) in the relevant gazettes and/or daily newspapers as soon as possible.

7.4

As soon as reasonably practicable following (and in any event within two Business Days of) the earlier of: (i) receipt by the Sellers’ Representative of evidence of the grant of an approval or no objection by RAKEZ or the DED in respect of the transfer of the Powerbar Gulf Shares to the US Buyer (and/or, if applicable, the Parent) and the notarisation of the UAE Share Transfer Agreement and (if applicable) the UAE MOA Amendment Agreement; and (ii) the expiry of the advertisement prescribed under applicable law or otherwise by RAKEZ or the DED in relation to the transfer of the Powerbar Gulf Shares to the US Buyer (and/or, if applicable, the Parent) (and provided each party has complied with its respective obligations under Clause 8.2 and this Agreement has not been terminated in accordance with its terms), each of the Powerbar Gulf Sellers and the US Buyer (and/or, if applicable, the Parent) shall:

7.4.1

execute and date (or procure that their respective duly authorised attorney executes and dates) the UAE Share Transfer Agreement and (in respect of the US Buyer and/or, if applicable, the Parent only and if the Notary, RAKEZ and the DED permit the same to be executed and dated at such time) the UAE MOA Amendment Agreement and (in respect of the Powerbar Gulf Sellers only) the RAKEZ Shareholders’ Resolution and the UAE GM Replacement Resolution in the presence of the Notary or, if permitted, via a video conference with the Notary (the “Notary Signing”); and

7.4.2

submit to the Notary the documents required by the Notary to notarise the UAE Share Transfer Agreement and (if applicable) the UAE MOA Amendment Agreement, the RAKEZ Shareholders’ Resolution and the UAE GM Replacement Resolution (which may include some or all of those documents referred to in Clause 7.2.2 or Clause 7.2.3).

7.5	As soon as reasonably practicable after (and, if possible, on the same day as) the Notary Signing:

7.5.1

the Powerbar Gulf Sellers and, to the extent required, the US Buyer and/or, if applicable, the Parent shall execute, submit or file (as applicable) such application(s) (the “Final RAKEZ Application”), in Arabic and English, to RAKEZ (in such form or forms, and together with such supporting documents, as RAKEZ may require) for the completion of the RAKEZ Commercial Registration;

7.5.2

to the extent required, the Powerbar Gulf Sellers and the US Buyer (and/or, if applicable, the Parent) shall execute, submit or file (as applicable) such application(s) (the “Final DED Application”), in Arabic and English, to the DED (in such form or forms, and together with such supporting documents, as the DED may require) for the completion of the DED Commercial Registration; and

7.5.3	the US Buyer or the Parent shall pay any and all fees charged by: (i) RAKEZ in relation to the Final RAKEZ Application; and (ii) the DED in relation to the Final DED Application.

7.6

As soon as reasonably practical following the date on which both the RAKEZ Commercial Registration and the DED Commercial Registration become effective, the Sellers’ Representative shall procure that the following documents are delivered to the US Buyer in evidence of the same:

7.6.1	the amended industrial licence of Powerbar Gulf issued by RAKEZ in connection with the transfer of the Powerbar Gulf Shares to the US Buyer (and/or, if applicable, the Parent) is collected from RAKEZ;

7.6.2

the amended industrial licence of Powerbar Gulf issued by the DED listing the US Buyer (and/or, if applicable, the Parent) as the sole shareholder(s) (or partner(s)) of Powerbar Gulf is collected from the DED;

7.6.3	the duly executed and notarised UAE Share Transfer Agreement, the UAE MOA Amendment Agreement and the UAE GM Replacement Resolution;

7.6.4

an incumbency certificate issued by RAKEZ confirming: (i) the US Buyer (and/or, if applicable, the Parent) as the sole shareholder(s) of Powerbar Gulf; and (ii) the replacement of the current directors and general manager of Powerbar Gulf with such directors and general manager as may be nominated in writing by the US Buyer in its discretion (it being agreed that the US Buyer shall provide the Powerbar Gulf Sellers with such assistance as may be reasonably required by them in connection with procuring such incumbency certificate);

7.6.5	a share certificate issued to the US Buyer (and/or, if applicable, the Parent); and

7.6.6	a copy of the updated register of shareholders and register of officers of Powerbar Gulf,

(the “Commercial Registration Documents”).

The original Commercial Registration Documents shall be delivered to the US Buyer: (i) on the date of Completion to the extent that such documents have been issued by the relevant authorities prior to that date; or (ii) within 2 (two) Business Days following the date on which such documents are issued by the relevant authorities in all other cases.

7.7

If, for any reason: (i) the RAKEZ Commercial Registration and/or the DED Commercial Registration become(s) effective; (ii) Completion does not occur in accordance with the relevant provisions of this Agreement; and (iii) this Agreement is terminated by either party pursuant to Clause 8.3, then the parties shall take all measures necessary to transfer all of the Powerbar Gulf Shares held by the US Buyer and/or the Parent to the Powerbar Gulf Sellers as soon as is practically possible following the termination of this Agreement.

7.8	For the avoidance of any doubt:

7.8.1

until the occurrence of Completion: (i) Powerbar Gulf and its business shall continue to be under the full and absolute control of the Powerbar Gulf Sellers, who shall be free to direct the operation, business and performance of Powerbar Gulf as they deem necessary (subject to the other provisions of this Agreement); and (ii) neither the US Buyer nor the Parent shall hold itself out, or represent itself, to be the owner of Powerbar Gulf or any of the Powerbar Gulf Shares;

7.8.2

with effect from Completion (and provided the US Buyer and, if applicable, the Parent has complied with each of its obligations under this Clause 7 and Clause 8.2), the Powerbar Gulf Sellers shall: (i) hold the Powerbar Gulf Shares, and all rights attaching to them, for the benefit of the US Buyer (and/or the Parent, as applicable); (ii) ensure that no Encumbrance is created, and no rights are exercised, in respect of the Powerbar Gulf Shares without the prior approval or direction of the US Buyer; and (iii) not take any actions to amend any constitutional document or agreement relating to Powerbar Gulf, unless such action is approved or directed by the US Buyer or required by applicable law;

7.8.3

any and all risks, responsibilities, liabilities and Losses relating to the ownership of the Powerbar Gulf Shares will pass to, and become risks, responsibilities, liabilities and Losses of, the US Buyer (and/or the Parent, as applicable) with effect from Completion, regardless of whether the Powerbar Gulf Shares have been registered in the name of the US Buyer (and/or the Parent, as applicable) at that point in time. Accordingly (and without prejudice to any rights or claims that the US Buyer may have against any Powerbar Gulf Seller under, pursuant to or for breach of this Agreement), in the event that the RAKEZ Commercial Registration and the DED Commercial Registration have not occurred at or prior to Completion, the US Buyer shall indemnify each Powerbar Gulf Seller and hold each Powerbar Gulf Seller harmless from and in respect of any and all Losses suffered or incurred by a Powerbar Gulf Seller in the period between

Completion and the date on which the RAKEZ Commercial Registration and the DED Commercial Registration become effective as a result of such Powerbar Gulf Seller being the holder of any Powerbar Gulf Shares (or complying with its obligations under Clause 7.8.2) during such period; and

7.8.4

following and with effect from delivery to the US Buyer of the powers of attorney to be executed by the respective Powerbar Gulf Sellers in accordance with paragraph 1.2.3 of Schedule 4, each Powerbar Seller undertakes to procure that their respective powers of attorney are not revoked prior to the delivery of the Commercial Registration Documents to the US Buyer.

8.	COMPLETION

8.1

Completion shall take place at the offices of the Sellers’ Solicitors, or such other location (including a virtual location) as agreed between the Sellers’ Representative and the Buyers, on the Scheduled Completion Date or such other date agreed in writing between the Sellers’ Representative and the Buyers.

8.2	At Completion:

8.2.1

the Parent shall allot and issue the Parent Securities to the Sellers in accordance with Clause 3.2.1 and in the amounts set out opposite their respective names in the Final Seller Consideration Allocation;

8.2.2

subject to Clause 8.2.3, the Buyers shall pay or procure the payment to the Sellers’ Nominated Accounts as set out in the Completion Schedule an amount in cash equal to the Initial Cash Consideration by transfer of cleared funds for same day value in accordance with Clause 24.4 and in the amounts set out opposite their respective names in the Final Seller Consideration Allocation;

8.2.3

in respect of any Individual Seller for which there are any Employee Shareholder Tax Liabilities that, as determined in accordance with Clauses 8.4 to 8.12, would be payable in respect of the conversion, sale or transfer of their Shares, the Buyers shall pay or procure the payment of such Individual Seller’s entitlement to the Initial Cash Consideration to the account of their applicable Group Company employer to enable deduction of PAYE and National Insurance Contributions withholding liabilities and any other employee payroll taxes arising from the conversion, sale or transfer of their Shares, by transfer of cleared funds for same day value in accordance with Clause 24.4; and

8.2.4	each Seller, the Parent and the Buyers shall otherwise each do all those other things respectively required of them in Schedule 4.

8.3

The Sellers and Buyers agree that, for the purposes of Clause 8.2.2, the payment of the required amount to the Individual Seller’s employer shall constitute proper discharge by the Buyers of their obligation to otherwise pay that amount to the relevant Individual Seller directly and the Buyers undertake to procure that, following Completion, the relevant employer shall make all related deductions and payments to the relevant Tax Authority by the due date for payment on account of any Employee Shareholder Tax Liabilities arising or to be accounted for in respect of such payment.

8.4

The Sellers and the Buyers agree that in calculating the amount of Employee Shareholder Tax Liabilities that would be payable in respect of the conversion, sale or transfer of their Shares, (i) no account shall be taken of any adjustment to the Consideration Amount pursuant to Clause 4.3 and, (ii) it shall be assumed that each Individual Seller received its allocation of the net present value of the maximum Earn Out Payment as if it was paid to such Individual Seller in full on Completion.

8.5

As soon as reasonably practicable following signing, and in any event within 20 Business Days thereof, the Sellers’ Representative shall provide to the Buyers its draft analysis (with supporting evidence) as to (i) whether any Employee Shareholder Tax Liabilities are due in respect of any Individual Seller on or arising as a result of Completion (including as a result of any conversion of Shares in anticipation thereof), and (ii) the principles on which such Employee Shareholder Tax Liabilities shall be calculated at Completion (together, the “Tax Analysis”). Following receipt of such information, the Buyers shall (acting reasonably and in good faith and taking into account the information provided by the Sellers’ Representative) consult with the Sellers’ Representative regarding its determination as to whether any Employee Shareholder Tax Liabilities are due and how such liabilities shall be calculated in respect of any Individual Seller.

8.6

Within the 10 Business Day period beginning on the day after the Sellers’ Representative provides its draft Tax Analysis to the Buyers under Clause 8.5 (the expiry of this period being the “Tax Analysis Response Date”), the Buyers may either:

8.6.1	confirm that they agree with the draft Tax Analysis; or

8.6.2

dispute the correctness of the draft Tax Analysis by issuing a notice (“Tax Analysis Dispute Notice”) to the Sellers’ Representative setting out in reasonable detail the items, amounts and basis of the dispute (“Disputed Tax Items”) and the proposed amendments to the draft Tax Analysis that are required to resolve the Disputed Tax Items.

8.7

If the Buyers accept the draft Tax Analysis, or neither accept the draft Tax Analysis nor issue a Tax Analysis Dispute Notice by the Tax Analysis Response Date, then the draft Tax Analysis delivered under Clause 8.5 will be taken to comprise the final Tax Analysis and such Tax Analysis will be final and binding on the parties for the purposes of Clauses 8.2.3 and 8.3 except in the case of fraud or manifest error.

8.8

If the Buyers issue a Tax Analysis Dispute Notice, either the Buyers or the Sellers’ Representative may by notice to the other refer the outstanding and unresolved matters in dispute (“Unresolved Disputed Tax Items”) to a jointly appointed independent firm of tax experts of international repute for determination (“Tax Expert”), provided that if the Buyers and the Sellers’ Representative cannot agree the identity of such Tax Expert, such Tax Expert shall be appointed by the President for the time being of the Institute of Chartered Accountants of England and Wales under the President’s Nomination Scheme on the joint application of the Buyers and the Sellers’ Representative.

8.9	The Tax Expert shall be directed by the Buyers and the Sellers’ Representative to settle any Unresolved Disputed Tax Items by:

8.9.1	having regard to any written submissions made to the Tax Expert by the Buyers or its representatives, and the Sellers or its representatives within the timeframes specified by the Tax Expert;

8.9.2	making any enquiries or inspections which the Tax Expert considers in its absolute discretion to be necessary or desirable; and

8.9.3	providing a written report setting out its determination on the Employee Shareholder Tax Liabilities.

8.10

The Sellers shall procure that all records, working papers and other information within the possession of the Sellers or under the control of the Group as may be required by (i) the Buyers for the purposes of reviewing the draft Tax Analysis or resolving any Disputed Tax Items or Unresolved Disputed Tax Items, or (ii) the Tax Expert for the purposes of settling any Unresolved Disputed Tax Items, are made available upon the request of the Buyers or the Tax Expert (as applicable).

8.11	In making its determination the Tax Expert will act as an expert and not as an arbitrator.

8.12

The determination of the Tax Expert as to the Unresolved Disputed Tax Items and the determination of the Employee Shareholder Tax Liabilities will be final and binding on the parties for the purposes of determining any amounts payable in respect of Employee Shareholder Tax Liabilities pursuant to Clause 8.2.3 and 8.3, except in the case of fraud or manifest error, in which case the relevant part of the determination will be void and the matter must be remitted to the Tax Expert for correction.

8.13

The parties agree that, in the event the Tax Expert has not made its determination on the Unresolved Dispute Tax Items and the Employee Shareholder Tax Liabilities by the date that is 7 Business Days prior to Scheduled Completion Date, the parties shall defer Completion until the first Business Day of the month following the month in which the Tax Expert has made its determination (which may not, for the avoidance of doubt, be the month immediately following the Scheduled Completion Date), in which event the provisions of this Clause 8 shall apply to such deferred date of Completion (which shall then for all purposes and notwithstanding any other provision of this Agreement be deemed to be the Scheduled Completion Date).

8.14

If, on or before the Completion Date, any Seller fails to perform or procure the performance of any of its Key Seller Completion Obligations or the Buyers or the Parent fails to perform or procure the performance of any of the Key Buyers/Parent Completion Obligations then the Sellers’ Representative (in the case of a default by the Buyers or the Parent) or the Buyers (in the case of a default by any Seller) (the “Non-Defaulting Party”) may in their absolute discretion, by written notice to the other party (the “Defaulting Party”) or its duly authorised representative (if any):

8.14.1

without prejudice to its rights under this Agreement, proceed to Completion on that date, to the extent that the Non-Defaulting Party is ready, willing and able to do so, and specify a later date by which the Defaulting Party shall be obliged to complete its relevant outstanding Completion Obligations;

8.14.2

elect to defer Completion to a date not less than ten or more than 31 calendar days following the existing Scheduled Completion Date, in which event the provisions of this Clause 8 shall apply to the deferred date of Completion, which shall then be the Scheduled Completion Date, save that such date must be the first Business Day of a month with all necessary modifications; or

8.14.3	provided that the Non-Defaulting Party has deferred Completion not less than once pursuant to Clause 8.6.2, terminate this Agreement in accordance with Clause 13,

in each case without prejudice to the right of any Non-Defaulting Party to bring any claim against any Defaulting Party in respect of any antecedent breach of this Agreement.

9.	SELLER WARRANTIES, UNDERTAKINGS AND INDEMNITIES

Warranties

9.1

Each Seller severally (and not jointly or jointly and severally) warrants to the Buyers, in respect of itself only, that the Seller Warranties set out in Clauses 9.2 to 9.7 are, and the Powerbar Seller further warrants to the Buyers, in respect of itself only, that the Seller Warranty set out in Clause 9.8 is, true as at the date of this Agreement and as at the Completion Date in respect of such Seller and its Relevant Shares.

9.2	Each Seller:

9.2.1	has the requisite power and authority to enter into, and to perform its obligations under, this Agreement and each of the Transaction Documents which are to be entered into by it; and

9.2.2

subject to satisfaction of the Conditions, has obtained or satisfied all corporate, regulatory and other approvals, and any other conditions, necessary to execute, and perform its obligations under this Agreement and the Transaction Documents which are to be entered into by it and there are no Actions by or before any Regulatory Authority pending or, to the knowledge of the Sellers, threatened in any written notice, against any Seller that, if adversely determined, would prohibit the consummation of the Transaction.

9.3

This Agreement and the Transaction Documents which are to be entered into by the Sellers constitute or will, when executed by the relevant person, constitute binding obligations of each Seller in accordance with its respective terms.

9.4

Each Seller is the sole registered holder of and is entitled to sell and transfer the full title in its Relevant Shares to the relevant Buyer free from Encumbrances and with all rights attaching thereto at Completion.

9.5

No Seller is insolvent, in administration, liquidation, receivership or bankruptcy (and no order or resolution therefor has been presented and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been given, nor are there valid grounds or circumstances on the basis of which any such procedure may reasonably be requested) or unable to pay its debts within the meaning of any laws relating to insolvency binding upon any Seller.

9.6

Each Seller is acquiring the Parent Securities, constituting a portion of the Consideration Securities Amount to be received by such Seller hereunder, for its own account, for investment purposes only, and not with a view to the distribution of such Parent Securities. Each Seller understands that the issuance of such Parent Securities has not been registered under the Securities Act, and is subject to further restrictions in the Registration Rights Agreement, and such Parent Securities cannot be offered or re-sold until such offer and sale is subsequently registered under the Securities Act or an exemption from such registration (such as Rule 144 promulgated under the Securities Act) is available to such Seller.

9.7

The Sellers (a) have had an opportunity to discuss the Parent’s business with the management team of the Parent, (b) have been given access to all information about the Parent, its subsidiaries and the Parent Securities, as has been requested by or on behalf of the Seller, (c) have been afforded the opportunity to ask questions of, and receive answers from, the management team of the Parent and (d) have conducted their own independent investigation of Parent and its business, and based thereon, have formed an independent judgment concerning the transactions contemplated hereby.

9.8	The Powerbar Seller has been duly incorporated and is validly existing and in good standing under the laws of Cyprus.

9.9	Each Seller undertakes to each Buyer (for itself and, as agent and trustee for each Relevant Connected Person) that (in the absence of fraud) the Seller:

9.9.1	has no rights or remedies against; and

9.9.2	shall not make any claim against,

any director, officer, employee, agent or adviser of any of the Group Companies (including any Warrantor), the Buyers or any of the Buyers’ Relevant Connected Persons on whom it may have relied before agreeing to any term of, or entering into, this Agreement and/or any of the other Transaction Documents.

Specific tax indemnity

9.10	Each of the Sellers and the Buyers shall comply with their respective obligations in Schedule 11.

10.	WARRANTIES

10.1

Each Warrantor severally (and not jointly or jointly and severally) warrants to the Buyers that, so far as the Warrantor is aware (within the meaning of Clause 10.4 below), each Warranty is true and accurate as at the date of this Agreement.

10.2	Each Warranty is given subject to the matters Disclosed and to the limitations and exclusions expressly provided for in this Agreement.

10.3

The Buyers acknowledge and agree that none of the Warrantors shall have any liability in respect of, that it shall not make or bring a Warranty Claim in respect of a Warranty which relates or is referrable to, and that the Warranties are given subject to and are qualified by, in each case, any fact, matter or circumstance of which the Buyers are aware (within the meaning of Clause 1.7 of this Agreement).

10.4

Each Warrantor shall only be liable for breach of a Warranty to the extent that the Warrantor was actually aware as at the date of this Agreement of the facts, matters and/or circumstances giving rise to such breach.

11.	REMEDIES, SELLERS’ LIMITATIONS

11.1

The Buyers acknowledge and agree that the Warrantor’s Cap (as defined in Clause 11.2.3 below) shall apply, notwithstanding any subsequent non-payment under the W&I Insurance Policy or lack of coverage or exclusions, any deductibles agreed under the W&I Insurance Policy, any impairment or expiry or termination of the W&I Insurance Policy or insolvency of the underwriters of that policy, save as set out in Clause 11.14.

11.2	Notwithstanding any provision to the contrary in this Agreement or the Tax Deed:

11.2.1	the parties acknowledge that the Buyers have the benefit of the W&I Insurance Policy which provides, conditional on Completion, insurance cover in respect of all Warranty Claims and Tax Deed Claims;

11.2.2

the Buyers warrant that the W&I Insurance Policy provides that the W&I Insurer shall only be entitled to subrogate against the Warrantors if the payment under the W&I Insurance Policy or Loss arose in whole or part out of any Warrantor’s fraud or fraudulent misrepresentation;

11.2.3

without prejudice to the Buyers’ ability to make any claims pursuant to the W&I Insurance Policy, each Buyer agrees with the Warrantors that (save in the case of Warrantor’s fraud) it will not be entitled to make, will not make, and waives any right it may have to make, any Warranty Claim or Tax Deed Claim against the Warrantors which would, in aggregate, exceed USD 1 for any Warrantor (each being the respective “Warrantor’s Cap”); and

11.2.4

the Buyers agree that their sole recourse in respect of all Warranty Claims and Tax Deed Claims, except to the extent of each relevant Warrantor’s Cap (and save in the case of Warrantor’s fraud), shall be to make a claim under the W&I Insurance Policy.

11.3	The provisions of this Agreement shall at all times be subject to the W&I Insurer’srights of subrogation pursuant to applicable law and the provisions of clause 8(b) of the W&I Insurance Policy.

11.4	Notwithstanding any provision to the contrary in this Agreement, the Buyers shall:

11.4.1	not agree to any waiver, amendment or variation of the waiver referred to in Clause 11.2.3 (or do anything which has a similar effect) without the prior written consent of each of the Warrantors;

11.4.2

not novate or otherwise assign their rights with respect to the waiver referred to in Clause 11.2.3 (or do anything which has similar effect) or do anything which causes such waiver not to have full force and effect under its terms; and

11.4.3

without limitation to any right of any Warrantor separately to enforce such terms, use reasonable endeavours to enforce any term in the W&I Insurance Policy under which the W&I Insurer waives its rights to take subrogated action against any Warrantor or its directors or officers (except in the case of fraud or fraudulent misrepresentation by or on behalf of the relevant Warrantor) upon the terms set out in the W&I Insurance Policy if the W&I Insurer takes any action which is inconsistent with such waiver to the detriment of any Warrantor.

11.5

Save in respect of the deduction of the Sellers’ contribution from the Consideration Amount pursuant to Clause 3.2.2(e), the W&I Insurance Costs shall be for the account of the Buyers, and the Buyers shall be solely responsible for the payment of the insurance premium to the W&I Insurer.

11.6

If either Buyer becomes aware of any matter or circumstance that is reasonably likely to give rise to a Claim against a Seller or a Warrantor, the Buyers shall give notice in writing thereof to the relevant Seller or Warrantor as soon as reasonably practicable thereafter and in any event within one (1) month after discovery of such matter or circumstances giving rise to such Claim, providing in reasonable detail (to the extent of such Buyer’s knowledge at such time) all information and documentation supporting (i) the legal and factual basis of the Claim (including all relevant details, facts and circumstances), and (ii) an estimate of the amount of the Loss. Any delay in notification under this Clause 11.6 shall not invalidate the applicable Claim save to the extent that the Seller or Warrantor is adversely affected thereby.

11.7	The aggregate total liability of the Sellers in respect of all Specific Tax Indemnity Claims shall be limited to and shall not exceed in any circumstances an amount equal to USD 23,000,000.

11.8

Notwithstanding any other provision of the Transaction Documents, the aggregate total liability of each Seller in respect of all Claims and Tax Deed Claims shall be limited to and shall not exceed in any circumstances an amount equal to the Consideration Amount received by such Seller.

11.9

No Seller shall be liable in respect of a Fundamental Warranty Claim unless (a) such Fundamental Warranty Claim is notified to them in writing, in accordance with Clause 25, on or before the date falling seven (7) years after the Completion Date, and (b) legal proceedings are commenced in respect of such Fundamental Warranty Claim within six (6) months of such written notification.

11.10

No Warrantor shall be liable in respect of a Warranty Claim (other than a Tax Warranty Claim) unless (a) such Warranty Claim is notified to them in writing, in accordance with Clause 25, on or before the date falling twenty-four (24) months after the Completion Date and (b) legal proceedings are commenced in respect of such Warranty Claim within six (6) months of such written notification.

11.11

No Seller shall be liable in respect of a Claim (except for a Fundamental Warranty Claim, a Warranty Claim or a Specific Tax Indemnity Claim) unless (a) such Claim is notified to them in writing, in accordance with Clause 25, on or before the date falling twelve (12) months after the Completion Date and (b) legal proceedings are commenced in respect of such Claim within six (6) months of such written notification.

11.12

No Seller shall be liable in respect of a Specific Tax Indemnity Claim unless such Claim is notified to them in writing in accordance with Clause 25, on or before the date falling seven (7) years after the Completion Date.

11.13

No Warrantor shall be liable in respect of a Tax Deed Claim or a Tax Warranty Claim unless such Tax Deed Claim or a Tax Warranty Claim is notified to them in writing, in accordance with Clause 25, on or before the date falling twenty-four (24) months after the Completion Date.

11.14

No party shall be entitled to recover more than once in respect of the same Loss under this Agreement or the Tax Deed (including any Claim or Tax Deed Claim). In assessing any damages or other amounts recoverable for a Claim (except for a Specific Tax Indemnity Claim) there shall be taken into account any corresponding savings by, or net benefit to, any member(s) of the Buyers’ Group (including in relation to Tax).

11.15

Nothing in this Agreement shall or shall be deemed to relieve any party of its duty to mitigate any Loss incurred by it or any Group Company in respect of which it may have a claim under this Agreement (including any Claim but excluding any Specific Tax Indemnity Claim) and each party shall, in any event, use all reasonable endeavours to mitigate or procure the mitigation of any such Loss. For the avoidance of doubt, this clause 11.13 shall not apply to a Tax Deed Claim.

11.16

The Buyers acknowledge and agree that, except as expressly provided by Warrantors in this Agreement, no Seller nor any Relevant Connected Person, nor any Group Company nor any of their respective directors, officers, employees, agents or advisers give any warranty, representation or undertaking as to the truth, accuracy or completeness of any information and/or documentation (including: (i) the Data Room; (ii) the Q&A Information; and/or (iii) any forecasts, estimates, projections, statements of intent or statements of opinion) provided to or held or used by the Buyers, any other member of the Buyers’ Group or any of their respective advisers or agents (howsoever provided, held or used).

11.17

Nothing in this Agreement shall limit the liability of any Seller or Warrantor in respect of any claim under any Transaction Document (including any Claim, Warranty Claim or Tax Deed Claim) in each case arising from such Seller’s or Warrantor’s fraud.

11.18

The Buyers shall not be entitled to bring a Warranty Claim in respect of any fact, matter or circumstances of which the Buyers are aware at the date of this Agreement (within the meaning attributed thereto in Clause 1.7) which otherwise would or would be reasonably likely (whether through passage of time or otherwise) to entitle the Buyers to make or bring a Warranty Claim.

11.19	Notwithstanding that any party becomes aware at any time:

11.19.1 that	there has been a breach of any provision of this Agreement; or

11.19.2 that	there may be a claim against any other party (or Warrantor) in connection with this Agreement,

no party shall be entitled to rescind this Agreement or treat this Agreement as terminated but shall be entitled only to claim damages in respect of such matter and, accordingly, each party waives all and any rights of rescission it may have in respect of any such matter (howsoever arising or deemed to arise).

11.20

If the Buyers have served a notice of claim on the W&I Insurer in respect of a W&I Insurance Claim pursuant to the provisions of the W&I Insurance Policy, the Buyers shall not be required to commence proceedings on the relevant Sellers or Warrantors in respect of matters that are the subject of the applicable W&I Insurance Claim (an “Ongoing W&I Claim”) until the later of six months of the end of the time period specified in Clauses 11.8(a), 11.9(a) or 11.11 (as applicable) or 30 Business Days from the date on which the Ongoing W&I Claim has been finally determined. For the purposes of this paragraph 11.18 and paragraph 11.19, an Ongoing W&I Claim shall be regarded as finally determined if:

11.20.1 the	Ongoing W&I Claim is withdrawn;

11.20.2 the	Buyers and the W&I Insurer so agree in writing; or

11.20.3 a

competent court or arbitral tribunal has awarded judgment or binding order in respect of the Ongoing W&I Claim and, where relevant, the period for lodging an appeal has expired without an appeal having been lodged.

11.21

To the extent that the Buyers intend to bring any claim against a Seller or Warrantor in respect of any matter subject of an Ongoing W&I Claim, the Buyers shall notify the relevant Seller or Warrantor in writing as soon as reasonably practicable following the final determination of that Ongoing W&I Claim.

11.22

No liability shall attach to the Sellers or Warrantors in respect of any Claim (including any Warranty Claim, Fundamental Warranty Claim, Specific Tax Indemnity Claim or Tax Deed Claim) to the extent that the claim is based upon a liability that is contingent only or is otherwise not capable of being quantified unless and until that liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, provided that this paragraph shall not operate to avoid a claim made in respect of a contingent or unquantifiable liability within the applicable time limits specified in this Clause 10.4 if the notice of that claim has been served before the expiry of the relevant period (even if that liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of that period).

12.	BUYERS’ AND THE PARENT’S WARRANTIES AND UNDERTAKINGS

12.1

Each Buyer and the Parent warrant jointly and severally to the Sellers in the terms set out in Schedule 6 as at the date of this Agreement and, in respect of the following paragraphs only, as at the Completion Date:

12.1.1	in respect of the Buyers, paragraphs 1 to 4 (inclusive) of Part A of Schedule 6; and

12.1.2	in respect of the Parent, paragraphs 1 to 7 (inclusive), 10 and 21 of Part B of Schedule 6.

12.2	Each Buyer undertakes to each Seller (for itself and, as agent and trustee for each Relevant Connected Person) that (in the absence of fraud) the Buyers:

12.2.1	have no rights or remedies against; and

12.2.2	shall not make any claim against,

any director, officer, employee, agent or adviser of any of the Sellers or of any Relevant Connected Person on whom it may have relied before agreeing to any term of, or entering into, this Agreement and/or any of the other Transaction Documents.

12.3

Each of the Sellers acknowledges and agrees that none of the Buyers or the Parent shall have any liability in respect of, and that it shall not make or bring a claim for breach of Clause 12.1 in respect of any statement contained in Schedule 6 which relates or is referable to, and that the statements contained in Schedule 6 are given subject to and are qualified by, in each case, any fact, matter or circumstance of which the Warrantors are actually aware.

13.	ENTIRE AGREEMENT

In this Clause 13, the following definition applies:

“Representation” means an assurance, commitment, condition, covenant, guarantee, promise, forecast, indemnity, representation, statement, undertaking or warranty of any sort whatsoever (whether contractual or otherwise, oral or in writing, implied or otherwise, or made negligently or otherwise).

13.1

This Agreement and the Transaction Documents constitute the entire agreement between the parties. They supersede any previous agreements relating to the subject matter of this Agreement, and set out the complete legal relationship of the parties relating thereto.

13.2	Accordingly, the Buyers:

13.2.1	represent and agree that:

(a)	no Seller, no Relevant Connected Person, no Warrantor, nor their respective advisers has made any Representation which is not set out in the Transaction Documents; and

(b)	it has not entered into the Transaction Documents in reliance on any Representation except those set out in the Transaction Documents,

and will not contend to the contrary; and

13.2.2	for the avoidance of doubt agrees that:

(a)	neither any Relevant Connected Person (other than a Seller or Warrantor) nor their respective advisers has any liability to the Buyers for any Representation;

(b)	no Seller nor Warrantor has liability of any kind to the Buyers for any Representation except in respect of those set out expressly in the Transaction Documents; and

(c)	its only rights and remedies in respect of any Representations are those rights and remedies set out in the Transaction Documents.

13.3	The Relevant Connected Persons and advisers to the Sellers or any Group Company may each enforce the terms of this Clause 13 in accordance with the Contracts (Rights of Third Parties) Act 1999.

13.4	Nothing in this Clause 13 shall have the effect of limiting or restricting any liability of any party to this Agreement arising as a result of any fraud.

14.	PARENT’S GUARANTEE

14.1

The Parent irrevocably and unconditionally guarantees to each of the Sellers the due and punctual performance of each obligation of the Buyers contained in the Transaction Documents. The Parent shall pay to each Seller from time to time on demand any sum of money which the Buyers are at any time liable to pay to such Seller under or pursuant to any Transaction Document and which has not been paid at the time the demand is made. The Parent’s obligations under this Clause 14 are primary obligations and not those of a mere surety.

14.2

The Parent irrevocably and unconditionally agrees to indemnify (and keep indemnified) each Seller on demand against any loss, liability or cost incurred by such Seller as a result of any obligation of the Buyers referred to in Clause 14.1 being or becoming void, voidable or unenforceable as against the Buyers for any reason whatsoever. The amount of the loss, liability or cost shall be equal to the amount which such Seller would otherwise have been entitled to recover from the Buyers.

14.3

The Parent’s obligations under Clauses 14.1 and 14.2 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Buyers.

14.4

The Parent’s liabilities under Clauses 14.1 and 14.2 are not affected by an arrangement which a Seller may make with the Buyers or with another person which (but for this Clause 14.4) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

14.5	Without affecting the generality of Clause 14.4, a Seller may at any time it thinks fit and without reference to the Parent and without prejudice to the Parent’s obligations under this Clause 14:

14.5.1	grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of the Buyers under any Transaction Document;

14.5.2	give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by such Seller;

14.5.3	discharge a party to other securities or guarantees held by a Seller and realise all or any of those securities or guarantees; and

14.5.4	compound with, accept compositions from and make other arrangements with the Buyers or a person or persons liable on other securities or guarantees held or to be held by a Seller.

14.6

So long as the Buyers are under an actual or contingent obligation under any Transaction Document the Parent shall not exercise a right which it may at any time have by reason of the performance of its obligations under Clauses 14.1 and 14.2 to be indemnified by the Buyers, to claim a contribution from another surety of the Buyers’ obligations or to take the benefit (wholly or partly and by way of subrogation or otherwise) of any of the Buyers’ rights under any Transaction Document or of any other security taken by the Buyers in connection with any Transaction Document.

14.7

The Parent’s liabilities under Clauses 14.1 and 14.2 are not affected by the avoidance of an assurance, security or payment or a release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.

14.8

The Parent waives any right it may have of first requiring a Seller (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Parent under this Clause 14. This waiver applies irrespective of any law or any provision of any Transaction Document to the contrary.

15.	RESTRICTIVE COVENANTS

15.1

Each Seller covenants with the Buyers and the Parent (with the intention of assuring to the Buyers and the Parent the full benefit and value of the goodwill and connections of the Group and as a constituent part of the agreement for the sale of the Shares) that, except with the consent in writing of the Buyers (such consent not to be unreasonably withheld):

15.1.1

from Completion to the date that is the three year anniversary of Completion, it will not, within the Prohibited Area, either on its own account or in conjunction with or on behalf of any other person (other than as a holder of shares in a company carrying on such a business where the shareholding is for investment purposes only and does not confer a degree of control amounting to or exceeding material influence over the business in question) carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise, in any business activities which are in competition with the Prohibited Business; and

15.1.2	it will not, either on its own account or in conjunction with or on behalf of any other person, make use of:

(a)	Know-How of any Group Company at any time after Completion; or

(b)	any Commercial Information in respect of the Prohibited Business, relating to any Group Company at any time after Completion; and

15.1.3

if, in connection with the business or affairs of any Group Company, it shall have obtained Commercial Information or Know-How belonging to any third party under an agreement purporting to bind any Group Company that contained restrictions on disclosure, it will not without the previous written consent of the Buyers at any time infringe those restrictions.

15.1.4

from Completion to the date that is the two year anniversary of Completion and within the Prohibited Area, it will not, either on its own account or in conjunction with or on behalf of any other person, canvass, solicit or approach or cause to be canvassed, solicited or approached any person who shall at any time within the year preceding Completion have been a client or customer, prospective client or customer, representative or agent of any Group Company or in the habit of dealing with any Group Company, in each case, in relation to the Prohibited Business, for the purpose of offering to that person goods or services that are of the same type as or similar to any goods or services supplied by any Group Company, in the course of the Prohibited Business, at Completion or enter into any contract for sale and purchase with or accept business from any such person in relation to any such goods or services;

15.1.5

from Completion to the date that is the two year anniversary of Completion and within the Prohibited Area, it will not, either on its own account or in conjunction with or on behalf of any other person, interfere or seek to interfere with the continuance of supplies to any Group Company from any person who shall at any time within the year preceding Completion have been a supplier of goods or services to any Group Company if that interference causes or would be likely to cause that supplier to cease supplying or materially to reduce or alter the terms of its supply of those goods or services to any Group Company; and

15.1.6

from Completion to the date that is the two year anniversary of Completion and within the Prohibited Area, it will not, either, on its own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from any Group Company, offer employment to or employ, or offer to conclude any contract of services with, any person who is at Completion or who was at any time during the period of six months immediately preceding the date of this agreement employed in a managerial, supervisory, technical or sales capacity by, or engaged as a consultant to, any Group Company (whether or not that person would commit a breach of contract by reason of leaving that employment or engagement);

15.2

Each of the restrictions contained in Clause 15.1 is separate and severable and if any such restriction is held by a court of competent jurisdiction or arbitral tribunal to be unenforceable in whole or in part for any reason, that unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of restrictions unenforceable in part, the remainder of that restriction.

15.3

While the restrictions contained in Clause 15.1 are considered by the parties to be reasonable in all the circumstances, the parties recognise that restrictions of the nature in question may fail for technical reasons and accordingly the parties agree and declare that, if any of those restrictions are held by a court of competent jurisdiction or arbitral tribunal to be unenforceable as going beyond what is reasonable in all the circumstances for the protection of the interests of the Buyers or Parent but would be enforceable if part of the wording of the restrictions was deleted or the periods of the restrictions were reduced or the range of activities or area dealt with by the restrictions were reduced in scope, the relevant restriction shall apply with any modifications necessary to make it valid and effective.

15.4

The restrictions contained in Clause 15.1 shall be without prejudice to performance by and shall not limit the restrictions on any Seller under the terms of any employment or service agreement entered into between such Seller and any Group Company under or in connection with this Agreement.

16.	TERMINATION

16.1

In the event of the termination of this Agreement in accordance with its terms, this Agreement shall terminate in all respects with immediate effect, and no party nor any member of its Relevant Group shall have any claim under this Agreement against any other party or any member(s) of its Relevant Group, save that:

16.1.1

the provisions of Clauses 1 (Interpretation), 5 (Conditions), 13 (Entire Agreement), 14 (Parent’s Guarantee), 16 (Termination), 20 (Confidential Information), 21 (Announcements), 22 (Continuing Obligations and Assignment), 23 (Costs and Tax), 24 (General), 25 (Notices) and 26 (Governing Law and Jurisdiction) hereof shall continue to apply in full force and effect thereafter; and

16.1.2	such termination shall be without prejudice to a party’s accrued rights and remedies, obligations and liabilities, under this Agreement as at such termination.

17.	INFORMATION ACCESS AFTER COMPLETION

17.1

After Completion, each Buyer agrees that it shall provide the Sellers and/or their respective advisers, on request and after reasonable notice, and subject to the provisions of Clause 20 and entry by the recipient into any customary “clean team” arrangements (as may be reasonably requested by the Buyers), with reasonable access during normal business hours to each member of the Buyers’ Group’s respective documents, records and personnel as any Seller may reasonably require relating to the business prior to Completion of any Group Company. Such Seller shall bear all reasonable costs associated with any request for access made by it and may take copies of any relevant documents (each at its sole cost). The Sellers’ right to request the access set out in this Clause 17 shall expire seven years after the Completion Date.

17.2

After Completion, the Sellers agree that they shall provide the Buyers and/or their respective advisers, on request and after reasonable notice, and subject to the provisions of Clause 20 and entry by the recipient into any customary “clean team” arrangements (as may be reasonably requested by the Sellers), with reasonable access during normal business hours to each of the Seller’s Relevant Connected Persons’ respective documents, records and personnel as any Buyer may reasonably require relating to the business prior to Completion of any Group Company. Such Buyer shall bear all reasonable costs associated with any request for access made by it and may take copies of any relevant documents (each at its sole cost). The Buyers’ right to request the access set out in this Clause 17 shall expire seven years after the Completion Date.

17.3

The Buyers shall cause the Group Companies to keep all books and records relating to periods prior to Completion for the periods provided for under applicable mandatory law and in any event until the tenth anniversary of the Completion Date. Within such period, the Buyers shall cause the Group Companies to give the Sellers reasonable advance notice prior to destroying any books and records relating to matters which may be relevant with respect to any obligation of the Sellers under this Agreement and, if any Seller so requests, deliver such books and records to such Seller at such Seller’s expense.

17.4

Save to the extent delivered to the Buyers at or prior to Completion, the Sellers shall cause the Seller’s Relevant Connected Persons to keep all books and records relating to periods prior to Completion for the periods provided for under applicable mandatory law and in any event until the tenth anniversary of the Completion Date. Within such period, the Sellers shall cause the Seller’s Relevant Connected Persons to give the Buyers reasonable advance notice prior to destroying any books and records relating to matters which may be relevant with respect to any obligation of the Buyers under this Agreement and, if any Buyer so requests, deliver such books and records to such Buyer at such Buyer’s expense.

18.	SELLERS’ REPRESENTATIVE

18.1

Each Seller hereby appoints Philip O’Doherty to be the Sellers’ representative (the “Sellers’ Representative”) and authorises him to (i) take all such action as the Transaction Documents expressly provide or permit to be taken by the Sellers’ Representative; (ii) make any request, election, proposal, consent, amendment or waiver that is required or desirable (as determined by the Sellers’ Representative in his sole discretion) to be made in respect of the Transaction on behalf of the Sellers; and (iii) to receive such notices as the Transaction Documents expressly provide or permit may be given to the Sellers’ Representative.

18.2

The Sellers (acting together, or, in the absence of unanimous agreement, a majority of the Sellers by reference to their holdings of Shares), may at any time appoint a different person to act as Sellers’ Representative and the Sellers’ Representative may elect no longer to act as such, provided that in each such case, the Sellers appoint a replacement and give written notice to the Buyers within five (5) Business Days of such new appointment. In the absence of such notification, the appointment or resignation (as applicable) of the Sellers’ Representative shall be void and the Buyers shall be permitted to treat the Sellers’ Representative as continuing to represent the Sellers under the terms of this Agreement (pending any valid notification).

18.3

Each Seller agrees that the Sellers’ Representative owes no responsibility, duty of care or liability whatsoever in connection with its appointment as Sellers’ Representative and accordingly, except in the case of fraud or dishonesty, the Sellers’ Representative shall not be liable to any Seller for any act or omission in connection with the performance by them or any of their duties, functions or role as Sellers’ Representative pursuant to the Transaction Documents. Each Seller agrees not to bring any action or claim against the Sellers’ Representative in connection with his appointment as Sellers’ Representative and/or in relation to any action which the Sellers’ Representative has taken or omitted to take in the past or may in the future take or omit to take in his capacity as Sellers’ Representative, except in the case of fraud or dishonesty.

18.4

Each Seller covenants to pay the Sellers’ Representative an amount in respect of all losses, costs, damages, expenses (including professional fees) and any other liabilities that may be incurred by it as a result of the performance of its duties, functions and role as the Sellers’ Representative under the Transaction Documents, provided that the Sellers’ Representative shall not be entitled to any payment as a result of such covenant in respect of any matter where their actions or inactions are fraudulent or dishonest or in breach of the Transaction Documents.

19.	INSURANCE ARRANGEMENTS

19.1

It shall be the sole responsibility of the Buyers to ensure that adequate insurance arrangements (excluding the W&I Insurance Policy) are put in place in relation to the Group Companies with effect from Completion.

19.2

Following Completion, the Buyers shall ensure that any indemnity and/or immunity provisions contained in the memorandum and articles of association (or similar constitutional documents) of each Group Company of which an officer, manager, director or employee with managerial responsibility (a “Covered Director”) was an officer, manager, director or employee immediately prior to Completion are not amended, repealed or modified in any manner that would affect adversely the rights of any Covered Director and that the Covered Director retains the benefit of such indemnity or immunity provisions.

19.3

For five years from Completion, the Buyers shall ensure that each Group Company maintains in force such “run–off” directors’ and officers’ liability insurance policies as will enable each Covered Director to make claims arising out of any matter, cause or event occurring on or before Completion (a “Pre-Completion Event”) under those policies on terms and conditions that are in aggregate no less advantageous to the Covered Director than the directors’ and officers’ liability insurance policies maintained by the Group Companies as at the date of this Agreement.

19.4

The provisions of Clauses 19.2 and 19.3 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Covered Director may have at law, by contract or otherwise. Subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999, a Covered Director may enforce the terms of Clauses 19.2 and 19.3.

20.	CONFIDENTIAL INFORMATION

20.1

Subject to Clause 20.2, each Seller undertakes to the Buyers, for itself and as agent and trustee for each member of the Buyers’ Group and the Buyers’ Relevant Connected Persons, and the Buyers and the Parent undertake to each Seller, for itself and as agent and trustee for the Seller’s Relevant Connected Persons, that they shall (and shall procure that the members of their Relevant Group (as appropriate) shall) treat as confidential all Information and any other information received or obtained as a result of the Transaction process and/or entering into or performing the Transaction which relates to:

20.1.1

any other party including (i) where that other party is a Seller, a Seller’s Relevant Connected Person, and (ii) where that other party is a Buyer, a member of the Buyers’ Group or a Buyer’s Relevant Connected Person;

20.1.2	the provisions or the subject matter of this Agreement or any other Transaction Document and/or any claim or potential claim thereunder; and/or

20.1.3	the facts of, or negotiations relating to the Transaction, this Agreement or any other Transaction Document.

20.2	Clause 20.1 does not apply to disclosure by a party of any such information as is referred to in Clause 20.1:

20.2.1

which is required to be disclosed by law, by a rule of a listing authority or securities or stock exchange to which such party or any member of its Relevant Group is subject or submits or by a governmental authority or other authority with relevant powers to which such party or any member of its Relevant Group is subject or submits, or a Tax Authority with relevant powers to which such party or any member of its Relevant Group or a Group Company is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall, so far as is practicable, be made after consultation with the other party and after taking into account that other party’s reasonable requirements as to its timing, content and manner of making or despatch;

20.2.2

to a professional adviser for the purposes of advising in connection with the Transaction provided that such disclosure is essential for these purposes and is on the basis that Clause 20.1 applies to any disclosure by the adviser;

20.2.3	to a manager, director, officer or employee of the Buyers or of any Seller or any member of their Relevant Group or any Group Company whose function requires him to have the relevant information;

20.2.4	to the W&I Insurer or its professional advisers in connection with any placement of or claim under the W&I Insurance Policy;

20.2.5

to any provider or proposed provider of finance (including any counterparty or proposed counterparty to any Buyers’ Financing Arrangement) to any member of the Buyers’ Group, provided it is done on a confidential basis;

20.2.6

with respect to the historical or projected financial or operational information of each E&I Group Company and each Powerbar Gulf Company, to the extent disclosed in connection with any announcement with respect to this Agreement or in connection with any Buyers’ Financing Arrangement;

20.2.7	to the extent reasonably necessary in order for a party to perform its obligations or exercise its rights under and/or in accordance with this Agreement and/or any other Transaction Document;

20.2.8	to the extent that the information has been made public through no fault of that party;

20.2.9	where such disclosure is of information referred to in Clause 20.1 by a Seller to such Seller’s Relevant Connected Persons; and/or

20.2.10

to the extent that preventing that disclosure would cause any transaction contemplated by this Agreement or any documents referred to herein to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

20.3	The restrictions contained in Clause 20.1 shall only continue to apply for a period of two years after the earlier of the termination of this Agreement and the Completion Date.

21.	ANNOUNCEMENTS

21.1

Subject to Clauses 21.2 and 21.3, no party may, before or after the Completion Date, make or send an employee or other public announcement, communication or circular concerning the Transaction unless it has first obtained the written consent (not to be unreasonably withheld or delayed) of the Buyers and the Sellers’ Representative.

21.2	Clause 21.1 does not apply to a public announcement, communication or circular:

21.2.1	made or sent by the Buyers after Completion to any customer, client or supplier of a Group Company simply informing it of the Buyers’ purchase of the Shares;

21.2.2	made or sent by the Buyers after Completion to any employee of a Group Company; or

21.2.3

required by law, by a rule of a listing authority or securities or stock exchange to which any party or any member of its Relevant Group is subject or submits or by a governmental authority or other authority with relevant powers to which any party or any member of its Relevant Group is subject or submits, or a Tax Authority with relevant powers to which such party or any member of its Relevant Group or a Group Company is subject or submits, whether or not the requirement has the force of law provided that the public announcement, communication or circular shall, so far as is practicable, be made after consultation with the other party and after taking into account the other party’s reasonable requirements as to its timing, content and manner of making or despatch;

21.2.4

to the extent that preventing that public announcement, communication or circular would cause any transaction contemplated by this Agreement or any documents referred to herein to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU; or

21.2.5	to which the other party has given its prior written approval.

21.3	The restrictions contained in this Clause 21 shall only continue to apply for a period of two years after the earlier of the termination of this Agreement and the Completion Date.

22.	CONTINUING OBLIGATIONS AND ASSIGNMENT

22.1

Save to the extent otherwise expressly provided in this Agreement and/or any of the other Transaction Documents or satisfied in full, each of the obligations, warranties and undertakings accepted or given by any Seller, Warrantor, each Buyer or the Parent or any of them under this Agreement and/or any other Transaction Document shall continue in full force and effect notwithstanding Completion taking place.

22.2

Subject to Clause 2.5 and Clause 22.3, no party shall assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this Agreement whether in whole or in part.

22.3

Subject to Clauses 22.4 and 22.5, the Buyers may, from Completion, assign or transfer any of its rights or benefits under this Agreement (whether in whole or in part) to any lender to any Buyer solely for the purposes of financing the Transaction (the “Acquisition Facility”), provided that such assignment or transfer is only by way of and in order to provide security in respect of the borrowings of a Buyer under such Acquisition Facility.

22.4

Immediately after any assignment in accordance with Clause 22.3, the Buyers shall give written notice of the assignment to the Sellers’ Representative, such notice to contain full details of the assignment.

22.5

The parties acknowledge and agree that no Seller shall be liable to any such assignee or transferee to the extent that such liability would not have arisen or been incurred or would have been less had the relevant transfer or assignment not taken place.

23.	COSTS AND TAX

23.1

Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

23.2

The Buyers shall bear all notary (including the Notary), court, registration, attestation, legalisation, DED, RAKEZ or similar fees, costs, expenses, real estate, stamp duty and stamp duty land tax or other documentary or transaction duties and any other transfer Taxes (including VAT or other Tax of a similar nature in other jurisdictions) as well as the costs, fees and expenses of any Regulatory Clearances or other governmental approvals or filings arising as a result or in consequence of this Agreement or of any of the other Transaction Documents or of their respective implementation.

23.3

All payments made by any party under this Agreement (save in respect of any Employee Shareholder Tax Liabilities) shall be made gross, free of any right of counterclaim or set-off and without deduction or withholding of any kind other than any deduction or withholding required by law.

23.4

Except in relation to a payment of interest or Employee Shareholder Tax Liabilities, if any party makes a deduction or withholding required by law from a payment under this Agreement, the sum due from that party shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the other party receives a sum equal to the sum it would have received had no deduction or withholding been made.

23.5

If a person makes an increased payment under Clause 23.4 and the payee subsequently obtains and utilises a Relief by reason of such deduction or withholding in respect of which an increased payment has been made under Clause 23.4, the payee shall reimburse the payer as soon as practicable with an amount equal to such a proportion of that Relief as the payee determines in its absolute discretion shall leave it after such reimbursement in no better or worse position than it would have been in had there been no such deduction or withholding.

24.	GENERAL

24.1

A variation of or amendment to this Agreement is only valid if it is in writing and signed by or on behalf of the Buyers and the Sellers’ Representative. Notwithstanding anything to the contrary contained in this Agreement, Clauses 26.7, 24.8, 24.9, 24.10 and this Clause 24.1 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Clause) may not be amended, supplement, waived or otherwise modified in any manner adverse to the Buyers’ Financing Sources without the prior written consent of the Buyers’ Financing Sources.

24.2

The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or, save as referred to in Clause 24.3, the exercise of another right or remedy.

24.3	The rights and remedies contained in this Agreement are cumulative and are exclusive of all other rights and remedies, whether provided by law, in contract or in equity.

24.4

Save to the extent otherwise expressly provided in this Agreement and/or any of the other Transaction Documents, each amount to be paid under this Agreement or any other Transaction Document by the Buyers to any Seller (or as that other party directs pursuant to this Agreement, any other Transaction Document or in writing) shall, on the due date for payment, be paid, without set off or counterclaim, in cash in USD by transfer of funds for same day value by being paid to the Sellers’ Nominated Accounts.

24.5

Save to the extent otherwise expressly provided in this Agreement and/or any of the other Transaction Documents, each amount to be paid under this Agreement or any other Transaction Document by the Sellers to any Buyer (or as that other party directs pursuant to this Agreement, any other Transaction Document or in writing) shall, on the due date for payment, be paid, without set off or counterclaim, in cash in USD by transfer of funds for same day value by being paid to a bank account nominated by the Buyers.

24.6

If any payment is made under or pursuant to, or in satisfaction of a liability arising under or pursuant to, an obligation or commitment of either the Buyers or a Seller or a Warrantor under this Agreement and/or any of the other Transaction Documents, such payment shall be made on the following basis:

24.6.1

if such payment is specifically referable to the Shares, it shall, so far as is possible, be treated as paid as and by way of an appropriate deemed adjustment to the purchase price of the Shares accordingly; and

24.6.2

if such payment is not so specifically referable, it shall be deemed to adjust the purchase price of such Shares as the parties mutually agree is appropriate in the circumstances and each party agrees to cooperate with the other parties to agree any such adjustment.

24.7	If at any time or in any circumstance any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:

24.7.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement;

24.7.2	the legality, validity or enforceability under the law of any other jurisdiction of that or another provision of this Agreement; or

24.7.3	the legality, validity or enforceability of that or any other provision of this Agreement at any other time or in any other circumstance.

24.8

Other than a member of a Relevant Group in respect of its rights under Clauses 11.1, 11.14, 12.1.1, 20.1 and 13 and otherwise as expressly set out in this Agreement, a person who is not a party to this Agreement has no right to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from Contracts (Rights of Third Parties) Act 1999, except that the Buyers’ Financing Sources shall be express third party beneficiaries of Clauses 24.1, this 24.8, 24.9 24.10, and 26.7 and the Buyers’ Financing Sources shall be entitled to rely on and enforce the provisions of such Clauses. Additionally, no claim arising in whole or in part out of or related to this Agreement, the negotiation, interpretation, construction, validity or enforcement of this Agreement or the transactions contemplated hereby (whether sounding in contract, tort, statute or otherwise) shall be brought or maintained by or on behalf of any person or their respective affiliates or their respective successors or permitted assigns against any person who is not a party to this Agreement.

24.9

Notwithstanding anything to the contrary contained herein, no Seller Related Party shall have any rights or claims against any Buyers’ Financing Source in connection with this Agreement, the Buyers’ Financing Arrangements or the transactions contemplated hereby or thereby, and no Buyers’ Financing Source shall have any rights or claims against any Seller Related Party in connection with this Agreement, the Buyers’ Financing Arrangements or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the transactions contemplated hereby, the foregoing will not limit the rights of the parties to the Buyers’ Financing Arrangements under such Buyers’ Financing Arrangements.

24.10

No Buyers’ Financing Source shall have any liability to any party hereto or any Seller Related Party relating to or arising out of this Agreement, the Buyers’ Financing Arrangements, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, provided that, following consummation of the transactions contemplated hereby, the foregoing will not limit the rights of the parties to the Buyers’ Financing Arrangements under such Buyers’ Financing Arrangements.

25.	NOTICES

25.1	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

25.1.1	in writing;

25.1.2	in the English language; and

25.1.3

delivered personally or sent by first class post pre-paid recorded delivery (or courier if overseas) or email to the party due to receive the Notice to the address set out in Clause 25.3 or to another address, person or email address specified by the party due to receive the Notice by not less than seven days’ written notice to the other party received before the Notice was despatched.

25.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

25.2.1	delivered personally, when left at the address referred to in Clause 25.1.3;

25.2.2	sent by mail, except air mail, two Business Days after posting it;

25.2.3	sent by air mail, six Business Days after posting it;

25.2.4	sent by email, when the email is sent, provided that a copy of the Notice is sent by another method referred to in this Clause 25 within one Business Day of sending the email,

provided that in each case where delivery occurs after 17:00 on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 09:00 on the next following Business Day. References to time in this Clause 25.2 are to local time in the country of the addressee.

25.3	For the purposes of this Clause 25, notices should be sent as follows:

25.3.1

in the case of the Buyers, to the Buyers at Garry.Niederpruem@vertiv.com or at Stephanie.Gill@vertiv.com, marked for the attention of Garry Niederpruem and Stephanie Gill, with a copy (such copy not constituting notice) to be sent to the Buyers’ Solicitors at Jannan.Crozier@bakermckenzie.com and James.Heller@bakermckenzie.com, marked for the attention of Jannan Crozier and James Heller;

25.3.2

in the case of the Parent, to the Parent at Garry.Niederpruem@vertiv.com or at Stephanie.Gill@vertiv.com, marked for the attention of Garry Niederpruem and Stephanie Gill, with a copy (such copy not constituting notice) to be sent to the Buyers’ Solicitors at Jannan.Crozier@bakermckenzie.com James.Heller@bakermckenzie.com and david.miller@lw.com marked for the attention of Jannan Crozier, James Heller and David Miller respectively; and

25.3.3

in the case of each of the Sellers, at the address as set out opposite their respective names in Schedule 2, marked for their attention, with a copy (such copy not constituting notice) to be sent to the Sellers’ Solicitors at lee.coney@cliffordchance.com and christopher.sullivan@cliffordchance.com and marked for the attention of Lee Coney and Christopher Sullivan.

26.	GOVERNING LAW AND JURISDICTION

26.1	This Agreement and all non-contractual or other obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

26.2

The courts of England have exclusive jurisdiction to decide and Dispute including a dispute regarding the existence, validity or termination of this Agreement, relating to any non-contractual or other obligation arising out of or in connection with this Agreement or the consequences of its nullity.

26.3	The parties agree that the courts of England are the most appropriate and convenient courts to decide any Dispute and, accordingly, that they will not argue to the contrary.

26.4

The Buyers and the Parent irrevocably agree that any documents which start any Proceedings and any other documents served in relation to those Proceedings may be served on Vertiv Infrastructure Limited, Fraser Road, Priory Business Park, Bedford, England MK44 3BF on their behalf. These documents may, however, be served in any other manner allowed by law.

26.5

Each Seller irrevocably agrees that any documents which start any Proceedings and any other documents served in relation to those Proceedings may be served on the address as set out opposite their name in column 8 of the table in Schedule 2 on their behalf. These documents may, however, be served in any other manner allowed by law.

26.6	This Clause 26 applies to all Proceedings wherever started.

26.7

Notwithstanding anything to the contrary contained herein, including the rest ofthis Clause 26, each of the Seller Related Parties and each other party to thisAgreement agrees that Proceedings of any kind or description, whether incontract or in tort or otherwise, involving the Buyers’ Financing Sources, arisingout of or relating to this Agreement, the Buyers’ Financing Arrangements or anyof the transactions contemplated hereby or thereby or the performance of anyservices thereunder shall be subject to the exclusive jurisdiction of any federal orstate court in the Borough of Manhattan, New York, New York, and furtheragrees that any such Proceeding shall be governed by the laws of the State ofNew York (without giving effect to any conflicts of law principles that wouldresult in the application of the laws of another state), except as otherwiseprovided in any applicable commitment letter or other applicable definitivedocument agreement relating to the Buyers’ Financing Arrangements.

27.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

Registered shareholders

1. Powerbar Seller: 340,085 Ordinary Shares of €1.00 each and 850 C Ordinary Shares of €0.01 each

2. Philip O’Doherty: 127,500 Ordinary Shares of €1.00 each

3. Damian McCauley: 55,010 Ordinary Shares of €1.00 each and 100 D Ordinary Shares of €0.01

4. Cathal McLaughlin: 27,505 Ordinary Shares of €1.00 each and 50 E Ordinary Shares of €0.01 each

5. Adrian Sheridan: 14,475 B Ordinary Shares of €0.01 each

6. Paul Connolly: 14,475 B Ordinary Shares of €0.01 each

Beneficial shareholders (if applicable)	Powerbar Seller is the beneficial owner of 127,500 Ordinary Shares of €1.00 each, in respect of which Philip O’Doherty is the legal owner, as per the row above.

Accounting reference date	31 December

Auditors	Moore (N.I.) LLP

Tax residence	Ireland

VAT registration number	IE 9575718N

Status	Trading

Direct subsidiaries	E&I Engineering Limited Powerbar Limited Electrical Intellectual Property Limited E&I Engineering USA Corporation E&I Engineering Corporation

Name	Powerbar Gulf LLC – Foreign Direct Investment

Date of incorporation	28 May 2008

SCHEDULE 3

CONDITIONS

The “Regulatory Clearances” shall be:

1.

Expiry, lapse or termination (as appropriate in each case) of all or any applicable waiting periods (including any extensions thereof) under the United States Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) in respect of the Transaction and none of the parties being subject to any order or injunction of a court of competent jurisdiction in the United States that prohibits consummation of the Transaction as a result of action brought by the US Federal Trade Commission or US Department of Justice.

2.

Approval (or deemed approval by expiration of the applicable review period) of the Transaction by the Irish Competition and Consumer Protection Commission pursuant to the Competition Act 2002 (as amended).

SCHEDULE 4

COMPLETION REQUIREMENTS

1.	Seller Obligations

1.1	At Completion each E&I Seller shall deliver (or procure the delivery of) to the Irish Buyer:

1.1.1

duly executed transfers in respect of all of its Relevant Shares in the capital of E&I to the Irish Buyer (and/or the Parent, to the extent that it has been assigned the rights to acquire any such Shares pursuant to Clause 2.5);

1.1.2	share certificates in respect of its Relevant Shares in the capital of E&I (or an indemnity in the agreed form in lieu thereof);

1.1.3

an Irish tax reference number or an Irish Personal Public Services Number, duly registered with the Irish National Stamp Duty Office as a tax reference number, for the purpose of submitting a stamp duty return to the Revenue Commissioners where such E&I Seller holds an Irish tax reference number or an Irish Personal Services Number (or written confirmation and provision of a residential address, in the case of any E&I Seller that is a natural person who is not resident in Ireland, that such E&I Seller does not hold an Irish tax reference number);

1.1.4

an irrevocable power of attorney in the agreed form duly executed by or on behalf of such Seller in favour of the Irish Buyer (and/or the Parent, if applicable) to enable the Irish Buyer (and/or the Parent, if applicable), pending registration of the transfer in respect of its Relevant Shares in the capital of E&I, to exercise all voting and other rights attaching to such shares and to appoint proxies for this purpose;

1.1.5	the Registration Rights Agreement duly executed by or on behalf of the E&I Seller;

1.1.6	the resignation, if any, from their respective offices of each of the directors of E&I and the E&I Irish Subsidiaries in the agreed form, duly executed as deeds;

1.1.7	consent of the holders of the Ordinary Shares to the sale of the B Ordinary Shares, the C Ordinary Shares, the D Ordinary Shares and the E Ordinary Shares;

1.1.8

duly executed Conversion Nominations from all holders of B Ordinary Shares acknowledging and agreeing that, subject to Completion, the B Ordinary Shares shall immediately prior to but conditional upon Completion be converted into Ordinary Shares on a one for one basis and those Ordinary Shares as converted will form part of the Transaction;

1.1.9

the seal (if any) of, and scanned copies of the statutory books and registers (including the Beneficial Ownership Register), certificate of incorporation and any certificate of incorporation and any certificate of incorporation on change of name, minute books, cancelled share certificates and share certificate books and other corporate records of, the E&I Group, complete and up-to-date to (but not including) Completion;

1.1.10

all original title deeds to the properties listed in column C of Part A of Schedule 9 and the all original lease agreements relating to the properties listed in rows 1-7 of Part B and row 1 of Part C of Schedule 9 (the “E&I Properties”); and

1.1.11	four copies of the Data Room on USB;

1.1.12	either a certificate of the kind described in section 980 of the Taxes Consolidation Act 1997 or a letter from the auditors of E&I confirming that no such certificate is required; and

1.1.13

a certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, issued by each of E&I Engineering USA Corporation and E&I Engineering Corporation.

1.2	At Completion the Powerbar Seller shall deliver (or procure the delivery of) to the US Buyer:

1.2.1

the original Commercial Registration Documents to the extent that such documents have been issued to the Sellers’ Representative, a Powerbar Gulf Seller or Powerbar Gulf by the relevant authorities prior to the date of Completion;

1.2.2	the resignation, if any, from their respective offices of each of the directors and the general manager of Powerbar Gulf in the agreed form, duly executed as deeds;

1.2.3

if all of the Commercial Registration Documents have not been delivered to the US Buyer at or prior to Completion, a power of attorney in the agreed form duly executed by or on behalf of each of the Powerbar Gulf Sellers in favour of the US Buyer (and/or the Parent, if applicable) to enable the US Buyer (and/or the Parent, if applicable, and in each case pending registration of the transfer to the US Buyer (and/or, if applicable, the Parent) in respect of each such Powerbar Gulf Seller’s Powerbar Gulf Shares) to: (i) execute all documents, resolutions and deeds (before a notary public to the extent that this is required) and take all such other actions as may be required in order to implement such transfer, and (ii) exercise all voting and other rights attaching to such Powerbar Gulf Shares generally with effect from Completion and, to the extent permitted under applicable laws and such power of attorney, to appoint delegates and proxies for this purpose; and

1.2.4	all original lease agreements relating to the properties listed in rows 8-11 of Part B of Schedule 9.

1.3	At Completion Nicolas Seward shall deliver (or procure the delivery) to the US Buyer of the Registration Rights Agreement duly executed by him.

1.4	The E&I Sellers shall ensure that at or prior to Completion a meeting of the board of directors of E&I is held at which the directors:

1.4.1	vote in favour of the registration of the Irish Buyer (and the Parent, if applicable) as a member of E&I in respect of each E&I Seller’s Relevant Shares in the capital of E&I; and

1.4.2	appoint the following persons as directors of E&I with effect from Completion, and/or such other persons nominated by the Irish Buyer in writing:

(a)	Giovanna Moschetto;

(b)	Paolo Grattagrisa; and

(c)	Giordano Albertazzi.

1.5

The E&I Sellers shall ensure that at or prior to Completion a meeting of the board of directors of each of the Subsidiaries is held at which the directors appoint those persons that the Buyers may nominate in writing as directors and secretary of the relevant Subsidiary with effect from Completion.

1.6	At Completion each of the Warrantors shall deliver to the Buyers the Tax Deed duly executed by each of the Warrantors.

2.	Buyers’ Obligations

2.1	At Completion, each Buyer shall:

2.1.1	deliver (or procure the delivery) to the Sellers’ Representative:

(a)

as evidence of the authority of each person executing a Transaction Document on each Buyer’s behalf a copy of the minutes of a duly held meeting of the board of directors or written resolutions of the board of directors of such Buyer (or a duly constituted committee thereof) authorising the execution by such Buyer of the relevant Transaction Documents and, where such execution is authorised by a committee of the board of directors of such Buyer (as the case may be), a copy of the minutes of a duly held meeting of the board of directors of such Buyer constituting such committee or the relevant extract thereof;

(b)	evidence in a form reasonably satisfactory to the Sellers’ Representative of the satisfaction of the Conditions set out in Clause 5;

(c)	the Registration Rights Agreement duly executed by or on behalf of the Parent;

(d)

an extract of the relevant provisions of the executed W&I Insurance Policy containing the waiver by the W&I Insurer of all rights of subrogation against each Warrantor in the terms set out in Clause 11.2.3; and

(e)	the Tax Deed duly executed by each of the Buyers.

2.2

At Completion, the Parent shall deliver (or procure the delivery) to the Sellers’ Representative as evidence of the authority of each person executing a Transaction Document on the Parent’s behalf a copy of the minutes of a duly held meeting of the board of directors or written resolutions of the board of directors of the Parent (or a duly constituted committee thereof) authorising the execution by the Parent of the relevant Transaction Documents and, where such execution is authorised by a committee of the board of directors of the Parent (as the case may be), a copy of the minutes of a duly held meeting of the board of directors of the Parent constituting such committee or the relevant extract thereof.

2.3	At Completion, the Buyers and the Parent shall comply with their obligations under and in accordance with Clauses 8.2.1 and 8.2.2 in full.

SCHEDULE 5

WARRANTIES

1.	The Shares And The Group

1.1	The Shares

1.1.1	The information contained in Schedule 1 is true and accurate.

1.1.2

The Shares comprise the whole of E&I and Powerbar Gulf’s respective allotted and issued share capital and are validly allotted and issued and fully paid or properly credited as fully paid and no Share has been issued in violation of any pre-emptive rights, rights of first refusal or similar rights.

1.1.3	The Shares are free from Encumbrances (other than the Charges), and no other shares or other loan or share capital of E&I or Powerbar Gulf exist.

1.1.4

There are no rights to or options for the issue, allotment or transfer of any loan or share capital of E&I or Powerbar Gulf nor any rights to convert any loan or share capital into share capital or share capital of a different description.

1.2	The Group

1.2.1

Each Group Company is duly incorporated and validly existing under the laws of its jurisdiction and has been in continuous existence since incorporation. Each Group Company has all requisite corporate powers and authority to own its assets and to conduct the business being carried on by it.

1.2.2

No Group Company has any subsidiary other than the Subsidiaries, and no Group Company has any interest in, or has agreed to acquire an interest in, any class of any shares, debentures or other securities or ownership interests of any person anywhere in the world save for the Subsidiaries.

1.2.3

No Group Company is insolvent or unable to pay (within the meaning of section 123 of the Insolvency Act 1986, or any other similar provision in any jurisdiction where a Group Company is incorporated) its Third Party Debts.

1.2.4

No order has been made, petition presented or resolution passed for the winding up of a Group Company or for the appointment of a liquidator, provisional liquidator, receiver (including an administrative receiver), trustee, administrator, manager, supervisor, nominee, custodian or any similar or analogous officer or official in any jurisdiction to a Group Company.

1.2.5	No Group Company has proposed or agreed to a composition, compromise, assignment or arrangement with any of its creditors in the 24 months prior to the date of this Agreement.

1.2.6

All resolutions and other documents which any Group Company is required by law to file with or deliver to any relevant authority charged with maintaining a company registry have been correctly prepared, duly filed and/or delivered.

1.2.7

The registers, statutory books, books of account and other records of each Group Company which are required to be maintained under applicable law are up to date, maintained in accordance with applicable law and contain complete and accurate records of all matters required to be dealt with in such books and records, in each case in all material respects.

2.	Accounts

2.1	The Accounts:

2.1.1

show a true and fair view of the consolidated assets, liabilities and financial position of E&I and Powerbar Gulf, as applicable, as at the Last Accounts Date and of the consolidated profits and losses and cash flows of the Group for the financial period ended on that date, in each case in accordance with Accounting Standards in force as at the Last Accounts Date; and

2.1.2	have been prepared in accordance with applicable law and on a basis consistent with the equivalent statutory accounts in the preceding 24 months.

3.	Management Accounts

3.1	The Management Accounts:

3.1.1	have been prepared on a basis consistent with (i) the Accounts, and (ii) the management accounts prepared in the 24 months immediately prior to the Last Accounts Date; and

3.1.2	do not materially misstate the assets, liabilities, profits and losses of each of E&I and Powerbar Gulf, as applicable, for the period from the Last Accounts Date to March 31, 2021.

4.	Conduct Since The Last Accounts Date

4.1	Between the Last Accounts Date and the date of this Agreement:

4.1.1

no matter has occurred, nor has any previous matter come to light, that, if the directors had been aware of the matter before the Last Accounts Date, would have resulted in a restatement of any provision or liability in the Accounts;

4.1.2	there has been no material adverse change in the financial or trading position of the business of the Group taken as a whole;

4.1.3	the business of the Group has, in all material respects, been carried on in the ordinary course;

4.1.4	no Group Company has declared, paid or made a bonus, dividend or distribution to any person other than to another Group Company;

4.1.5

no Group Company has other than in the ordinary course of business and in all material respects consistent with past practice, (i) made, or agreed to make, new capital expenditure exceeding in total $5,000,000, (ii) incurred, or agreed to incur, a new commitment or new commitments involving capital expenditure exceeding in total $1,500,000, or (iii) acquired, sold, transferred or otherwise disposed of (or in each case agreed to do the same) any assets exceeding a value of $1,500,000 in each instance;

4.1.6	no Group Company has created, allotted, issued, acquired, repaid or redeemed share or loan capital or made an agreement or arrangement or undertaken an obligation to do any of those things; and

4.1.7

no Group Company has cancelled, waived, released, compromised, assigned or discontinued any rights, debts or claims, and there have been no capital injections from or forgiveness of debt by any Seller.

5.	Assets

5.1

There is no Encumbrance over the whole or any part of the undertaking, property or assets of any Group Company and none of the assets now owned or used by any Group Company is the subject of any Encumbrance or (save as entered into in the ordinary course of business) any hire purchase, leasing, lease, purchase or credit sale arrangement.

5.2	All of the assets owned by any Group Company, or in respect of which a Group Company has a right of use, are in the possession or under the control of the Group.

5.3

Where any assets are used but not owned by a Group Company or any facilities or services are provided to a Group Company by any third party, no Group Company has been given written notice of the occurrence of any event of default or any other matter that may entitle any third party to terminate any arrangement in respect of the provision of those facilities or services (or any matter that, with the giving of notice and/or the lapse of time and/or a relevant determination, would constitute such a matter).

5.4

The assets which any Group Company owns, uses, leases and/or operates and the facilities and services to which any Group Company has a contractual right comprise all the material assets, rights, properties, facilities and services necessary to conduct or operate the business of the Group as conducted or operated as at the date of this Agreement.

5.5	All the material plant, machinery, equipment and vehicles used by the Group in the conduct of its business:

5.5.1

are in a good and safe state of repair and condition, good working order and have been regularly and properly maintained in accordance with the appropriate technical specifications, safety regulations and the terms and conditions of any applicable agreement;

5.5.2	are capable of performing properly the function for which they are currently used or intended; and

5.5.3	are not dangerous, obsolete or in need of renewal or expected to require replacement, repair or additions within the six months following Completion at a cost in excess of $100,000.

5.6	No:

5.6.1	consideration remains outstanding and payable by any Group Company; and

5.6.2	no claims are outstanding or have been threatened,

in each case, in respect of any Material Acquisitions.

5.7	Copies of the Material Acquisition Agreements are contained in folders 1.2.21, 1.2.22 and 1.2.23 of the Data Room.

5.8	The stock held by the Group is not excessive and is adequate in relation to its current trading requirements.

6.	Liabilities

6.1	Indebtedness

No Group Company has any outstanding, or has agreed to create or incur, loan capital, borrowings or indebtedness in the nature of borrowings (whether by way of loan, finance lease, receivables discounting, guarantees, bonds, standby or documentary letters of credit or otherwise) with or from any persons other than a Group Company, other than (i) arrangements entered into in the ordinary course of business and/or (ii) pursuant to the finance documents contained in folder 5.3 of the Data Room.

6.2	Guarantees and indemnities

No Group Company is a party to or is liable under a guarantee, indemnity, right of set-off or other agreement to ensure performance of, or secure or incur a financial or other obligation (save in the ordinary course of business and in all material respects consistent with past practice) with respect to the obligations of a non-Group Company.

6.3	No Notices Requiring Repayment, Cash Cover etc.

No Group Company has:

6.3.1	received written notice (whether formal or informal) requiring:

(a)	full or partial repayment;

(b)	the provision of additional cash cover; or

(c)	additional security or guarantees, or

6.3.2	in the two years prior to the date of this Agreement otherwise provided any cash cover or cash collateral,

in each case in respect of any guarantee, bond, standby or documentary letters of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a Group Company to any entity which is not that Group Company. No Group Company is aware of any circumstances likely to give rise to such a notice.

7.	Material Contracts

7.1	The Material Contracts include all material customer, supplier, IT and other commercial contracts entered into by the Group.

7.2	With respect to each of the Material Contracts:

7.2.1	no Group Company has breached such Material Contract in a material respect, giving grounds for termination, rescission, avoidance or repudiation; and

7.2.2

no Group Company has (within the 12 months immediately preceding the date of this Agreement) been notified in writing by, or given written notification to, any party with whom such member has entered into a Material Contract, that such member or such party, as the case may be, is in material breach of, or intends to terminate, such Material Contract.

7.3	The acquisition of the Shares by the Buyers will not:

7.3.1	result in a party to a Material Contract being relieved from its obligations under that Material Contract; or

7.3.2	give a party to a Material Contract the right to terminate such Material Contract.

7.4

There are no agreements between the Group, on the one hand, and any Seller (or any Relevant Connected Person) or any Warrantor (or their connected persons) which will survive Completion other than in relation to the employment, directorships and employee benefits of the Warrantors.

7.5	All Material Supplier Contracts have been concluded on the terms set out in Data Room documents 1.2.25.1.2 and 1.2.25.3.2 without any material deviations from such terms.

8.	Intellectual Property

8.1	The IP Record provided for in the Data Room contains a complete and accurate list of any and all:

8.1.1	Registered Intellectual Property;

8.1.2	material Intellectual Property licences which have been granted by any Group Company to third parties (including to other Group Companies); and

8.1.3	material Intellectual Property licences which have been granted to any Group Company.

8.2	Registered Intellectual Property

8.2.1	All fees relating to the Registered Intellectual Property due prior to the date of this Agreement have been paid in full.

8.2.2	All the Registered Intellectual Property is legally and beneficially owned by a Group Company and is free from any security interests.

8.2.3

The material particulars as to registration of (and applications to register) the Registered Intellectual Property (including renewal dates) are accurately set out in the Data Room and a Group Company is the sole registered proprietor of the Registered Intellectual Property.

8.2.4

In the 36 months prior to the date of this Agreement, a Group Company has not received any written claim or proceedings (including for opposition, cancellation, revocation or rectification) with respect to the validity or subsistence of the Registered Intellectual Property, nor with respect to the right, title and interest of a Group Company in the Registered Intellectual Property.

8.3	Rights to use

8.3.1

A Group Company owns or has authority to use all Intellectual Property which is material to carry on the business of the Group following Completion as such business has been carried on during the 36 months prior to the date of this Agreement and such rights and the ability of the applicable Group Company to use such rights will not be affected by the acquisition of the Shares by the Buyers.

8.3.2

Any person commissioned by a Group Company who has created, developed or invented, Intellectual Property for a Group Company, have entered into a written agreement with a Group Company which obliges them to disclose and to assign such Intellectual Property to the applicable Group Company.

8.4

In the 36 months prior to the date of this Agreement, no Group Company has received any written claim by a third party which alleges that the operations of the Group has infringed or misused, or are likely to infringe or misuse a third party’s Intellectual Property.

8.5

In the 36 months prior to the date of this Agreement, no Group Company has made a claim against a third party that such third party is infringing or making unauthorised use of or otherwise misusing any of the Intellectual Property owned or used by any Group Company.

8.6

A Group Company has not disclosed to any third party any of its Information except where such disclosure was properly made in the normal course of business of the Group and was made subject to an agreement under which the recipient is obliged to maintain its confidentiality or restricted from using it other than for the purposes for which it was disclosed by the Group.

9.	Insurance

9.1	Each Group Company:

9.1.1	maintains policies of insurance in respect of its material assets and the Properties (and their fixtures, fittings and contents) that are of an insurable nature;

9.1.2	maintains employee liability insurance in respect of the Employees, as is compulsory under applicable law or in accordance with good commercial practice normally insured against; and

9.1.3

has at all times in the last three years been adequately covered against accident, third party, public liability and product liability risk, those risks that it is obliged to be insured against under the lease of any Property or other contract where the relevant Group Company is responsible for maintaining insurance, as is compulsory under applicable law, and those risks as are in accordance with good commercial practice normally insured against, and a list of the material insurance policies maintained by the Group (the “Insurance Policies”) and full copies thereof, which are complete and accurate, are included in the Data Room.

9.2

All premiums due and payable up to the date of this Agreement in relation to the Insurance Policies have been fully paid, and no Group Company has received any written notification from the relevant insurers that such Insurance Policies are not valid or enforceable, or that any such policy will be subject to cancellation or non-renewal prior to the current expiration.

9.3

No material claims have been made or notified under any Insurance Policies in the past 12 months, no material claim is outstanding except those already notified to the relevant insurer and included in the Data Room or otherwise Disclosed.

9.4

All information provided in obtaining or renewing the Insurance Policies (including any change in that information required to be given) was complete and correct. No Group Company is in default under any of those policies, which are in full force and nothing has been done or omitted to be done by or on behalf of any Group Company that would make any of the Insurance Policies void or voidable or enable the insurers to avoid them.

10.	Employees

“Employees” means an individual who is employed by, is a director or other officer of, any Group Company.

Schedule of Employees

10.1

Folder 2.6 of the Data Room contains a Schedule of Employees with accurate, in all material respects, details of the Employees’ employers and summary information in relation to the Employees’ terms and conditions of employment.

Changes in Remuneration

10.2

During the period to which the Accounts relate and since the Last Accounts Date no change has been made in the rate of remuneration, or the emoluments or pension benefits, of any officer, former officer or senior executive of any Group Company (a senior executive being a person in receipt of remuneration in excess of EUR 100,000 per annum) in excess of EUR 25,000 per annum.

Contracts of Employment

10.3

Copies of each grade of standard form contract of employment generally applicable to any category of Employee as at the date of this Agreement are contained in the Data Room. No Employee has any terms and conditions that materially vary from the terms provided.

10.4	Copies of the contracts of employment of the senior executives of each Group Company are contained in the Data Room.

10.5	Copies of each staff handbook, and material policies and procedures applicable to Employees as at the date of this Agreement are contained in the Data Room.

Recognition of Trade Union and Disputes

10.6

Details of each recognised trade union, works council and other employee representative bodies of the Group Companies are Disclosed in the Data Room. There are no material ongoing industrial disputes with any such body and no Group Company has entered into any recognition agreement with a trade union nor has it done any act which might be construed as recognition.

Claims Pending

10.7

The Group Companies are not, and none of their respective Employees are, involved in any industrial dispute, and no circumstances exist which might suggest that there will or may be any industrial dispute involving the Group Companies, or that any of the provisions of this Agreement may lead to an industrial dispute.

10.8

There are no material claims pending or threatened against the Group Companies in respect of any accident or injury to Employees, sub-contractors, agency workers, independent contractors, consultants or workers, which are not fully covered by insurance nor are there any material adverse findings following enquiries or inspections or early conciliation processes or investigations existing or pending in relation to the Group Companies by the Irish Workplace Relations Commission, Equality Commission for Northern Ireland, Labour Relations Agency or equivalent body.

10.9

There are no material actions or claims against the Group Companies pending or threatened to be brought or filed, by or with any governmental authority or arbitrator in connection with the employment or the termination of employment of any current or former Group Company Employee, consultant, or independent contractor of the Group Companies.

Executives in Employment

10.10

No member of Senior Management has given or received notice terminating his employment or is entitled to leave any Group Company without notice as a result of the proposed acquisition of the Shares by the Buyers after Completion.

Redundancy

10.11	The Group Companies do not operate an enhanced redundancy payment scheme in addition to statutory redundancy pay as applied at law.

Liability to Employees

10.12	Save to the extent (if any) to which provision or allowance has been made in the Accounts or in accordance with usual monthly pay role or bonus accruals or similar:

10.12.1	there are no material payments or liabilities outstanding to Employees; and

10.12.2

in the last two (2) years prior to the date of this Agreement, no claims have been made for equal pay, discrimination, sexual or other harassment and there are no such claims threatened or pending and there are no facts or circumstances which may give rise to such a claim being made.

Compliance with Obligations

10.13

Each Group Company has in relation to each of its Employees (and, so far as relevant, to each of its former Employees) complied in all material respects with all obligations imposed on it by, and all orders and awards made under all statutes and regulations relevant to the relations between it and its Employees or the conditions of service of its Employees and maintained current, adequate and suitable records in all material respects as required by law regarding the service, holiday entitlements, and working time of each of its Employees and has complied with all recommendations made in any arbitration awards and with all awards and declarations made by an arbitrator.

Permits

10.14

Every person working for, or engaged by, a Group Company who requires a work permit to work in the jurisdiction in which he or she is employed has a current and appropriate work permit or other permission to do so.

Consultation with Employees

10.15

The Group Companies have not received a written request from at least 10% of its Employees or a direction from the Irish Labour Court, Industrial Court (or equivalent body) to establish information and consultation arrangements with its Employees.

Government Support Schemes

10.16

The Disclosure Letter contains short summary particulars of any ongoing use by a Group Company of Government COVID-19 related wage subsidy schemes (the “Schemes”) and the each Group Company’s use of the Scheme has been materially compliant with the terms of those Schemes.

Annual Leave

10.17

The Group Companies have afforded all Employees and workers the right to paid holiday under the Working Time Regulations (Northern Ireland) 2016, or equivalent legislation, and have not deterred or prevented any Employee or worker from taking such holiday whether or not requested.

No Change of Control

10.18

There is no agreement, arrangement or contract (whether written or oral) between any Group Company and any officer or Employee which provides for any payment or which confers any benefit upon a sale or a change of control in the Group Companies.

Employee Relations Issues

10.19

There are no disciplinary or grievance proceedings or investigations in relation to any Employee currently in the course of being followed by the Sellers, and there are no disciplinary or grievance decisions in relation to any current or former Employees employed in any Group Company in respect of which any sanction or internal appeal remains outstanding or in relation to which an internal appeal may still properly be made.

Insurance Related Payments

10.20	No Employee is receiving or due to receive any payment or benefit under any illness, incapacity, disability, permanent health insurance or similar scheme.

Consultants

10.21

There are no workers, consultants, agency workers or other individuals who are providing services to the Group Companies under an agreement which is not a contract of employment with the Group Companies.

11.	Pensions

11.1

Other than the Disclosed Pension Schemes, and the Benefit Plans Disclosed in the Data Room, the Group does not currently operate or have any other liability towards, any other defined benefit pension scheme, defined contribution pension scheme or other arrangement providing benefits on retirement, cessation of employment, ill health, injury or death.

11.2	Other than as Disclosed in the Data Room, the Group does not currently operate or have any other liability towards any Benefit Plans.

11.3	The Data Room contains complete and accurate copies of the governing documentation of the Disclosed Pension Schemes, and Benefit Plans and the benefits payable under the Disclosed Pension Schemes.

11.4	No amount due to the Disclosed Pension Schemes or Benefit Plans from any Group Company is unpaid as at the date of this Agreement.

11.5	All benefits payable under the Disclosed Pension Schemes are payable on a money purchase basis only, other than death benefits which are insured.

11.6	The Disclosed Pension Schemes and Benefit Plans have been operated in all material respects in compliance with their terms and with all applicable laws and regulations.

11.7

None of the Group Companies have in any material respect failed to comply with any applicable law or regulation in respect of any of the Disclosed Pension Schemes, including auto enrolment under the Pensions Act 2008.

11.8

Other than routine claims for benefits, there are no ongoing, pending or threatened claims, investigations, audits, lawsuits or arbitrations which have been or may be asserted or instituted against any of the Disclosed Pension Schemes or Benefit Plans or against any of the Group Companies in respect of the Disclosed Pension Schemes or Benefit Plans. No Group Company has any material liability for any Tax, penalty or cost imposed under US Internal Revenue Code Sections 4980B, 4980H or 9815 or the US Patient Protection and Affordable Care Act.

11.9

No Employee or former Employee has transferred to the employment of any Group Company in circumstances governed by the Transfer of Undertakings (Protection of Employment) Regulations 2006 or equivalent legislation with an entitlement to payment of enhanced benefits on redundancy or early retirement by reference to employment with that Group Company or a previous employer and whether under the Disclosed Pension Schemes, contract of employment, or another arrangement.

11.10

Neither the execution and delivery of this Agreement nor the consummation of the contemplated transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or materially increase the amount or value of, any payment or benefit to any Employee, officer or director of the Group that would be a liability of a Group Company following the Completion. No Group Company has made or has become obligated to make, and none of the Group Companies will as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be non-deductible by reason of Section 280G of the US Internal Revenue Code (without regard to subsection (b)(4) thereof) or any corresponding provision of local Law.

12.	Information Technology

12.1

All material IT Systems necessary for the operation of the business of the Group in the ordinary course in all material respects are owned by or validly licensed to a Group Company and, to the best knowledge of the Sellers, are free and clear of all material bugs, errors, defects, Trojan horses, time bombs, ransomware, malware and other corruptants.

12.2

In the 12 month period prior to this Agreement, there has been no material disruption to the IT Systems of 48 hours or more at any one time and the IT Systems have performed the functions required of them by the Group without any material or continuous problems.

12.3	The IT Systems are the subject of warranty and/or maintenance arrangements which are adequate for the requirements of the Group and sufficient to promptly remedy or compensate any material defect.

12.4

Adequate disaster recovery arrangements consistent with industry practice are in force in relation to the IT Systems. The disaster recovery arrangements have been tested in the last 12 months and the test(s) demonstrated the disaster recovery arrangements to be effective in adequately restoring functionality.

12.5

Adequate security arrangements consistent with industry practice are in force in relation to the IT Systems, including effective firewalls, encryption software, properly administered and run password protection, virus checking software and procedures for taking and storing back-up copies of all data stored on the IT Systems.

12.6	The present capacity of the IT Systems is sufficient in order to satisfy the current requirements of the Group with regard to data processing and communications.

13.	Data Protection

13.1

The Group has in the 36 months prior to the date of this Agreement, complied in all material respects with the Data Protection Act 2018, the Privacy and Electronic Communications (EC Directive) Regulations 2003, Part I of the Regulation of Investigatory Powers Act 2000, the General Data Protection Regulation (“GDPR”) (including the GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018, as modified by Schedule 1 to the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019) and all other applicable laws and regulations regulating data protection and privacy (collectively, the “Data Protection Laws”), including maintaining complete, accurate and up to date records of all its personal data processing activities as required by the Data Protection Laws.

13.2

No Group Company has in the 36 months prior to the date of this Agreement, received any written notification to the contrary (including relating to any claim, complaint, investigation, action or sanction) from the information commissioner or any other data protection or privacy authority with competent authority over its data processing activities.

13.3

No material personal data breach (as defined in the GDPR) or other material incident involving unauthorised loss, disclosure, corruption, impairment or other prejudice to the security of any personal data or confidential or proprietary information in the possession or under the Control of the Group has occurred in the 36 months prior to the date of this Agreement.

14.	Litigation And Investigations

14.1

No Group Company is engaged in any litigation, regulatory, arbitration or criminal proceedings, or has in the 36 month period prior to the date of this Agreement received notice in writing that it is the subject of any legal or regulatory investigation, inquiry or audit, in each case, in respect of which the liability of the Group is likely to be in excess of $1,000,000 individually.

14.2

No civil, criminal, arbitration, administrative or other proceeding in each case, in respect of which the liability of the Group is likely to be in excess of $1,000,000 individually, is pending or has been threatened in writing by or against a Group Company (other than in relation to the collection of debts arising in the usual course of business).

15.	Compliance With Law

15.1

No Group Company is, or has in the last 36 months prior to the date of this Agreement been, in breach of any law (including common law, subordinate legislation, act, treaty, ordinance, decree, directive, rule, code, order, notice, direction, judgement or decision enacted, issued or promulgated by, or entered into with, any Regulatory Authority and which has the force of law) or regulation to which it is subject, in circumstances where such breach would be material to the Group as a whole.

15.2

Each Group Company has conducted its business in all material respects in accordance with all applicable laws (as defined at paragraph 15.1 above) and regulations and there is no material investigation, enquiry, order, decree or judgment of any court or governmental agency outstanding against any Group Company.

15.3

Each Group Company has complied in the last 36 months prior to the date of this Agreement with all applicable Laws and Regulations related to Sanctions (as defined below), export controls, anti-boycott regulations, anti-bribery regulations, fair competition regulations, and customs regulations.

15.4	No Group Company, nor any director, officer, or Employee, agent, or other person acting on behalf or for the benefit of any Group Company:

15.4.1

has offered, promised, provided or authorised the provision of any money or other thing of value, directly or indirectly, in the last five years to any person to materially and improperly influence official action or secure an improper advantage in connection with the activities of any Group Company in violation of applicable anti-bribery laws;

15.4.2

is or is majority-owned or Controlled (individually or in the aggregate) by one or more persons or entities that is the subject of trade, economic or financial sanctions laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of the Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) the United Kingdom (including without limitation Her Majesty’s Treasury), or (v) other similar governmental bodies with regulatory authority or jurisdiction over the Group and their subsidiaries and their respective operations from time to time (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”) or (b) is located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”);

15.4.3

has engaged in any dealings or transactions (directly or indirectly) with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the last five years, or (b) is currently engaged in or has any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country;

15.4.4

has in the last five years exported, reexported, or transferred items (i.e., goods, technology, or software) controlled under export controls (i.e., all items exported, reexported, or transferred have been uncontrolled and/ or are classified as EAR99) in violation of any applicable export laws and regulations, including (but not limited to) the US Export Administration Regulations;

15.4.5

has in the last five years, failed to adjust customs value for importations between related parties resulting from retroactive transfer pricing adjustments from a tax perspective in violation of applicable customs laws and regulations;

15.4.6

has in the last five years, entered into any contract that remains in effect and that contains provisions reflecting participation in or cooperation with, a foreign boycott that is not sanctioned by the United States, including without limitation the Arab League boycott of Israel, in violation of United States anti-boycott rules; or

15.4.7

has in the last five years, declared to US Customs and Border Protection inaccurate country of origin, tariff classification, customs value, preference claims, or other customs information. Any such inaccurate information has been corrected with US Customs and Border Protection.

15.5

No commissions, discounts, rebates or other inducements, whether of cash or in kind, have been given by any Group Company or any of their respective officers, workers, Employees, agents or other person acting on behalf of any Group Company where they are capable of forming the basis of criminal prosecution of, or civil action against, such Group Company or any of its officers, workers or Employees.

16.	Permits

All material licences, registrations, consents, permits and authorisations (public and private) have been obtained which are material for each Group Company to carry on its respective business in the places and manner in which such business is now carried out and all such licenses, registrations, consents, permits and authorisations are valid and subsisting.

17.	No defective products

No Group Company has in the two years prior to the date of this Agreement manufactured, sold or supplied any product or service that is or was or is reasonably likely to become in any material respect faulty, defective, or dangerous (unless inherently dangerous) or which does not comply in any material respect with any warranties or representations expressly made by such Group Company or with all applicable Law and mandated standards in circumstances where the liability of such Group Company is not fully covered by product liability insurance and is reasonably likely to exceed any provision or reserve for product liability claims included in the Accounts and Management Accounts.

18.	Competition

18.1	No Group Company is in, or has received notice from any Competition Authority alleging, non-compliance with any Competition Law.

18.2

No Group Company is bound by or party to any order, judgment, decision or direction made by, nor is a party to any undertaking or assurance given to, any Competition Authority under applicable Competition Law which materially affects its ability to carry on its business as currently conducted.

19.	Brokerage Or Commissions

No person is entitled to receive any finder’s fee, brokerage, success or commission from any Group Company in connection with this Agreement or any of the other Transaction Documents or anything contained in them.

20.	Properties

20.1

The Properties comprise all the lands and buildings owned, leased, subleased, licensed occupied or used by the Group or in which the Group has any real property interest. Schedule 9 contains full and accurate particulars of the real property interests and leasehold rights of the relevant Group Companies thereto.

20.2	The relevant Group Company is the sole legal and beneficial owner of the Properties set opposite its name in Schedule 8.

20.3

The relevant Group Company has paid all rent and all other outgoings which have become due and observed and performed in all material respects the lessee’s covenants and the conditions in any such lease, sublease, licence, or other use or occupancy agreement of each of the Properties.

20.4

The relevant Group Company is in sole and exclusive possession of each of the Properties and no Group Company has received notice of breach of, nor is it aware that it is in breach of, the permitted use of each Property for the purpose of applicable law or under the terms of each lease, sublease, licence, or other use or occupancy agreement of each of the Properties or the permissions authorising that use.

20.5	Each development carried out on the Properties complies in all material respects with all relevant laws relating to the planning, development and construction of buildings and other improvements.

20.6

In the case of any Property held by a Group Company under a lease, sublease, licence, or other use or occupancy agreement, no Group Company has received notice of termination of any such lease, sublease, licence or use or occupancy agreement and no such lease, sublease, licence, or other use or occupancy agreement has been varied in writing as at the date of this agreement.

20.7	The Data Room contains true, accurate, and complete copies in all material respects of all leases in connection with the Properties, including all applicable amendments.

20.8

There is not outstanding to HMRC, or the Revenue Commissioners, or any other Tax Authority having jurisdiction over tax related matters, any stamp duty or stamp duty land tax, or other property related tax liability associated with any Property.

21.	Tax

21.1

Each member of the Group has properly and within the applicable time limits paid all material Tax which it has become liable to pay (whether or not such Tax is reflected in any return) and there are no reasonable grounds for the assertion or assessment by any Tax Authority of material additional Taxes against any member of the Group or their assets. No member of the Group has in the five years prior to the date of this Agreement been liable to pay a material penalty, surcharge, fine or interest in connection with Tax or has in the five years prior to the date of this Agreement made a disclosure to or a settlement with a Tax Authority in relation to Tax pursuant to which they were liable to pay any material penalty, surcharge, fine or material amount of interest.

21.2

No member of the Group is currently involved in any material dispute, or subject to any non-routine audit, investigation, discovery or access order, in relation to Tax with any Tax Authority and so far as the Warrantors are aware, no circumstances exist which make it likely that any such dispute will arise or any such audit, investigation, discovery or access order will be made.

21.3

Each member of the Group is and has at all times been resident only in its jurisdiction of incorporation for all Tax purposes. No member of the Group is liable to pay Tax chargeable under the laws of any jurisdiction other than its jurisdiction of incorporation.

21.4

Each member of the Group has in the three years prior to the date of this Agreement deducted or withheld all material Tax which it has been obliged by law to deduct or withhold from amounts paid (or benefits provided) by it and has properly accounted for and paid to the relevant Tax Authority all amounts of Tax so deducted or withheld.

21.5

Each member of the Group has in the three years prior to the date of this Agreement within applicable time limits made all material returns, provided all material information and maintained all material records in relation to Tax as it is required to make, provide or maintain and has complied in all material respects on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority. All such returns and information remain correct and complete. No member of the Group has waived any statute of limitations with respect to any Taxes or agreed to any extension of time for filing any return.

21.6

Each member of the Group has properly complied with all applicable social security legislation and has complied in all material respects with each reporting obligation in connection with benefits provided (whether by the relevant member of the Group or by any other person) for the directors, other officers and Employees and former directors, other officers and Employees of the relevant member of the Group.

21.7	Each member of the Group:

21.7.1	is registered for VAT for the purposes of all applicable VAT legislation;

21.7.2	has made, given, obtained and kept up to date, full and accurate records, invoices and documents appropriate or required for the purposes of all applicable VAT legislation;

21.7.3	has complied in all material respects with all applicable VAT legislation and in particular has filed all material returns and made all material payments of VAT on a timely basis; and

21.7.4	is not and has never been part of a VAT group.

21.8

No event, transaction, act or omission has occurred which could result in any member of the Group becoming liable for Tax which is primarily or directly chargeable against or attributable to a person other than a member of the Group or which is charged by reference to the income or gains of or any supplies, acquisitions or importations made by a person other than a member of the Group.

21.9	Provision or reserve (as appropriate) has been made in the Accounts in accordance with generally accepted accounting practice and all relevant accounting standards:

21.9.1

for all Tax for which any member of the Group is liable or accountable (whether primarily or otherwise) in respect of all income, profits or gains earned, accrued or received on or before the Last Accounts Date or in respect of any Event occurring on or before the Last Accounts Date; and

21.9.2	for all deferred tax assets and liabilities of any member of the Group;

and each member of the Group has properly and within the applicable time limits submitted to the relevant Tax Authority all claims, elections and disclaimers which have been assumed to have been made for the purposes of computing any provision or reserve for Tax (including deferred tax) included in the Accounts.

21.10

No Tax Authority has in the three years prior to the date of this Agreement agreed to operate any special arrangement in relation to any member of the Group other than an arrangement which is wholly in accordance with a strict interpretation of the relevant law, published statements of practice or published extra-statutory concessions of a relevant Tax Authority.

21.11

In the three years prior to the date of this Agreement, any transaction for which any clearance or consent was required to be obtained has been carried out only materially in accordance with the terms of a valid clearance or consent given following full, accurate and timely disclosure of all material facts and circumstances. Nothing has arisen since any clearance or consent was obtained which would bring into question its validity.

21.12

In the three years prior to the date of this Agreement, all transactions between each member of the Group and any person who is or who has been connected or otherwise associated with the relevant member of the Group in any way for any Tax purposes, have been and are on arm’s length terms.

21.13

In the five years prior to the date of this Agreement, no member of the Group has entered into, been a party to or promoted any scheme or arrangement which has no commercial purpose or of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability to Tax.

21.14

Neither entering into this Agreement nor Completion will result in the denial or withdrawal of any material Relief sought or granted on or before Completion or result in any income, profit or gain arising or accruing, or being deemed to arise or accrue, which will materially affect the Tax position of any Group Company.

21.15

The Shares do not derive their value or the greater part of their value directly or indirectly from land in Ireland, minerals or mining rights in Ireland, or exploration or exploitation rights in Ireland (“Specified Assets”) and none of the Shares were acquired by the Sellers, or any prior holder, in exchange for shares, debenture or other securities, the greater part of the value of which was derived from Specified Assets.

21.16

In the three years prior to the date of this Agreement, no Group Company has made a mandatory disclosure to a Tax Authority in respect of a transaction or a proposed transaction which enables any person to obtain a Tax advantage and no circumstances exist which mean that a Group Company should have made such a disclosure but failed to do so.

21.17

No Group Company has been and will be required, based on the circumstances of the Group as at Completion and events occurring prior to Completion, to provide information on reportable cross-border arrangements to a Tax Authority pursuant to Council Directive 2011/16/EU (as amended by Council Directives 2018/822/EU and 2020/876/EU, and including any implementing legislation or regulation relating thereto) (“DAC6”), nor has any Group Company entered into any reportable cross-border arrangements which will require another person to provide information to a Tax Authority pursuant to DAC6.

21.18

In the three years prior to the date of this Agreement, no Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after Completion as a result of, but not limited to, any: (i) change in method of accounting for a taxable period ending on or prior to Completion; or (ii) use of an improper method of accounting for a taxable period ending on or prior to Completion.

21.19

No event has occurred which has resulted or could result in any material charge, lien, security interest, encumbrance or other third party right arising over any asset of a Group Company in respect of unpaid Tax.

21.20

Neither E&I Engineering USA Corporation nor E&I Engineering Corporation is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

21.21

No Group Company organized under the laws of a non-U.S. jurisdiction owns (i) any “United States real property interest” within the meaning of Section 897 of the Code, (ii) is engaged in the conduct of a United States trade or business for U.S. federal income tax purposes, (iii) is a “controlled foreign corporation” within the meaning of Section 957 of the Code owned directly or indirectly within the meaning of Section 958(a) of the Code by any “United States Shareholder” within the meaning of Section 951(b) of the Code, (iv) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code, or (v) has elected under Section 897(i) of the Code to be treated as a U.S. corporation.

21.22	E&I Engineering USA Corporation and E&I Engineering Corporation are each classified as corporations for U.S. federal income tax purposes.

22.	Environment

Compliance with Environmental Legislation

22.1

The Group Companies as at the date of this Agreement and for the 36 months prior to the date of this Agreement, have been in material compliance with all applicable Environmental Laws and have obtained all material requisite Environmental Licences for the Group Companies’ business and operations and occupation of the Properties and as at the date of this Agreement and for the 36 months prior to the date of this Agreement are in compliance with all such Environmental Licences and there are no circumstances which are likely to give rise to the suspension, cancellation, revocation or non-renewal of any such Environmental Licences.

No Investigations or Notices

22.2

No Group Company has received in the 36 months prior to the date of this Agreement any written notice regarding any regulatory investigation, formal legal claim, proceeding, litigation, notice, order, judgment, ruling, decree, citation or award of whatever nature (and no Group Company is engaged in any litigation, regulatory, arbitration or criminal proceeding) in each case in respect of which the liability of the Group is likely to be in excess of $300,000 individually in relation to any Environmental Release or any breach or alleged breach of or any liability or alleged liability under any Environmental Laws or Environmental Licences and so far as the Sellers are aware there are no circumstances which may give rise to any of the foregoing.

No Environmental Release

22.3

Except to the extent permitted by Environmental Laws and/or Environmental Licences, no Group Company has treated, sorted, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any person to, or caused or contributed to any Environmental Release that are likely to give rise to liability under Environmental Laws for any Group Company. As far as the Sellers are aware, there have been no Environmental Releases by any third party at any past or present properties owned, operated or used by any Group Company that are likely to give rise to liability under Environmental Laws for any Group Company.

Delivery of Documentation

22.4

The Data Room contains accurate and complete copies of all Environmental Licences and environmental reports produced by expert environmental consultants in the last 2 years and possessed or initiated by the Sellers or any Group Company as well as copies of all material correspondence between the Sellers or any Group Company with governmental authorities in the last 24 months relating to the Group Companies’ compliance with Environmental Law or the environmental conditions of present and past properties owned, operated or used by any Group Company.

“Environmental Laws” means (a) the common law, and (b) all laws, by-laws, statutes, regulations, rules, orders, instruments, decrees, directives, decisions, injunctions, rulings and judgements of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency whether of Ireland, the European Union, the United States or elsewhere and all approved mandatory codes of practice relating to pollution or the protection of the Environment or of human health or safety or welfare or to the exposure to or the manufacture, formulation, processing, registration, generation, use, treatment, storage, containment, labelling, handling, transportation, distribution, recycling, reuse, release, threatened release, disposal, removal, remediation, abatement or clean-up of any Contaminant.

“Environmental Release” means the deposit, spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, dumping, discarding or disposing of any Contaminant into, at, under or upon the Environment.

SCHEDULE 6

BUYERS’ AND PARENT’S WARRANTIES

PART A

BUYERS’ WARRANTIES

Organisation; Authority

1.	Each Buyer:

1.1

has the requisite power and authority to enter into, and to perform its obligations under, this Agreement and each of the Transaction Documents which are to be entered into by such Buyer and/or such other member of the Buyers’ Group;

1.2

is duly organised, validly existing and in good standing under the laws of its jurisdiction of organisation and has full corporate power and capacity to own, lease and operate its assets and has all material qualifications, licenses, authorisations, registrations and consents and permits (public and private) necessary to conduct its business as now owned, leased, operated and conducted, and all of them are valid and subsisting, except as would not reasonably be expected to have a material adverse effect on the Buyers’ Group; and

1.3

at a board of directors meeting duly called and held, unanimously approved and adopted in all respects this Agreement, the Transaction Documents which are to be entered into by it, and the Transaction; and a correct and complete copy of the applicable resolutions of the board of directors of has been made available to the Sellers as of the date of this Agreement; and

1.4

subject to satisfaction of the Conditions, has obtained or satisfied all corporate, regulatory and other approvals, and any other conditions, necessary to execute, and perform its obligations under this Agreement and the Transaction Documents which are to be entered into by it and/or such other member of the Buyers’ Group; and no additional organisational or shareholder authorisation, consent or vote is required in order for it to execute and perform its obligations under this Agreement and such Transaction Documents or to consummate the Transaction.

Consents; Non-Contravention

2.	The execution and performance by each Buyer of this Agreement, and the consummation of the Transaction, do not and will not:

2.1

require any approval, consent, authorisation or determination of; permit, license, order, waiver or exemption issued or granted by; negative clearance from, expiration or early termination of any waiting period imposed by; registration, application, submission or other filing with; or notice to; any person, including any Regulatory Authority, except for the Regulatory Clearances; or

2.2

(i) violate any provision of the constitutional documents of such Buyer or any other member of the Buyers’ Group; (ii) conflict with, violate, constitute a default under, or result in the breach or termination, cancellation or acceleration of any right or obligation of such Buyer or any other member of the Buyers’ Group under any material contract to which it is a party or is subject; or (iii) violate, constitute a default under, or result in a breach of any applicable law, regulation or any requirement or request of an applicable regulatory authority to which it is subject, except with respect to sub-paragraphs (ii) or (iii) as would not reasonably be expected to have a material adverse effect on the Buyers’ Group.

Binding Effect

3.

This Agreement and the Transaction Documents which are to be entered into by each Buyer and/or any other members of the Buyers’ Group constitute or will, when executed by the relevant person, constitute legal, valid and binding obligations of each Buyer and each such member of the Buyers’ Group in accordance with their respective terms.

Solvency

4.

Each Buyer is not, and immediately after Completion and after giving effect to the Transaction will not be, insolvent or unable to pay its debts within the meaning of any laws relating to insolvency binding upon such Buyer.

Claims

5.

The Buyers are not aware (within the meaning attributed thereto in Clause 1.7) of any fact, matter or circumstance which would or would be reasonably likely (whether with the passage of time or otherwise) to entitle the Buyers to make or bring a Claim.

Financing; Financial Capability

6.	Each Buyers’ Financing Arrangement in existence on the date of this Agreement is in full force and effect and has been executed by and is binding upon all the parties thereto.

7.

Each Buyer has (and at Completion will have) immediately available on an unconditional basis (subject only to Completion), whether pursuant to the Buyers’ Financing Arrangements or otherwise, the necessary cash resources to meet its obligations under this Agreement and the Transaction Documents.

PART B

PARENT’S WARRANTIES

Organisation; Authority

1.	The Parent:

1.1	has the requisite power and authority to enter into, and to perform its obligations under, this Agreement and each of the Transaction Documents which are to be entered into by the Parent;

1.2

is duly organised, validly existing and in good standing under the laws of its jurisdiction of organisation and has full corporate power and capacity to own, lease and operate its assets and has all material qualifications, licenses, authorisations, registrations and consents and permits (public and private) necessary to conduct its business as now owned, leased, operated and conducted, and all of them are valid and subsisting, except as would not reasonably be expected to have a material adverse effect on the Buyers’ Group; and

1.3

at a board of directors meeting duly called and held, unanimously approved and adopted in all respects this Agreement, the Transaction Documents which are to be entered into by it, and the Transaction; and a correct and complete copy of the applicable resolutions of the board of directors of has been made available to the Sellers as of the date of this Agreement; and

1.4

subject to satisfaction of the Conditions, has obtained or satisfied all corporate, regulatory and other approvals, and any other conditions, necessary to execute, and perform its obligations under this Agreement and the Transaction Documents which are to be entered into by it; and no additional organisational or shareholder authorisation, consent or vote is required in order for it to execute and perform its obligations under this Agreement and such Transaction Documents or to consummate the Transaction, including the issuance of the Parent Securities to the Sellers.

Consents; Non-Contravention

2.	The execution and performance by the Parent of this Agreement, and the consummation of the Transaction, do not and will not:

2.1

require any approval, consent, authorisation or determination of; permit, license, order, waiver or exemption issued or granted by; negative clearance from, expiration or early termination of any waiting period imposed by; registration, application, submission or other filing with; or notice to; any person, including any Regulatory Authority, except for the Regulatory Clearances; or

2.2

(i) violate any provision of the constitutional documents of the Parent; (ii) conflict with, violate, constitute a default under, or result in the breach or termination, cancellation or acceleration of any right or obligation of the Parent under any material contract to which it is a party or is subject; or (iii) violate, constitute a default under, or result in a breach of any applicable law, regulation or any requirement or request of an applicable regulatory authority to which it is subject, except with respect to sub-paragraphs (ii) or (iii) as would not reasonably be expected to have a material adverse effect on the Buyers’ Group.

Binding Effect

3.

This Agreement and the Transaction Documents which are to be entered into by the Parent constitute or will, when executed by the relevant person, constitute legal, valid and binding obligations of the Parent in accordance with their respective terms.

Parent Capital Structure; Subsidiaries

4.

As at the date of this Agreement, the authorised share capital of the Parent consists of 725,000,000 shares of capital stock, consisting of (1) 720,000,000 shares of common stock, including (a) 700,000,000 shares of Class A common stock, $0.0001 par value per share, and (b) 20,000,000 shares of undesignated common stock, $0.0001 par value per share, and (2) 5,000,000 shares of preferred stock, par value $0.0001 per share. As of 3 September 2021, 352,494,919 shares of Class A common stock, no shares of preferred stock, and 10,533,333 private placement warrants, were issued and outstanding, and all of which have been duly authorised, validly issued and fully paid or credited as fully paid.

5.

All of the issued and outstanding share capital of the Parent’s subsidiaries is owned either directly or indirectly by the Parent, free from any Encumbrance, and has been duly authorised, validly issued, and fully paid.

6.

There are no issued and outstanding securities of the Parent or its subsidiaries except as set forth in paragraphs 4 or 5 of Part B of this Schedule 6; and there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind that obligate the Parent or any of its subsidiaries to issue or sell any securities of the Parent or any of its subsidiaries (or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Parent or any of its subsidiaries), and no securities or obligations evidencing such rights authorised, allotted or issued. The Parent and its subsidiaries do not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for any securities having the right to vote) with the shareholders of Parent on any matter.

Solvency

7.

The Parent is not, and immediately after Completion and after giving effect to the Transaction will not be, insolvent or unable to pay its debts within the meaning of any laws relating to insolvency binding upon the Parent. No obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud any present or future creditor of the Parent.

Claims

8.

The Parent is not aware (within the meaning attributed thereto in Clause 1.7) of any fact, matter or circumstance which would or would be reasonably likely (whether with the passage of time or otherwise) to entitle the Buyers to make or bring a Claim.

9.

Except as would not reasonably be expected to (i) have a material adverse effect on the Buyer’s Group or (ii) impede, prejudice, delay, or otherwise adversely affect in any material respect, the ability of the Parent to perform its obligations under this Agreement or to consummate the Transaction:

9.1

the Parent is not engaged in any material litigation, regulatory, arbitration or criminal proceedings, or has in the twenty four (24) month period prior to the date of this Agreement received notice in writing that it is the subject of any material legal or regulatory investigation, inquiry or audit;

9.2

no civil, criminal, arbitration, administrative or other proceeding is pending or has been threatened in writing by or against the Parent (other than in relation to the collection of debts arising in the usual course of business); and

9.3	the Parent is not, or has not in the twenty four (24) month period prior to the date of this Agreement been, in breach of any law or regulation to which it is subject.

Parent Securities

10.

The Parent has full power and authority to allot and issue the Parent Securities, free from any Encumbrance, in accordance with the terms of this Agreement and the Parent Securities will, when issued in accordance with the terms of this Agreement (i) be duly authorised, validly issued and fully paid shares in the capital of the Parent, and (ii) be issued in compliance with all applicable U.S. federal and state securities laws.

Parent Reports; Financial Statements; Internal Controls

11.

The Parent has timely filed or furnished all reports, schedules, forms, statements, certifications and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Parent with the SEC since 7 February 2020 (such documents, together with any documents filed with the SEC during such period by the Buyers on a voluntary basis on a Current Report on Form 8 K, the “SEC Documents”).

12.

The SEC Documents at the time filed (or if amended, supplemented or superseded by a filing prior to the date hereof, as of the date of such filing; or in the case of SEC Documents that are registration statements, as of the applicable effective date) (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Document or necessary in order to make the statements in such SEC Document, in light of the circumstances under which they were made, not misleading.

13.

There are no SEC inquiries or investigations, other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Parent or any of its subsidiaries or any malfeasance by any executive officer of the Parent.

14.

There are no outstanding or unresolved comments from any comment letters received by the Parent from the SEC relating to any of the SEC Documents. None of the SEC Documents is the subject of any ongoing review by the SEC.

15.

The Parent is in compliance in all material respects with the applicable listing and maintenance requirements of the NYSE and the corporate governance rules and regulations thereof. The Parent has not, in the twelve (12) months period prior to the date of this Agreement, received notice from the NYSE to the effect that the Parent is not in compliance with the listing or maintenance requirements of the NYSE.

16.

Each of the consolidated financial statements of the Parent (including, in each case, any related notes and schedules) included or incorporated by reference in the SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, the Exchange Act and the Securities Act, was prepared in accordance with US GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein or in the notes thereto), and fairly presented in all material respects the consolidated financial position of the Parent and its subsidiaries as at the respective dates thereof and the consolidated statements of earnings, comprehensive income, equity, and cash flows for the periods indicated therein (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments that are not material in amount or effect).

17.

Neither the Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be recorded or reflected on a balance sheet, or in the footnotes thereto, under US GAAP, except (a) as reflected or reserved against in the SEC Documents, (b) for liabilities and obligations that have been incurred in the ordinary course of business after the date of the SEC Documents, and (c) for other liabilities and obligations that individually or in the aggregate have not had and would not reasonably be expected to impede, prejudice, delay, or otherwise adversely affect in any material respect, the ability of the Parent to perform its obligations under this Agreement or to consummate the Transaction.

18.

The Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15 and 15d-15 under the Exchange Act), which are designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP, (ii) that transactions are executed only in accordance with the authorisation of management and (iii) regarding prevention or timely detection of the unauthorised acquisition, use or disposition of the Parent’s properties or assets. Other than as disclosed in the SEC Documents, no material weakness exists with respect to the Parent’s system of internal control over financial reporting that would be required to be disclosed by the Parent pursuant to Item 308 of Regulation S-K promulgated by the SEC.

19.

The Parent maintains disclosure controls and procedures (as defined in Rules 13a 15 and 15d-15 under the Exchange Act), which are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Parent make the certifications required under the Exchange Act with respect to such reports.

20.	None of the Parent’s subsidiaries is, or has at any time since 7 February 2020 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Brokerage or Commissions

21.

No person is entitled to receive a material finder’s fee, brokerage, success or commission in connection with this Agreement or any of the other Transaction Documents based upon arrangements made by or on behalf of the Parent.

Anti -Takeover Provisions

22.	The Parent is not party to a shareholder rights plan, “poison pill” or other anti-takeover arrangement or plan.

SCHEDULE 7

CONDUCT PENDING COMPLETION

PART A

GROUP COMPANIES

1.	Share Capital

The creation, allotment, issue, variation, increase, re-organisation, consolidation, sub-division, conversion, reduction, redemption, repurchase, redesignation, redenomination or other alteration of the authorised or issued share or loan capital of any Group Company or the variation, modification, abrogation or grant of any rights (including any pre-emption rights) attaching to any such share or loan capital except, in each case, pursuant to the terms of this Agreement or as required under the terms of the Convertible Share Plan with respect to B Ordinary Shares.

2.	Memorandum and Articles and Name

2.1	The alteration of the Articles or the memorandum or articles of association (or equivalent documents) of any Group Company.

2.2	The alteration of the name of any Group Company.

3.	Distributions

The recommendation, declaration or making of any dividend or other distribution of profits, assets or reserves by any Group Company, other than a (direct or indirect) wholly-owned subsidiary undertaking of E&I to another Group Company.

4.	Winding-up

The taking of steps to wind up or dissolve any Group Company.

5.	Directors

The appointment or removal of any director of any Group Company.

6.	Major Disposals and Acquisitions

6.1	Any disposal (or the entry into any agreement for the disposal) by any means (including by lease, licence or by means of a sale and lease back arrangement) by any Group Company of:

6.1.1	a material asset of the Group;

6.1.2	the whole or a significant part of its undertaking; or

6.1.3	of any interest directly or indirectly in any of its subsidiary undertakings.

6.2	Any acquisition (or the entry into any agreement for the acquisition) of any business, asset(s) or securities for an amount in excess of $5,000,000 by any Group Company.

6.3

Acquiring or disposing of any freehold or leasehold property or granting any lease or third party right in respect of any Property or negotiating or agreeing any review of rent in respect of any lease of any of any Property, except in the ordinary course of business.

7.	Material Change in Nature of Business

Any material change (including cessation) in the nature or scope of the business of any Group Company.

8.	Senior Employees

8.1

The appointment or termination of employment of any employee of, or the appointment or termination of the engagement of any other person whose services are or are to be provided to, any Group Company whose contract cannot be terminated by three months’ notice or less or whose base salary or the payment for whose services is to be or is in excess of $100,000 a year.

8.2	Entering into or modifying any arrangement with any trade union, works council, staff association or other employee representative body in respect of any directors or employees.

8.3

Any Group Company making, or announce any proposal to make, any material change or addition (whether immediate, conditional or prospective) to any terms and conditions of or in respect of employment of its directors or key employees or to any arrangement with any key consultants that could increase the total staff costs of any Group Company (including any change or addition affecting former directors, employees or consultants or their dependants) by more than $1,000,000 per annum.

9.	Employee Benefits

9.1

The establishment of any pension, retirement, death or disability or life assurance scheme, or any employees’ share scheme or employee trust or share ownership plan, share option or shadow share option scheme, or other profit sharing, bonus or incentive scheme in each case for any of the directors, employees or former directors or employees (or dependants thereof) of any Group Company, the variation of the terms or rules of any such new or any existing scheme, the appointment and removal of any trustee or manager of such a scheme.

10.	Agreements outside the ordinary and normal course of trading

10.1

The entry into, modification, termination or assignment of any arrangement (or the making of any bid or offer that may lead to such an arrangement) by any Group Company of any contract, commitment or arrangement outside the ordinary and normal course of trading or otherwise than at arms’ length, or of any contract or arrangement which is, or is likely to be, material in the context of the Group as a whole or the making of any payment by any Group Company other than on an arms’ length basis, or which is of an unusual or onerous nature or which contains a guarantee, indemnity or surety (other than solely of the obligations or liabilities of another Group Company).

10.2	The entry into any transaction with the Sellers or any Seller Relevant Connected Person otherwise than on an arm’s length basis and consistent with past practice.

10.3	The incurrence of any expenditure exceeding $1,000,000 on capital account.

11.	Material Contracts

The making of any material change in the terms of, or the surrender of, any Material Contract of any Group Company.

12.	Joint Ventures

The entry by any Group Company into any partnership or joint venture arrangement with any person.

13.	Borrowing

13.1

Any Group Company incurring, or the entry by any Group Company into any agreement or facility to obtain, any borrowing, advance, credit, hedging, derivative or finance or any other indebtedness (whether on or off balance sheet) or liability in the nature of borrowing, other than pursuant to the Finance Documents, except for trade credit in the ordinary and normal course of trading consistent with past practice.

13.2	Any Group Company issuing, allowing to come into being, granting or redeeming any Encumbrance over any of its assets or undertaking, otherwise than in the ordinary course of business.

14.	Insurance

14.1	Any material alteration to, any failure to renew or any action which has the effect of invalidating or cancelling any of the insurance policies of any Group Company.

15.	Intellectual Property

15.1	Any material licensing of Intellectual Property.

15.2

Granting, modifying, disposing of or terminating any rights or enter into any arrangement relating to Intellectual Property or otherwise permitting any of its rights relating to Intellectual Property to lapse.

16.	Tax

16.1

Any act or entry into any arrangement that would be likely to result in any Group Company becoming either resident for Tax purposes in a jurisdiction other than its country of incorporation or subject to Tax in such a jurisdiction by virtue of having a branch or permanent establishment in such jurisdiction.

16.2	Any amendment to, or variation or withdrawal of, an existing VAT registration or the exercise of an option to tax in respect of any Property.

17.	Litigation

Instituting, settling or agree to settle any legal proceedings relating to its business, save for debt collection in the ordinary course of business not exceeding $1,500,000.

18.	Agreements

The entry by any Group Company (as relevant) into any agreement or binding commitment to do any of the actions described in this Schedule 7.

PART B

THE PARENT

1.	Share Capital

The creation, allotment, issue, variation, increase, re-organisation, consolidation, sub-division, conversion, reduction, redemption, repurchase, redesignation, redenomination or other alteration of the authorised or issued share or loan capital of the Parent or the variation, modification, abrogation or grant of any rights attaching to any such share or loan capital except, in each case, pursuant to the terms of this Agreement.

2.	Constitutional Documents

The alteration of the constitutional documents of the Parent.

3.	Agreements

The entry by the Parent into any agreement or binding commitment to do any of the actions described in this Part B of this Schedule 7.

SCHEDULE 8

COMPLETION ACCOUNTS

1.	Defined terms

1.1	In this schedule, the following words and expressions shall have the following meanings:

“Cash” means, as at the Effective Time and as shown in the Completion Accounts and calculated in accordance with the Completion Accounts Principles:

(a)

the aggregate amount of any cash on hand or credited to an account with a bank or other financial institution to which the Group Companies are beneficially entitled, and any cash equivalent, in each case including all interest accrued thereon, only to the extent freely available for spending by the Group Companies in the ordinary course of business at the Effective Time and only to the extent fully reconciled to bank statements, including the amount included within the ABN Amro account in the Netherlands up to EUR 2,500,000, with the remainder, if any, of the ABN Amro account being excluded from Cash and including the £2,500,000 which is part of the Bank of Ireland facility covenant;

(b)	amounts receivable on contracts – retention amounts; and

(c)	excluding Trapped Cash; and

provided however, that the amount of Cash (excluding amounts under (b) above) included within the Completion Accounts shall not exceed US$ 10,000,000 plus an amount in US$ equivalent to EUR 2,500,000 in respect of the amounts in the ABN Amro account in the Netherlands plus an amount in US$ equivalent to the £ 2,500,000 which is part of the Bank of Ireland facility covenant; (together, the “Maximum Cash Amount”), and for the avoidance of doubt any excess cash above the Maximum Cash Amount shall be excluded from Cash, Working Capital and Financial Debt.

“Completion Accounts” means the aggregated balance sheet of the Group Companies as at the Effective Time, to be prepared and agreed or determined in accordance with this Schedule 8, and substantially in the form set out in paragraph 4 of this Schedule 8.

“Completion Accounts Principles” means the accounting policies, practices, principles, rules, estimation techniques and procedures set out in paragraph 4 of this Schedule.

“Disagreement Notice” has the meaning given in paragraph 2.2.

“Effective Time” means 11.59 pm London time on the day immediately prior to Completion.

“Final Completion Accounts” means the Completion Accounts that are final and binding on the parties under and for the purpose of paragraph 2 or 3 of this Schedule (as applicable).

“Financial Debt” means, in respect of each Group Company, as at the Effective Time and as shown in the Completion Accounts and calculated in accordance with the Completion Accounts Principles, the aggregate amount of:

(a)

all interest or non-interest bearing loans, borrowings or other financing liabilities or obligations, including overdrafts, sums payable under cheques issued but not cashed, letters of credit (resulting in a liability of any Group Company), loan notes, promissory notes, bills of exchange and any other liabilities in the nature of borrowed money including accrued but unpaid interest;

(b)

the fair value of all hedging instruments, devices, agreements, or similar arrangements, including those for managing or hedging currency or interest rates when they are marked to market at the Effective Time;

(c)	all indebtedness and obligations for unsatisfied deferred consideration, including for property, shares, assets or services;

(d)	all Seller Group Debt;

(e)	obligations evidenced by notes, bonds, loan stock, debentures or similar instruments (to the extent resulting in a liability of any Group Company);

(f)

indebtedness or obligations created or arising under any conditional sale, title retention agreement, forward sale or purchase or any similar agreement or arrangement creating obligations with respect to any acquisition;

(g)	any liabilities or obligations secured by lien on any property or asset of a Group Company;

(h)	all indemnities, counter-indemnities, guarantees or similar assurance in respect of any indebtedness or obligations of any person (to the extent resulting in a liability of any Group Company);

(i)

any liabilities in respect of leases, hire purchase arrangements (or similar) and lease-back arrangements, but excluding any liability for operating leases that are reclassified as finance leases under IFRS16;

(j)	Transaction Costs unpaid at the Effective Time;

(k)	any amounts in respect of subsidies or grants that are payable or repayable as a result of Completion;

(l)

any recourse or non-recourse liabilities or obligations (whether conditional or unconditional, present or future) arising from any transactions related to the assignment or securitisation of receivables for financing purposes to any third party, including any factoring agreements or similar agreements executed for the purpose of obtaining financing;

(m)

indebtedness of the type referred to in paragraphs (a) to (l) secured by (or for which the holder of that indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance over property or assets owned by a Group Company, even if that Group Company has not assumed or become liable for the payment of that indebtedness;

(n)

any employee transaction bonuses payable by any Group Company on or after the Effective Time in connection with the Transaction, including any bonus payments or revenue or profit share payments unpaid at the Effective Time, in all cases including any respective Tax liability;

(o)	dividends or other distributions declared and / or accrued by any Group Company but not yet paid;

(p)

all corporate income tax liabilities and withholding tax liabilities unpaid at the Effective Time (which shall be stated net of any prepaid corporate income tax receivables, to the extent such prepaid corporate income tax is refundable or is able to be offset against future corporate income tax liabilities). The net corporate income tax position could be positive or negative;

(q)

all Employee Shareholder Tax Liabilities regardless of whether such liability is incurred, payable or crystalizes before, on or after the Effective Time, but excluding any PAYE and National Insurance Contributions withholding liabilities and any other employee payroll taxes withheld under Clause 8.2.3;

(r)

any fees, costs, penalties, premiums, expenses or charges incurred in connection with the repayment or termination of any indebtedness of any Group Company as at the Effective Time (or as through repayment had occurred at the Effective Time in such instances where the relevant indebtedness will not be settled at the Effective Time) including break fees, repayment fees, prepayment fees, costs and expenses and swap unwinding fees, costs and expenses;

(s)

future unpaid capital expenditure costs to complete at the Effective Time (the new Letterkenny facility, the new US facility and the implementation of IFS Application 11) which cannot exceed an amount equal to the US$ equivalent of £0.4m for Letterkenny, £0.8m for the US facility and £0.5m for IFS Application 11;

(t)	a liability recorded in accordance with policy referred to in paragraph 4.2.17 of this Schedule 8; and

(u)	a liability in respect of deferred income where cash has been received.

For the avoidance of doubt Financial Debt shall be expressed as a positive figure to the extent a net liability.

“Independent Accountant” has the meaning given in paragraph 2.5 of this Schedule.

“Seller Group Debt” means all amounts owing by any Group Company to any Seller Group Company as at the Effective Time.

“Target Working Capital” means the US$ equivalent of GBP 50,936,741.

“Transaction Costs” means any professional fees, expenses, disbursements or other costs of any Seller or any Group Company paid or agreed to be paid or incurred or owing (in each case together with any Irrecoverable VAT) by any Group Company, in connection with the implementation of the Transaction.

“Trapped Cash” means any cash that, as at the Effective Time: (a) is held pursuant to a regulatory requirement but excluding the amount held in the Netherlands ABN Amro account up to a cap of EUR 2,500,000; (b) secures rent deposits of a Group Company; or (c) is held as collateral by a person in respect of obligations of a Group Company or required by contract but excluding the £2,500,000 which is part of the Bank of Ireland facility covenant.

“Working Capital” means the aggregate amount, as at the Effective Time as shown in the Completion Accounts and calculated in accordance with the Completion Accounts Principles, of all current assets of the Group Companies (including the stock, trade debtors, work in progress, amounts receivable on contracts, pre-payments and other debtors but excluding Cash, Trapped Cash and any item expressly excluded from Cash) less all liabilities of the Group Companies (including the trade creditors, amounts payable on contracts, accruals, deferred income, other taxes (other than corporation tax) and social security costs and other creditors but excluding Financial Debt).

2.	Preparation of Completion Accounts

2.1

The Sellers’ Representative shall, as soon as reasonably practicable and in any event within 60 Business Days following the Completion Date prepare and deliver to the Buyer a draft of the Completion Accounts, prepared in accordance with the provisions of this Schedule 8 and on the basis of, and in accordance with, the Completion Accounts Principles and substantially in the form of the pro-forma completion accounts set out in paragraph 5 below.

2.2

Within 40 Business Days of the date on which the Buyers receives the Completion Accounts, the Buyers may serve notice on the Sellers’ Representative stating whether or not they agree with the Completion Accounts and in the case of a disagreement, stating the reasons in reasonable detail and the proposed amendments to the Completion Accounts required to resolve the disputed items (“Disagreement Notice”).

2.3

If the Buyers either accepts the Completion Accounts or fails to issue a Disagreement Notice in accordance with paragraph 2.2 above, the Completion Accounts delivered under paragraph 4.1 shall constitute the Final Completion Accounts (except in the case of fraud or manifest error).

2.4

If the Buyers serves a Disagreement Notice, the Sellers’ Representative and the Buyers must negotiate in good faith and use all reasonable endeavours to resolve the disputed items and agree upon the form and content of the Completion Accounts within 20 Business Days of the date of the Disagreement Notice, and, if agreed, those agreed Completion Accounts will constitute the Final Completion Accounts (except in the case of fraud or manifest error).

2.5

If the disputed items set out in the Disagreement Notice are not resolved in the period referred to in paragraph 2.4, either the Buyers or the Sellers’ Representative may by notice to the other (an “Appointment Notice”) refer the matters in dispute to an independent firm of chartered accountants of international repute identified and appointed in accordance with paragraphs 2.5 and 3.1 of this Schedule, respectively (the “Independent Accountant”) for determination.

2.6

The Buyers and the Sellers’ Representative shall agree the identity of the Independent Accountant or, in the absence of agreement as to the identity of an independent firm of chartered accountants within 5 Business Days of the Appointment Notice, at the written request of either the Buyers or the Sellers’ Representative, the parties shall make a joint application, (and if the parties are unable to agree on a joint application, the application of either party following the grant of a court order for such nomination) requesting the President for the time being of the Institute of Chartered Accountants of England and Wales (the “ICAEW”) to nominate the Independent Accountant under the President’s Nomination Scheme, such nominated person being an individual with not less than ten years’ experience in completion accounts disputes, from an independent professional services firm, in the UK, of international repute, or a boutique speciality firm with an active practice in the UK focused on post-merger and acquisition purchase price resolution, which in either case shall not be either PricewaterhouseCoopers or Deloitte LLP. The Buyers and the Sellers’ Representative shall:

2.6.1

co-operate fully and promptly in all actions necessary to make a joint application for the nomination of the Independent Accountant in accordance with this paragraph including completing and signing all forms, indemnities and any other documentation required to complete the application to the ICAEW; and

2.6.2	bear equally between them the administration fee or other charges or expenses payable to the ICAEW in connection with the application to nominate the Independent Accountant.

3.	Independent Accountant

3.1

Once identified in accordance with paragraph 2.6, the parties shall jointly engage the Independent Accountant on the terms set out in this paragraph 3 or on such terms as shall be agreed by the Buyers and the Sellers’ Representative; provided that no party may unreasonably (having regard, among other things, to the provisions of this paragraph 3) refuse their agreement to terms proposed by the Independent Accountant or by any other party. If the Buyers and the Sellers’ Representative have not engaged the Independent Accountant within 10 Business Days of the date on which they agreed the identity of the Independent Accountant (or any longer period that the Buyers and the Sellers’ Representative may agree), a different Independent Accountant shall be selected in accordance with this paragraph 3. If the terms of engagement of that other Independent Accountant have not been agreed within 10 Business Days of the date on which they agreed the identity of that other Independent Accountant (or any longer period that the Buyers and the Sellers’ Representative may agree), that other Independent Accountant shall be appointed by the parties on terms agreed between it/him and the President for the time being of the Institute of Chartered Accountants of England and Wales.

3.2

The Buyers and the Sellers’ Representative shall each prepare (or cause to be prepared by their respective accountants) a written statement on the disputed matters in the Disagreement Notice and remaining unresolved at the end of the period set out in paragraph 2.4, which (together with the relevant supporting documents) shall be submitted to the Independent Accountant for determination within 15 Business Days of the formal appointment of the Independent Accountant. The Independent Accountant shall deliver to the Buyers and the Sellers’ Representative a copy of each other’s submission (together with the relevant supporting documents) immediately following the later of both parties’ submission and the expiry of such 15 Business Day notice period. Following delivery of their respective written statements, the Buyers and the Sellers’ Representative shall each have the opportunity to comment in writing to the Independent Accountant once only on the other’s written statement within 10 Business Days of the receipt of the other’s written statement. After such 10 Business Day period, neither the Buyers nor the Sellers nor their respective accountants may make further statements or submissions unless requested by the Independent Accountant.

3.3

Except to the extent that the Buyers and the Sellers’ Representative agree otherwise, the Independent Accountant shall determine their own procedure but, apart from procedural matters, shall determine only the disputed matters in the Disagreement Notice and remaining unresolved at the end of the period set out in paragraph 2.4 (and no other matters), and if so, what alterations should be made to the Completion Accounts in order to correct the relevant inaccuracy in it, applying the Completion Account Policies in such determination, as applicable.

3.4

Subject to paragraph 3.6, the Completion Accounts as amended by the Independent Accountant shall, as between the parties and in the absence of fraud or manifest error, be deemed to have been accepted and approved by the parties, shall be final and binding on the parties and shall constitute the “Final Completion Accounts” for all purposes of this Agreement.

3.5	The Independent Accountant shall make their determination as soon as reasonably practicable:

3.5.1	in writing and made available for collection by the parties at the offices of the Independent Accountant at a time that it/he shall determine; and

3.5.2	unless otherwise agreed by the Buyers and the Sellers’ Representative, include reasons for each relevant determination.

3.6

The Independent Accountant shall act as expert and not as arbitrator and their determination of any matter falling within their jurisdiction shall be final and binding on the parties except in the case of fraud or manifest error, in which case the relevant part of the determination shall be void and the Buyers and the Sellers’ Representative shall submit the error to the Independent Accountant for correction, following which the corrected determination shall be final and binding on the parties.

3.7

The Sellers and the Buyers shall each be responsible for their own costs in connection with the preparation and review of the Completions Accounts and the agreement or determination of the Completion Accounts. The parties shall bear the fees and expenses (including any VAT) of the Independent Accountant 50% by the Sellers and 50% by the Buyers or in such other proportions as the Independent Accountant may determine.

3.8

The parties shall co-operate with each other and the Independent Accountant and shall comply with, in the case of the Buyers, the Sellers’ Representative’s, and in the case of the Sellers’ Representative, the Buyers’, or the Independent Accountant’s reasonable requests made in connection with the carrying out of their duties or exercising their obligations under this agreement. In particular, each party shall keep up-to-date and, subject to any rule of law or regulatory body and only where reasonably required to enable the production of the Completion Accounts and the agreement and determination of the Completion Accounts pursuant to this Schedule, on reasonable notice, provide unrestricted access to each other party, its accountants and the Independent Accountant of:

3.8.1

the books and records, working papers and other information within the possession or under control of the Group Companies as may be reasonably required for the purposes of settling any disputed items set out in the Disagreement Notice; and

3.8.2

the persons responsible for preparing the Completion Accounts (including, upon reasonable request of, in the case of the Buyers, the Sellers’ Representative, and in the case of the Sellers’ Representative, the Buyers), question and answer sessions with those persons, in each case during normal office hours during the period after the Sellers’ Representative receives the draft Completion Accounts up until the making of the relevant determination by the Independent Accountant.

3.9

Nothing in this Schedule 8 shall entitle a party or the Independent Accountant to access any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants or other professional advisers with a view to assessing the merits of any claim or argument.

3.10	Each party and the Independent Accountant shall, and shall procure that their respective accountants and other advisers shall:

3.10.1	keep all information and documents provided to them under this paragraph 3 confidential; and

3.10.2

not use the information and documents for any purpose, except for disclosure or use in connection with the preparation of the Completion Accounts, the proceedings of the Independent Accountant or another matter arising out of this agreement or in defending any claim or argument or alleged claim or argument relating to this agreement or its subject matter.

4.	Completion Accounts Principles

4.1	Basis of preparation

The Completion Accounts shall be prepared and calculated in accordance with, in order of precedence:

4.1.1	the specific accounting principles, policies, bases, rules, treatments, categorisations, practices, estimation techniques, qualifications and procedures set out in paragraph 4.2;

4.1.2

to the extent not covered by paragraph 4.1.1, the principles, policies bases, rules, treatments, categorisations, practices, estimation techniques, qualifications and procedures applied on a basis consistent with that actually used in practice to prepare the Accounts; and

4.1.3	to the extent not covered by paragraphs 4.1.1 or 4.1.2, in accordance with FRS102 as at the Effective Time.

4.2	Specific accounting principles, policies, and procedures:

4.2.1	the Completion Accounts shall be prepared on an aggregated basis by reference to the general ledgers of the Group Companies drawn up as at the Effective Time;

4.2.2

the Completion Accounts shall be denominated in USD. Assets and liabilities in the Completion Accounts denominated in a currency other than USD shall be converted into USD at the relevant exchange rate prevailing at the closing mid-point rate on the day of Completion as shown in the London Edition of the Financial Times. Should the London Edition of the Financial Times not be published in respect of that currency on this day, reference shall be made to the first London Edition of the Financial Times following the Effective Time;

4.2.3

the Completion Accounts shall be prepared as if the Effective Time was the end of a financial reporting period, and in accordance with the same year-end hard close procedures that would normally be adopted at a financial and tax year-end (including but not limited to a detailed assessment of prepayments and accruals and appropriate cut-off procedures);

4.2.4

a full reconciliation shall be performed of intragroup amounts between the Group Companies, and any unreconciled intragroup balances shall be written off in the receiving entity and any investment held by one entity in another Group Company shall be written off;

4.2.5

the Completion Accounts shall take into account information and events after the Effective Time that provide further evidence of conditions that existed at the Effective Time (“Adjusting Events” as defined in IAS 10) up until the time the Buyers deliver a draft of the Completion Accounts to the Sellers’ Representative in accordance with paragraph 2.1 of this Schedule 8 (the “Cut-Off Time”);

4.2.6

no item shall be included more than once in the Completion Accounts and the provisions of this Schedule 8 shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Completion Accounts and no item shall be excluded from the Completion Accounts solely on the grounds of immateriality;

4.2.7	the Completion Accounts shall not take into account the funds flow arising on or as a consequence of Completion;

4.2.8	no asset shall be included in the Completion Accounts in respect of unrecognised profits on any intercompany trading;

4.2.9

no asset shall be included in the Completion Accounts in respect of any fixed assets or non-current assets (whether tangible or intangible or investments). No assets that were classified as fixed assets, non-current asset or intangible assets in the Accounts (or assets acquired or generated after the Last Accounts Date of a similar nature) will be reclassified as current assets in the Completion Accounts.

4.2.10

the Completion Accounts shall include a provision within the Working Capital in respect of trade debtors as at the Effective Time, which shall follows the policy in place per the Accounts, provided always that:

(a)

there shall be no provision against any trade debtors which are covered by a credit insurance policy or a letter of credit or bank guarantee, but only to the extent of the value covered under such policy.

(b)

to the extent not covered by a credit insurance policy in effect as at the Effective Time, the Completion Accounts shall include a liability for the following provisions in respect of trade debtors: (i) 100% in respect of any invoices against which a credit note has been raised prior to the Cut-Off Time; and (ii) 100% in respect of amounts receivable for which counterparty is bankrupt, insolvent or in administration (or similar); in each case to the extent not settled in cash prior to the Cut-Off Time;

4.2.11

the existence and accuracy of the quantity of stock shall be based on the result of a physical count of stock which shall be performed by the Buyers as soon as practically possible after Completion (including raw materials, work in progress and finished goods). The results of such stock count shall be rolled back to the Effective Time taking into account the inventory movements and reconciled as at the Effective Time. The results of the stock count shall be reflected in the Completion Accounts to the extent the variance identified in the stock count are +/-5% of the cumulative stock value presented in the underlying books and records of the Group Companies immediately prior to the Effective Time. The variance applied in this instance will only be the excess above the +/-5%. To the extent the stock count cumulative value variance is less than +/-5% then no adjustment shall be made to stock quantities used in the valuation of stock in the Completion Accounts. The Sellers shall have the right to be present and observe such physical counts. Stock balances as extracted from the physical count will be valued on a basis consistent with paragraph 4.1.2 of this Schedule 8 for items of inventory of a similar nature. In the event that either the Sellers do not have a representative in attendance at the physical stock count, then the Sellers shall have no rights to dispute the quantities or valuations thereafter.

4.2.12

full accrual shall be included in Working Capital for the cost of all goods and services relating to the period prior to the Effective Time, to the extent unpaid at the Effective Time, including (i) the pro rata element for the period from the Last Accounts Date up to the Effective Time in respect of annual fees including audit and tax fees, (ii) full accrual in relation to employees including, wages, salaries, bonuses, overtime, holiday pay, severance, incentive or retention plans or similar arrangements, pensions or retirement or other employee benefits (including, without limitation, employer and employee contributions to risk and accident funds, sick leave funds, unemployment funds, guarantee funds and health insurance), in each case including employer social security taxes, (iii) any break costs or termination costs in relation to the termination of any agreements in connection with or as a consequence of the transaction envisaged by this agreement, and (iv) commission;

4.2.13

a liability shall be included in Working Capital for in connection with specific identified product returns and warranty claims made or notified to the Group Companies prior to the Cut-Off Time to the extent they are not settled at the Effective Time and relate to periods which commenced prior to the Effective Time, in each case as though the relevant claim was successful. No other provisions in respect of warranty claims shall be included in the Completion Accounts, other than as required in paragraph 4.1.2 of this Schedule 8;

4.2.14

a liability shall be included in Working Capital for any legal claims or other claims which are ongoing or outstanding at the Effective Time which meet the definition of a provision or liability in accordance with FRS102, including all associated costs incurred in relation to or in connection with the claim up to the point at which the claim is settled and such liability shall be reduced by any amounts received in cash from insurance recoveries relating to such legal claims prior to the Cut-Off Time;

4.2.15

no asset shall be included in the Completion Accounts in respect of amounts receivable from the Seller (or any of the Seller’s Group, or affiliates of the Seller or the Seller’s Group) or any director loans as at the Effective Time other than to the extent settled in cash by the Cut-Off Time;

4.2.16	in respect of Tax:

(a)	no amount shall be included in the Completion Accounts in respect of deferred tax assets or deferred tax liabilities.

(b)

the Completion Accounts shall include full provision for all Tax as at the Effective Time which will be calculated as if Completion were at the end of a tax reporting period, and on the basis that all income recognised prior to the Effective Time is to be recognised for tax purposes as if received prior to the Effective Time; and

(c)

the Completion Accounts shall include full liability for all Employee Shareholder Tax Liabilities regardless of whether such liability is incurred, payable or crystalizes before, on or after the Effective Time, but excluding any PAYE and National Insurance Contributions withholding liabilities and any other employee payroll taxes withheld under Clause 8.2.3; and

4.2.17

a liability shall be included in the Completion Accounts, classified as Financial Debt, equal to Closing Leakage which has occurred in the period after the Effective Time up to Closing which has not prior to the delivery of the Completion Accounts been reimbursed by the relevant Seller to the Buyers or a Group Company.

Form of the Completion Accounts

(i)	Completion Accounts: Calculation of Cash & Financial Debt

	GBP in thousands	Illustrative -30 Jun 2021
limb (a)	Cash[1]	46,024
limb (b)	Retention receivables	4,437
limb (c)	less Trapped Cash	—

	Cash	50,460

limb (a)	Financial debt	—
limb (a)	Cheques issued but not cashed	3,912
limb (a)	Promissory notes	—
limb (a)	Other items	—
limb (b)	Fair value of all hedging instruments	[	]
limb (c)	Deferred consideration	—
limb (d)	Seller Group Debt	—
limb (e)	Notes, bonds, loan stock	—
limb (f)	Acquisition liabilities	—
limb (g)	Lien on property / assets	—
limb (h)	Indemnities / counter indemnities / guarantees
limb (i)	Lease liability	144
limb (j)	Transaction Costs (not paid)	[	]
limb (k)	Subsidy or grant repayable due to Completion	—
limb (l)	Debtor factoring	—
limb (m)	Debt associated with using company assets	—
limb (n)	Employee Transaction Bonuses (not paid)	[	]
limb (o)	Dividends (declared not paid)	—
limb (p)	Corporation Tax liability / (asset)	(1,115)
limb (p)	Withholding Tax liability	—
limb (q)	Employee Shareholder Tax Liabilities	[	]
limb (r)	Break fees etc.	—
limb (s)	Capex payable for Letterkenny, US facility & IFS	1,700
limb (t)	Leakage between Closing and Completion	—
limb (u)	Deferred income where cash has been received	7,119

	Financial Debt	11,759

[1]	Cash included in the Schedule above at June is based on the Balance Sheet. This has not been adjusted to take out the proposed dividend. This will be included in the Estimate Price Schedules.

For the avoidance of doubt, any other items required to be included in Cash or Financial Debt in accordance with Paragraph 4 of Schedule 8 shall be included in the calculation of Cash and Financial Debt

(ii)	Completion Accounts: Group Companies—Illustrative Management Accounts mapping

Group Currency (GBP)

	30-Jun-21 Balance Sheet	Cash	Financial Debt	Working Capital	Excluded	Total	Check
Fixed Assets
Cost	75,687,068				75,687,068	75,687,068	—
Accumulated Depreciation	(25,356,910)				(25,356,910)	(25,356,910)	—

	50,330,159
Investments
Current Assets
Trade Debtors	44,493,871			44,493,871		44,493,871	—
WIP	21,327,004			21,327,004		21,327,004	—
Stock	26,198,716			26,198,716		26,198,716	—
Amounts Receivable on Contracts	10,426,199	4,436,507		5,989,692		10,426,199	—
Inter-company	1,537			—	1,537	1,537	—
Prepayments	5,890,568			5,890,568		5,890,568	—
Other Debtors	1,961,823			1,961,823		1,961,823	—
Cash and Bank	46,023,889	46,023,889				46,023,889	—

	156,323,607
Current Liabilities
Trade Creditors	(31,336,667)		(3,912,214)	(27,424,454)		(31,336,667)	—
Amounts Payable on Contracts	—			—		—	—
Bank Loans and Overdrafts	—		—			—	—
Accruals	(13,496,800)			(13,496,800)		(13,496,800)	—
Deferred Income	(13,886,405)		(7,118,680)	(6,767,725)		(13,886,405)	—
Other Taxes and Social Security Costs	(2,055,943)			(2,055,943)		(2,055,943)	—
Other Creditors	—			—		—	—
Promissory Loan	13,246		—		13,246	13,246	—
Corporation Tax	1,115,494		1,115,494			1,115,494	—

	(59,647,076)

Working Capital	96,676,531
Long Term Liabilities
Lease Liability	(143,790)			(143,790)				(143,790)	—
Capital Grant	(106,165)			—			(106,165)	(106,165)	—
Deferred Tax	(1,512,343)						(1,512,343)	(1,512,343)	—

	(1,762,299)

Net Assets	145,244,391	50,460,396		(10,059,190)	56,116,752		48,726,433	145,244,391	—

Item Not on Balance Sheet
Unpaid Capex (Letterkenny, US facility, IFS Application 11)		—		(1,700,000)	—		—
Any other items required in accordance with Paragraph 4 of Schedule 8		[	]	[ ]	[	]	—

Total per Schedules		50,460,396		(11,759,190)	56,116,752		48,726,433

To the extent there is any conflict between (i) the form of Completion Accounts set out above, and (ii) the accounting policies and principles set out in this Schedule 8, then the latter shall prevail.

119

SCHEDULE 9

PROPERTIES

PART A

OWNED PROPERTY

(1)	(2)	(3)	(4)
Legal Owner	Description	Title reference No. or Root of Title	Occupant
E&I Engineering Ltd	Burnfoot, Ballyderowen, County Donegal Ireland	Folios DL51917F, DL57299F, DL80303F, DL59239F and DL59244F	E&I Engineering Ltd

E&I Engineering Ltd	Kiltoy Business Park, Kiltoy, Letterkenny, County Donegal Ireland	Property comprised partly in folio DL29230F and partly in folio DL86260F the subject of dealing number D2021LR012242Q	E&I Engineering Ltd

E&I Engineering Ltd	N15-N18, Al Ghail Industrial Park, Ras Al Khaimah, P.O. Box 13229, United Arab Emirates	Al Ghail Non-Free Zone Area—Site Map—Block N—Plots 15—18, Al Ghail Industrial Park of RAKIA	Powerbar Gulf LLC

E & I Engineering USA Corporation	400 Supreme Industrial Drive, Anderson, South Carolina, 29621 USA

South Carolina General Warranty Deed dated as of May 1, 2014, recorded on May 2, 2014, as Document No. 140008385, with the Office of the Register of Deeds of Anderson County, South Carolina, in connection with Tax Parcel ID No. 119-00-02-028-000

E & I Engineering USA Corporation

South Carolina General Warranty Deed dated as of November 20, 2018, recorded on November 20, 2018, as Document No. 180028148, with the Office of the Register of Deeds of Anderson County, South Carolina, in connection with Tax Parcel ID No. 119-00-02-013-000

PART B

LEASES

(2)	(3)	(4)	(5)	(6)
Date	Parties	Leased Premises	Term	Rent
1 February 2018	(1) Heron Property Ltd (2) E&I Engineering Ltd	1 Fruit of the Loom Drive, Campsie Industrial Estate, Derry, Northern Ireland, BT47 3XY	5 Years	£338,692.50 paid annually

13 October 2017	(1) Elagh Developments Limited (2) E&I Engineering Limited	Lands at Buncrana Road Industrial Estate, Londonderry	999 years	£1.00

8 July 2020	(1) Powerbar Limited (2) Belmont Investment Properties Limited	Unit 4 Elagh Business Park, Buncrana Road, Derry, Northern Ireland	3 years from 1 August 2020 with a 4 year option for renewal	£10,800

8 July 2020	(1) Powerbar Limited (2) Belmont Investment Properties Limited	Unit 5 Elagh Business Park, Buncrana Road, Derry, Northern Ireland	3 years from 1 August 2020 with a 4 year option for renewal	£10,800

8 July 2020	(1) Powerbar Limited (2) Belmont Investment Properties Limited	Unit 6 Elagh Business Park, Buncrana Road, Derry, Northern Ireland	3 years from 1 August 2020 with a 4 year option for renewal	£10,800

8 July 2020	(1) Powerbar Limited (2) Belmont Investment Properties Limited	Unit 7 Elagh Business Park, Buncrana Road, Derry, Northern Ireland	3 years from 1 August 2020 with a 4 year option for renewal	£10,800

8 July 2020	(1) Powerbar Limited (2) Belmont Investment Properties Limited	Unit 9 Elagh Business Park, Buncrana Road, Derry, Northern Ireland	3 years from 1 August 2020 with a 4 year option for renewal	£21,600

29 July 2020	(1) Powerbar Limited (2) Belmont Investment Properties Limited	Unit 13 Elagh Business Park, Buncrana Road, Derry, Northern Ireland	3 years from 1 August 2020 with a 4 year option for renewal	£10,800

10 December 2013	(1) Damian McCauley (2) E&I Engineering Ltd	7 Holyrood Mews, Britannia Village, Royal Victoric Dock, London E16 1TJ	Annual	£1,646.67 paid monthly

1 September 2014	(1) Ras Al Khaimah Investment Authority (Landlord) (2) Powerbar Target (Tenant)	Plot N15, Al Ghail Freezone, Ras Al Khaimah, United Arab Emirates	Twenty five (25) years	Eighty thousand United Arab Emirates Dirhams (AED 80,000) paid annually

20 May 2008	(1) Ras Al Khaimah Investment Authority (Landlord) (2) Powerbar Target (Tenant)	Plots N16 and N17, Al Ghail Freezone, Ras Al Khaimah, United Arab Emirates	Twenty five (25) years	One hundred and twenty thousand United Arab Emirates Dirhams (AED 120,000) paid annually

6 September 2012	(1) Ras Al Khaimah Investment Authority (Landlord) (2) Powerbar Target (Tenant)	Plot N18, Al Ghail Freezone, Ras Al Khaimah, United Arab Emirates	Twenty five (25) years	Sixty thousand United Arab Emirates Dirhams (AED 60,000) paid annually

6 November 2018	(1) Ras Al Khaimah Economic Zone (Landlord) (2) Powerbar Target (Tenant)	Plot N46, Al Ghail Industrial Zone, Ras Al Khaimah, United Arab Emirates	Twenty four (24) years and six (6) months	Ninety thousand United Arab Emirates Dirhams (AED 90,000) paid annually and with a rent review every 5 years

PART C

OCCUPATIONAL LEASES

(1)	(2)	(3)	(4)	(5)	(6)
Document	Date	Parties	Leased Premises	Term	Annual Rent
Warehousing Lease Agreement	May 1, 2019	(1) Industrial Warehouse Services, Inc. as supplier (2) E&I Engineering US as customer	1649 Pearman Dairy Road, Anderson, South Carolina	Three (3) years, expiring on March 31, 2022	$200,124

SCHEDULE 10

EARN OUT MECHANISM

1.	Definitions

1.1	In this schedule:

1.1.1	references to paragraphs, unless expressly stated to the contrary, are to paragraphs in this Schedule 10; and

1.1.2	capitalised terms used which are not expressly defined in paragraph 1.2, will have the same meaning given to them in clause 1.1 of this Agreement, unless a contrary intention is apparent.

1.2	The following expressions have the following meanings in this schedule:

“Business” means the business carried on by the Group as at Completion.

“Buyers’ Group’s Accounts” means the audited consolidated financial statements of the Parent as at and for the year ended on 31 December 2021.

“Closing Balance Sheet” has the meaning given in paragraph 4.3.

“Disputed Items” has the meaning given in paragraph 4.10.2.

“Dispute Notice” means a notice of a dispute provided under paragraph 4.10.2.

“Earn Out Accounts” means an aggregated (also referred to as ‘combined’ in the context of US GAAP) profit and loss statement (and the accompanying Opening Balance Sheet and Closing Balance Sheet) of the Group for the Earn Out Period prepared:

(a)

in accordance with the specific accounting principles, policies, bases, rules, treatments, categorisations, practices, estimation techniques, qualifications and procedures set out in paragraph 4, or if (a) does not apply, then

(b)

the principles, policies bases, rules, treatments, categorisations, practices, estimation techniques, qualifications and procedures applied on a basis consistent with that actually used in practice to prepare the Buyers’ Group’s Accounts; or if (a) and (b) do not apply, then

(c)	in accordance with US GAAP in effect as at the date of this Agreement.

“Earn Out EBITDA” means the EBITDA of the Group for the Earn Out Period as adjusted to take into account the EBITDA Treatment Principles (without double counting) and as agreed or determined as such pursuant to paragraph 4.

“Earn Out Payment” means:

(a)	if Earn Out EBITDA is less than or equal to $146,000,000, nil;

(b)	if Earn Out EBITDA is equal to or more than $146,000,000, but less than $156,000,000, $100,000,000; and

(c)	if Earn Out EBITDA is equal to or more than $156,000,000, $200,000,000,

provided that in each case, the payment of any such amount shall be satisfied in accordance with the provisions of this Schedule 10.

“Earn Out Period” means the period from 1 January 2022 to 31 December 2022.

“EBITDA” means for the Earn Out Period, the aggregated (also referred to as ‘combined’ in the context of US GAAP) net profit of the Group before:

(a)	any interest paid or payable in respect of any debt or cash or cash equivalents, or any credits for interest received or receivable or similar income;

(b)	any charges or income paid or received or due or accrued for corporate income taxes or corporation taxes or deferred tax; and

(c)

any charges for depreciation or amortisation or any charges or income from the revaluation or impairment of assets or reversal of provisions or impairments made in periods prior to the Earn Out Period,

as shown in the Earn Out Accounts, and agreed or determined as such pursuant to paragraph 4.

“EBITDA Treatment Principles” means the general principles set out in paragraph 7.

“Excluded Business” means any business acquired as a going concern from a third party after Completion.

“Independent Accountant” means either:

(a)	an independent firm of chartered accountants of international repute agreed between the Buyers and the Sellers’ Representative; or

(b)

in the absence of agreement as to the identity of an independent firm of chartered accountants within five Business Days of either the Buyers or the Sellers’ Representative notifying the other of its wish to appoint an independent accountant, at the written request of either the Buyers or the Sellers’ Representative, the parties shall make a joint application requesting the President for the time being of the Institute of Chartered Accountants of England and Wales (the “ICAEW”) to nominate the Independent Accountant under the President’s Nomination Scheme, such nominated person being an individual with not less than ten years’ experience in completion accounts disputes, from an independent professional services firm in the UK of international repute, or a boutique speciality firm with an active practice in the UK focused on post-merger and acquisition purchase price resolution, which in either case shall not be PricewaterhouseCoopers or Deloitte. The Buyers and the Sellers’ Representative shall:

(i)

co-operate fully and promptly in all actions necessary to make a joint application for the nomination of the Independent Accountant in accordance with this paragraph including completing and signing all forms, indemnities and any other documentation required to complete the application to the ICAEW; and

(ii)	bear equally between them the administration fee or other charges or expenses payable to the ICAEW in connection with the application to nominate the Independent Accountant.

“Opening Balance Sheet” has the meaning given in paragraph 4.3.

“Relevant Balance Sheet” has the meaning given in paragraph 4.3.

“Response Date” has the meaning given in paragraph 4.10.

“Reviewed Earn Out Statements” means the Earn Out Accounts in the form determined by the Independent Accountant following its review under paragraph 4.14.

“Sale” means the sale and purchase of the Shares.

“Unresolved Disputed Items” has the meaning given in paragraph 4.13.

2.	Earn Out Payment

2.1

Subject to paragraph 2.3, if on the date falling on the last day of the Earn Out Period the Earn Out EBITDA exceeds the relevant threshold as provided for in the definition of ‘Earn Out Payment’, the Buyers shall pay any Earn Out Payment to the Sellers in accordance with paragraph 5.

2.2	The Sellers will be entitled to any Earn Out Payment pro rata to each Seller’s respective holdings of Relevant Shares in accordance with the Final Seller Consideration Allocation.

2.3	The Earn Out Payment in aggregate shall not exceed an amount equal to USD 200,000,000.

2.4	On the occurrence of any of the following events during the Earn Out Period, the maximum Earn Out Payment shall immediately become due and payable by the Buyers to the Sellers:

2.4.1	the whole or any material part of the Business ceasing to be ultimately owned by the Buyers or the Parent;

2.4.2	any person (other than a member of the Buyers’ Group) acquiring control of a Buyer, the Parent or any holding company of a Buyer or the Parent;

2.4.3	any administrator or receiver being appointed in respect of any of the assets of a Buyer or the Parent or the winding up of a Buyer or the Parent; or

2.4.4

any group restructuring, reorganisation or similar occurring in relation to a Buyer or the Parent, which could reasonably be expected to have a material adverse effect on the ability of a Buyer or the Parent (as guarantor) to satisfy its obligation to pay the Earn-Out Payment pursuant to this Schedule 10.

3.	Sellers’ access to management accounts

During the Earn Out Period, the Buyers shall provide to the Sellers’ Representative the monthly management accounts of the Group including an estimated calculation of the EBITDA prepared pursuant to this Schedule, promptly after such accounts are produced after the end of each month.

4.	Earn Out Accounts and EBITDA

Preparation of Earn Out Accounts

4.1	At the end of each quarter of the Earn Out Period, the Buyers and the Sellers will co-operate to discuss, in good faith, the EBITDA.

4.2	Within 60 Business Days of the end of the Earn Out Period, the Buyers will cause the Group to prepare and deliver to the Sellers’ Representative the draft Earn Out Accounts.

4.3

The Earn-out Accounts shall be prepared on an aggregated (also referred to as ‘combined’ in the context of US GAAP) basis by reference to 100% of the general ledger of the Group Companies. For the purposes of preparing the profit and loss account for the Earn Out Period the opening balance sheet shall be drawn up as at 11:59 pm on the day before the commencement of the Earn Out Period (“Opening Balance Sheet”) and the closing balance sheet shall be drawn up as at 11:59 pm on the last date of the Earn Out Period (“Closing Balance Sheet”) (each a “Relevant Balance Sheet”). Policies shall be applied consistently to each Relevant Balance Sheet (including using the same bases, methodologies, categorisations, discretions and judgments).

4.4

The Earn Out Accounts shall be prepared in accordance with those specific procedures that would normally be adopted at a financial year-end, which includes but is not limited to detailed analysis of prepayments and accruals and appropriate cut-off procedures.

4.5

The Earn Out Accounts shall take into account information and events after the Closing Balance Sheet date that provide further evidence of conditions that existed at the Closing Balance Sheet date (“Subsequent Events” as defined in Financial Accounting Standards Board’s Accounting Standards Codification Topic 855) up until the time the Buyer delivers the Earn Out Accounts to the Sellers.

4.6	No item shall be included in the Earn Out Accounts more than once and no item shall be excluded from the Earn Out Accounts solely on the grounds of immateriality.

4.7	The Earn Out Accounts shall be denominated in USD based on the Buyers’ Group’s system as at each month-end / quarter end.

4.8

A full reconciliation shall be performed of intragroup amounts between the Group Companies, and any unreconciled intragroup balances shall be written off in the receiving entity and any investment held by one entity in another Group Company shall be written off. This amount shall be excluded from the Earn Out EBITDA calculation. No asset shall be included in the Earn Out Accounts in respect of unrecognised profits on any intercompany trading.

4.9

The Relevant Balance Sheet shall include full provision for all Tax which will be calculated as if the Relevant Balance Sheet date were at the end of a tax reporting period, and on the basis that all income recognised prior to the Relevant Balance Sheet date is to be recognised for tax purposes as if received prior to the Relevant Balance Sheet date.

Acceptance and/or dispute of Earn out Accounts

4.10

Within the 30 Business Day period beginning on the day after the Buyers provide a copy of the Earn Out Accounts to the Sellers’ Representative under paragraph 4.1 (the expiry of this period being the “Response Date”), the Sellers’ Representative may:

4.10.1	accept the draft Earn Out Accounts; or

4.10.2

dispute the correctness of the draft Earn Out Accounts by issuing a notice (“Dispute Notice”) to the Buyers setting out in reasonable detail the items, amounts and basis of the dispute (“Disputed Items”) and the proposed amendments to the draft Earn Out Accounts that are required to resolve the Disputed Items.

4.11

If the Sellers’ Representative neither accepts the draft Earn Out Accounts nor issues a Dispute Notice by the Response Date, then the draft Earn Out Accounts delivered under paragraph 4.1 will be taken to comprise the final Earn Out Accounts for the Earn Out Period, and the determination of Earn Out EBITDA and the Earn Out Payment will be final and binding on the parties except in the case of fraud or manifest error.

4.12

If the Sellers’ Representative issues a Dispute Notice, the Buyers and the Sellers’ Representative must negotiate in good faith to resolve the Disputed Items and agree upon the draft Earn Out Accounts within 20 Business Days after the issue of a Dispute Notice, and the agreed Earn Out Accounts will constitute the final Earn Out Accounts, and the determination of Earn Out EBITDA and the Earn Out Payment will be final and binding on the parties except in the case of fraud or manifest error.

4.13

If the Disputed Items are not resolved and the draft Earn Out Accounts is not agreed in the period set out in paragraph 4.12, either the Buyers and the Sellers’ Representative may by notice to the other refer the outstanding and unresolved matters in dispute (“Unresolved Disputed Items”) to the Independent Accountant for determination.

Determination by the Independent Accountant

4.14	The Independent Accountant shall be directed by the Buyers and the Sellers’ Representative to settle any Unresolved Disputed Items by:

4.14.1	applying the principles for the determination of the Earn Out Payment set out in this Schedule;

4.14.2

having regard to any written submissions made to the Independent Accountant by the Buyers or its representatives, and the Sellers or its representatives within the timeframes specified by the Independent Accountant;

4.14.3	making any enquiries or inspections which the Independent Accountant considers in its absolute discretion to be necessary or desirable; and

4.14.4	providing a report of its determination and a copy of the Reviewed Earn Out Statements.

4.15

The Buyers shall procure that all records, working papers and other information within the possession of the Buyers or under the control of the Group as may be required by the Independent Accountant for the purposes of settling any Unresolved Disputed Items are made available upon the request of the Independent Accountant.

4.16	In making its determination the Independent Accountant will act as an expert and not as an arbitrator.

4.17

The determination of the Independent Accountant as to the Unresolved Disputed Items and the determination of Earn Out EBITDA (and the Earn Out Payment) which forms part of the Reviewed Earn Out Statements will be final and binding on the parties, except in the case of fraud or manifest error, in which case the relevant part of the determination will be void and the matter must be remitted to the Independent Accountant for correction.

Costs

4.18

Subject to paragraph 4.19, the Sellers and the Buyers shall each bear their own costs in connection with the preparation of the Earn Out Accounts, and each party shall bear the cost of its own representatives.

4.19	The parties shall bear the expenses of the Independent Accountant 50% by the Sellers and 50% by the Buyers.

5.	Date for payment of Earn Out Payment

5.1	Subject to paragraph 6, the Buyers shall pay the Earn Out Payment to the Sellers for same day value within 20 Business Days after the date on which the Earn Out Accounts for the Earn Out Period are:

5.1.1	accepted by the Sellers’ Representative under paragraph 4.10.1;

5.1.2	deemed to be accepted by the Sellers’ Representative under paragraph 4.11;

5.1.3	agreed by the Sellers’ Representative and the Buyers to be amended under paragraph 4.12; or

5.1.4	determined by the Independent Accountant under paragraph 4.14.

5.2

The payment of the Earn Out Payment shall be satisfied by the Buyers paying such amount in cash to the Sellers’ Nominated Accounts in accordance with Clause 24.4 and in the amounts set out opposite their respective names in the Final Seller Consideration Allocation.

5.3

The payment by or on behalf of the Buyers of an amount equal to the Earn Out Payment pursuant to paragraph 5.2 for same day value shall constitute good and absolute discharge for the Buyers of their obligations to pay the Earn Out Payment, and the Buyers shall not be responsible for the distribution, application or allocation of any such amount by or among the Sellers.

6.	Set Off

6.1

Subject to paragraph 6.2 below, the Buyers may set off and deduct the amount (in whole or in part) of the Earn Out Payment against and from any amount payable by the Sellers to the Buyers under this Agreement (including any Claim) according to the following formula:

A = B – C

Where:

A means the USD amount which may be set off by the Buyers in respect of the Earn Out Payment.

B means the amount agreed in writing between the parties or determined by a court of competent jurisdiction to be finally owing to the Buyers (including arising out of a Claim) and no appeal has been lodged within 20 Business Days of determination.

C means all amounts previously paid by the Sellers to the Buyers in respect of any Claim or previously set off in accordance with this paragraph 6 (including in respect of the relevant Claim in B of this paragraph 6).

6.2

If the Buyers make a claim against any of the Sellers under Schedule 11 (a “Tax Set-Off Claim”), then, at the sole option of the Buyers and without prejudice to any other remedy available to it, the provisions of paragraphs 6.3 to 6.7 (inclusive) shall apply. The provisions in paragraph 6.1 above shall not apply in respect of any such claim.

6.3

If a Tax Set-Off Claim has been settled in favour of the Buyers but remains unpaid by any of the Sellers as at the date on which any Earn Out Payment falls due for payment to the Sellers in accordance with this Schedule 10, and an amount in respect of that Tax Set-Off Claim has not previously been set off in accordance with this paragraph 6 or withheld in accordance with paragraph 6.5, the Buyers shall be entitled to set-off all or part of the amount of the Tax Set-Off Claim payable by any Sellers against the amount of such Earn Out Payment payable to such Sellers.

6.4	A Tax Set-Off Claim shall be regarded as settled for the purposes of paragraphs 6.3 and 6.6 if:

6.4.1	such claim is agreed in writing by the Buyers to be withdrawn or discontinued;

6.4.2	such claim is settled by written agreement between the Sellers’ Representative and the Buyers; or

6.4.3

such claim is the subject of a judgement, formal written assessment or order made by a court or Tax Authority of competent jurisdiction to be finally owing to the Buyers and no appeal has been lodged within 20 Business Days of determination; or

6.4.4

the liability to Tax that is the subject of such claim is determined by a court, tribunal or Tax Authority of competent jurisdiction not to be due and no appeal has been lodged within 20 Business Days of determination.

6.5

If a Tax Set-off Claim has not been settled as at the date on which an amount falls due for payment to the Sellers under this Schedule 10 (an “Outstanding Tax Claim”), and an amount in respect of that Outstanding Tax Claim has not previously been set off in accordance with this paragraph 6 or withheld in accordance with paragraph 6.5, the Buyers shall be entitled to withhold from any Earn Out Payment so payable, an amount up to the amount of the Outstanding Tax Claim claimed by the Buyers (the “Retained Amount”).

6.6	Where the Buyers are holding a Retained Amount in respect of an Outstanding Tax Claim, the following provisions shall apply upon the Outstanding Tax Claim being settled:

6.6.1

where the Outstanding Tax Claim is settled on terms involving a payment to the Buyers, the amount payable in respect of such claim shall be set off by the Buyers against the Retained Amount and, if the Retained Amount exceeds the amount payable in respect of such claim, the excess shall be paid to the relevant Sellers within 20 Business Days; and

6.6.2	where the Outstanding Tax Claim is settled on terms which involve no payment to the Buyers, the Retained Amount shall be paid to the relevant Sellers within 20 Business Days.

6.7	The parties acknowledge and agree that:

6.7.1

the set-off by the Buyers of any amount payable by the Sellers to the Buyers under this Agreement (including any Claim) in accordance with this paragraph 6 shall not restrict the rights of the Buyers to recover any further sum due to them in respect of that or any other claim not satisfied by such set-off;

6.7.2	any set-off shall be treated as a reduction to the Consideration Amount; and

6.7.3	for the avoidance of doubt, the right to set off any amount of the Earn Out Payment under this paragraph 6 only applies in respect of the relevant Sellers against whom the Buyers have a Claim.

7.	EBITDA Treatment Principles

General principles

7.1	Earn Out EBITDA shall equate to EBITDA for the Earn Out Period as adjusted to take into account the following adjustments (the “EBITDA Treatment Principles”) without double counting:

7.1.1	to exclude all costs and expenses incurred or accrued by the Group or any member of the Buyers’ Group in relation to the transactions contemplated under this Agreement including any integration costs;

7.1.2

to exclude all gains or losses, income or expense or credits or charges arising from or in connection with any legal claims or insurance claims (or similar, other than business interruption insurance claims);

7.1.3

to exclude all contractual remuneration payments to Individual Sellers in excess of the higher of (i) amounts paid in the 12 months prior to Completion and (ii) amounts payable in accordance with their relevant employment agreement and or service agreement in effect as at the date of this Agreement, in each case including associated tax and social security costs. For the avoidance of doubt, any expenses or consultancy fees or other amounts payable to the Individual Sellers will be included in Earn Out EBITDA in accordance with the remainder of this paragraph 7;

7.1.4

to exclude all costs, expenses and liabilities to the extent they are paid or reimbursed by any of the Sellers pursuant to any other provision of this Agreement (including any Claim under this Agreement);

7.1.5	to adjust all revenue and costs arising from any transaction between a Group Company and any member of the Buyers’ Group (or affiliates of the Buyers’ Group) to be on an arm’s length basis;

7.1.6	to exclude any management charges and expenses levied on the Group by other members of the Buyers’ Group;

7.1.7

to exclude all profit generated solely and exclusively as a result of the acquisition (in whole or part) of any other business (including any Excluded Business), along with any associated costs and expenses of such acquisition;

7.1.8	to exclude all profits, income and gains on the sale or disposal of any fixed assets;

7.1.9

to exclude any credits or gains from the release of any liability or provision that was recognised in the Opening Balance Sheet, except to the extent necessary to reflect cash settlement or other changes in factual circumstances as opposed to judgement or the passing of time) or the provisions of this Schedule 10;

7.1.10

to exclude any charges or credits in relation to the application of fair value accounting, purchase price allocations, or any other acquisition accounting adjustments arising in each case as a result of the transaction envisaged by this Agreement, any prior historical acquisitions of entities by the Group Companies, any member of the Buyers’ Group or any subsequent acquisition of entities by the Group Companies or any member of the Buyers’ Group;

7.1.11	to exclude any impact solely arising due to changes in US GAAP since the date of this agreement;

7.1.12

to the extent that any business or opportunity of any Group Company is delayed by the Buyers or diverted away from that Group Company to another member of the Buyers’ Group, a proforma adjustment (as required) to reflect revenues and costs as if such diversion or delay had not occurred;

7.1.13

to exclude income and costs which would reasonably be expected to be excluded in a due diligence process in respect of restructuring and in respect of events and activities that are one-off and not part of the ordinary course of business; and

7.1.14

to the extent that there is a shutdown of production that occurs during normal business operational hours (and not during any planned shutdown or maintenance period) for more than 1 Business Day as a result of the Buyers’ Group’s stock-taking procedures during the Earn Out Period, then a proforma adjustment (as required) to reflect revenues and costs as if such shutdown did not occur other than to the extent that such stock take procedures are undertaken during a scheduled shutdown for maintenance or otherwise as part of the ordinary course of business and consistent with prior practices.

7.2

Except as expressly otherwise indicated in this Schedule 10 or in respect of matters expressly covered in paragraph 7.1, in calculating EBITDA, if an item of revenue attributable to a transaction or other event is taken into account, its related attributable expense must also be taken into account, and vice versa.

8.	Earn Out protection

8.1

The Buyers shall procure that from Completion to the end of the Earn Out Period, except with the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld):

8.1.1

each Group Company shall conduct the Business in the ordinary course of business as it had done prior to Completion, provided that ordinary course of business for these purposes shall include that each Group Company will comply with all applicable Law;

8.1.2

the Buyers shall not and shall procure that no member of the Buyers’ Group shall take, or omit to take, any action or decision that is reasonably likely to materially adversely affect the Earn-Out EBITDA or the amount of the Earn Out Payment that would otherwise be payable to the Sellers hereunder and shall act at all times in good faith with respect to the Earn Out Payment;

8.1.3	the Buyers shall not initiate, or cause to be initiated, any procedure for the solvent winding up of any Group Company; and

8.1.4	any transactions or dealings between a Group Company and any member of the Buyers’ Group in relation to the Business occurs on an arms’ length basis.

SCHEDULE 11

SPECIFIC TAX INDEMNITY

1.	Specific Tax Indemnity

1.1	Each Seller severally (and not jointly or jointly and severally) undertakes to pay to the Irish Buyer its Relevant Proportion of an amount equal to:

1.1.1

the amount of an E&I Group Company’s liability to United Kingdom corporation tax (including any related fine, penalty or interest) which arises in consequence of that E&I Group Company having a permanent establishment in the United Kingdom as a consequence of the activities of any employee or agent of any E&I Group Company on or before Completion (excluding any permanent establishment constituted by the toll manufacturing facility situated in Campsie Industrial Estate, Derry Northern Ireland);

1.1.2

the amount of any increase in liability to United Kingdom corporation tax (including any related fine, penalty or interest) of an existing United Kingdom permanent establishment of an E&I Group Company which arises as a consequence of the activities of any employee or agent of any E&I Group Company on or before Completion being deemed to form part of the activities of such permanent establishment;

1.1.3

the amount of an E&I Group Company’s liability to United Kingdom Tax which arises in consequence of any failure of ~~a~~ that E&I Group Company on or before Completion to deduct, report, account for or pay United Kingdom income tax or National Insurance contributions in respect of payments made or benefits provided on or before Completion to any person providing services to an E&I Group Company, in circumstances where such person was not treated as an employee by the relevant E&I Group Company at the relevant time but should have been so treated; or

1.1.4

the amount of liability or increase in liability which would have fallen within paragraphs 1.1.1, 1.1.2 or 1.1.3 and which is not payable in consequence of the utilisation or set-off of a Buyer’s Relief, in each case, after deducting its Relevant Proportion of an amount equal to any amount of Tax that will actually be saved by, or any repayment of Tax that will actually be received by, an E&I Group Company in the accounting period in which payment is made by the relevant Seller under this paragraph 1.1, as a result of the utilisation of any Relief attributable to the matter giving rise to such payment (net of its Relevant Proportion of any Tax and reasonable out-of-pocket costs incurred by the Irish Buyer in obtaining such Relief).

1.2

Each Seller shall severally (and not jointly or jointly and severally) indemnify and hold harmless the Irish Buyer in respect of, and undertakes to pay to the Irish Buyer an amount equal to, its Relevant Proportion of the amount of any liability of an E&I Group Company or the Irish Buyer for reasonable costs properly incurred by the E&I Group Company or the Irish Buyer in connection with a liability for which the Sellers are liable under paragraph 1.1.

2.	Limitations

2.1	The provisions of Clause 11 (Remedies, Sellers’ Limitations) shall apply to Specific Tax Indemnity Claims to the extent provided for therein.

3.	Exclusions

3.1	No Seller is liable in respect of a Specific Tax Indemnity Claim to the extent that:

3.1.1	the matter giving rise to the Specific Tax Indemnity Claim was taken into account in computing the amount of a specific allowance, provision or reserve in the Completion Accounts;

3.1.2

the matter giving rise to the Specific Tax Indemnity Claim is a liability for Tax which has been paid or discharged on or before the Effective Time or which has been paid or discharged after the Effective Time and in each case where such discharge was reflected in the Completion Accounts;

3.1.3	the matter giving rise to the Specific Tax Indemnity Claim is a liability for Tax which has been discharged or made good without loss or cost to a member of the Buyers’ Group;

3.1.4

the matter giving rise to the Specific Tax Indemnity Claim would not have arisen but for the passing of, or a change in, after the date of this Agreement, any law, rule, regulation or administrative practice of a Tax Authority or any other governmental department, agency or regulatory body or an increase in Tax rates or an imposition of Tax or any withdrawal of Relief, in each case not actually or prospectively in effect at the date of this Agreement;

3.1.5

the matter giving rise to the Specific Tax Indemnity Claim would not have arisen but for an Event after Completion by or involving a member of the Buyers’ Group or a director, employee or agent of a member of the Buyers’ Group other than any such Event carried out, effected or made:

(a)	under a legally binding commitment of a Group Company created before Completion; or

(b)	in the usual course of the business of a Group Company as carried on by it immediately prior to Completion;

3.1.6

the matter giving rise to the Specific Tax Indemnity Claim relates to an amount for which an E&I Group Company has actually recovered under an insurance policy (other than the W&I Insurance Policy) or which an E&I Group Company has actually recovered from a person other than any Sellers or a Group Company;

3.1.7	the matter giving rise to the Specific Tax Indemnity Claim would not have arisen but for a member of the Buyers’ Group failing to act in accordance with its obligations under this Agreement;

3.1.8	the matter giving rise to the Specific Tax Indemnity Claim would not have arisen but for:

(a)

a claim, election, surrender or disclaimer made, or notice or consent given, or another thing done, after Completion (other than one the making, giving or doing of which was taken into account in computing a provision for Tax in the Completion Accounts) under, or in connection with, a provision of an enactment or regulation relating to Tax by a member of the Buyers’ Group; or

(b)

an E&I Group Company’s failure or omission after Completion to make a claim, election, surrender or disclaimer, or give a notice, or consent or do another thing, under, or in connection with, a provision of an enactment or regulation relating to Tax, the anticipated making, giving or doing of which was taken into account in computing the provision for Tax in the Completion Accounts but only to the extent that the Irish Buyer has been notified in writing at least 20 Business Days prior to the last date on which the relevant action can be taken, or any E&I Group Company is actually aware, of the need to make such claim, election, surrender or disclaimer, or give a notice, or consent or do another thing; or

3.1.9

the matter giving rise to the Specific Tax Indemnity Claim is a Tax liability against which a Relief other than a Buyer’s Relief is available for set off or would have been available but for the Relief being used to reduce Tax for which no Warrantor would have been liable under the Tax Deed were its liability not limited by the Warrantor’s Cap.

4.	Date for payment

4.1	Each Seller shall pay any amount payable by it under paragraph 1 to the Irish Buyer ten Business Days after the date of the notice given by the Irish Buyer under Clause 11.6, or if later:

4.1.1	in the case of a liability under paragraph 1.1.1, 1.1.2 or 1.1.3, five Business Days before the date on which the Tax is payable;

4.1.2	in the case of a liability under paragraph 1.1.4, the date on which the relevant E&I Group Company would have had to pay the Tax but for the utilisation or set-off of the Buyer’s Relief; or

4.1.3	in the case of a liability under paragraph 1.2, five Business Days before the Irish Buyer or the relevant E&I Group Company becomes liable to pay the costs.

5.	Conduct of claims

5.1

If a member of the Buyers’ Group becomes aware of any Assessment, the Irish Buyer shall give written notice to the Sellers of the Assessment (including to the extent available details of the Assessment, the amount of any liability for Tax, the due date for any payment required to be made and the time limits for any appeal) as soon as reasonably practicable and in any event no more than 10 Business Days after such member becomes aware of the Assessment but such notice shall not be a condition precedent to the making of any claim under paragraph 1.1.

5.2

The Irish Buyer shall consult with the Sellers with respect to the Assessment and shall ensure that each member of the Buyers’ Group will provide to the Sellers and its advisers reasonable access to premises and personnel and to relevant assets, documents and records within the power or control of each member of the Buyers’ Group for the purposes of investigating the Assessment and enabling the Sellers to take the action referred to in this paragraph 5. The Sellers (at their cost) may take copies of such documents or records and the Irish Buyer shall, and shall ensure that each member of the Buyers’ Group will, preserve all documents, records, correspondence, accounts and other information relevant to the Assessment.

5.3

Subject to paragraph 5.6, the Irish Buyer shall, and shall ensure that each member of the Buyers’ Group will, take any action and institute any proceedings, and give any information and assistance, as the Sellers may reasonably request to avoid, dispute, resist, appeal, compromise, defend, remedy or mitigate the Assessment or postpone any Tax due in respect of the Assessment.

5.4	The Irish Buyer shall:

5.4.1	keep the Sellers fully informed of any developments in relation to the Assessment;

5.4.2	provide the Sellers with copies of all correspondence and documents relating to the Assessment;

5.4.3

not, and shall ensure that no member of the Buyers’ Group will, send any communication or document to a Tax Authority or other third party in relation to the Assessment without first giving the Sellers a reasonable opportunity to comment on such communication or document, and then incorporating the Sellers’ comments to the extent it is reasonable to do so;

5.4.4	give the Sellers reasonable advance notice of any meeting or discussion within a Tax Authority relating to the Assessment and the opportunity to participate in such meeting or discussion; and

5.4.5

not, and shall ensure that no member of the Buyers’ Group will, admit liability in respect of, or compromise or settle, the Assessment without the prior written consent of the Sellers (not to be unreasonably withheld or delayed).

5.5

The Irish Buyer shall not be required to take any action pursuant to paragraph 5.3 unless the Sellers have indemnified (to the Irish Buyer’s reasonable satisfaction) each relevant member of the Buyers’ Group against reasonable third party costs and expenses properly incurred in relation to such action.

6.	Recovery from another person

6.1

If the Sellers pay to the Irish Buyer an amount in respect of a claim under paragraph 1.1 and the Irish Buyer or a member of the Buyers’ Group subsequently recovers or is or becomes entitled to recover from another person an amount which is referable to the matter giving rise to such claim, the Irish Buyer shall immediately notify the Sellers in writing, and:

6.1.1

the Irish Buyer shall or shall procure that a member of the Buyers’ Group will take such action as the Sellers may reasonably require (at the cost of the Sellers) to enforce the recovery against the person in question;

6.1.2

if the aggregate amount paid by the Sellers in satisfaction of such claim is more than the Sum Recovered, the Irish Buyer shall as soon as reasonably practicable pay to each Seller its Relevant Proportion of the Sum Recovered; and

6.1.3

if the aggregate amount paid by the Sellers in satisfaction of such claim is less than or equal to the Sum Recovered, the Irish Buyer shall as soon as reasonably practicable pay to each Seller its Relevant Proportion of an amount equal to the aggregate amount paid by the Sellers.

For the purposes of paragraph 6.1 above, “Sum Recovered” means an amount equal to the total of the amount recovered from the other person including any repayment supplement received or receivable in respect of the amount recovered from the person and any interest in respect of the amount recovered from the person less any Tax computed by reference to the amount recovered and payable by a member of the Buyers’ Group and less all reasonable costs properly incurred by a member of the Buyers’ Group in recovering the amount from the person and not already borne by the Sellers in a accordance with paragraph 6.1.1.

7.	Corresponding benefits

7.1	Where:

7.1.1	a liability of an E&I Group Company has resulted in a Relief (other than any Relief that has already been taken into account under paragraph 1.1); and

7.1.2	a Seller has made a payment to the Irish Buyer in respect of that liability under paragraph 1.1,

the Irish Buyer shall ensure that an E&I Group Company, so far as possible, uses such Relief and the Irish Buyer shall as soon as reasonably practicable pay to each Seller its Relevant Proportion of an amount equal to any amount of Tax actually saved by, or any repayment of Tax actually received by, an E&I Group Company, in each case as a result of the utilisation of such Relief (net of its Relevant Proportion of any Tax and reasonable out-of-pocket costs incurred by the Irish Buyer in obtaining such Relief).

EXECUTED by the:

THE SELLERS

Signed by Charis Vryonidou	)
duly authorised	)
representative for and	)
on behalf of	)
POWERBAR LIMITED	)	/s/ Charis Vryonidou
Signature

Signature Page to the SPA

Signed by PHILIP O’DOHERTY	)
	)	/s/ Philip O’Doherty
Signature

Signature Page to the SPA

Signed by DAMIAN MCCAULEY	)
) /s/ Damian McCauley
Signature

Signature Page to the SPA

Signed by CATHAL MCLAUGHLIN	)
) /s/ Cathal McLaughlin
Signature

Signature Page to the SPA

Signed by ADRIAN SHERIDAN	)
	)	/s/ Adrian Sheridan
Signature

Signature Page to the SPA

Signed by PAUL CONNOLLY	)
	)	/s/ Paul Connolly
Signature

Signature Page to the SPA

Signed by NICOLAS SEWARD	)
	)	/s/ Nicolas Seward
Signature

Signature Page to the SPA

THE IRISH BUYER

Signed by Giordano Albertazzi	)
duly authorised	)
representative for and	)
on behalf of	)
VERTIV HOLDINGS IRELAND DAC.	)	/s/ Giordano Albertazzi
Signature

Signature Page to the SPA

THE US BUYER

Signed by Robert M. Wolfe	)
duly authorised	)
representative for and	)
on behalf of	)
VERTIV INTERNATIONAL	)
HOLDING CORPORATION	)	/s/ Robert M. Wolfe
Signature

Signature Page to the SPA

PARENT

Signed by David Fallon	)
duly authorised	)
representative for and	)
on behalf of	)
VERTIV HOLDINGS CO	)	/s/ David Fallon
Signature

Signature Page to the SPA

AGREED FORM

THE PERSONS SET OUT IN THE SCHEDULE

AND

THE BUYERS

TAX DEED

- i -

THIS DEED is made on [date]

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in the Schedule to this Deed;

(2)

VERTIV INTERNATIONAL HOLDINGS IRELAND DAC, a private company limited by shares incorporated in Ireland (registered no. 702477), whose registered office is at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (the “Irish Buyer”); and

(3)

VERTIV INTERNATIONAL HOLDING CORPORATION, a private company limited by shares incorporated in Ohio, whose registered office is at Suite 125, 4400 Easton Commons Way, Columbus, Ohio 43219 (the “US Buyer” and together with the Irish Buyer, the “Buyers” and each a “Buyer”).

WHEREAS this Deed is entered into pursuant to the Agreement (as defined in Clause 1.1).

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Deed:

“Agreement” means the agreement dated                September 2021 and made between the Sellers and the Buyers for the Buyers’ acquisition of all the Shares;

“Buyer’s Relief” means a Relief which arises:

(a)	to a Group Company in respect of an Event occurring or deemed (for Tax purposes) to have occurred after Completion or in respect of a period commencing after Completion;

(a)

to a Group Company in respect of an Event occurring or deemed (for Tax purposes) to have occurred in the period beginning on the day following the Effective Time and ending on Completion in its usual course of business; or

(b)	to a member of the Buyers’ Group other than a Group Company;

“Event” means an event, act, transaction or omission, including, without limitation, a receipt or accrual of income, profits or gains, distribution, acquisition, disposal, transfer, payment, loan or advance;

“Relevant Buyer” means:

(a)	in relation to a liability for Tax of an E&I Group Company, the Irish Buyer; or

(b)	in relation to a liability for Tax of a Powerbar Gulf Group Company, the US Buyer;

“Relevant Warrantors” means:

(a)	in relation to a liability for Tax of an E&I Group Company or a breach of the Tax Warranties in respect of an E&I Group Company, Philip O’Doherty, Damian McCauley and Cathal McLaughlin; or

(b)	in relation to a liability for Tax of a Powerbar Gulf Group Company or a breach of the Tax Warranties in respect of a Powerbar Gulf Group Company, Adrian Sheridan and Nicolas Seward;

“Relief” means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit granted by or available in relation to Tax pursuant to any legislation or otherwise;

“Tax” and “Taxation” mean any form of taxation and any levy, duty, charge, VAT, contribution, withholding, deduction, impost, surcharge, customs or amounts in the nature of taxation (including unclaimed property taxes and any charge, surcharge, cost, fine, penalty or interest included in or relating to any of the above or to any statutory obligation in respect of any of the above) and any similar amount in the nature of taxation payable as a consequence of any claim, direction, order or determination of any Tax Authority competent to impose, administer, levy, assess or collect any of the foregoing (including any charge, surcharge, cost, fine, penalty or interest included in or relating to any of the above or to any statutory obligation in respect of any of the above) whether or not directly or primarily chargeable against or attributable to a Group Company and regardless of whether a Group Company has, or may have, any right of reimbursement against any other person;

“Tax Authority” and “Taxation Authority” means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function;

“Tax Claim” means a claim under this Deed or a claim for breach of the Tax Warranties; and

“Tax Warranties” means the warranties set out in paragraph [21] of Schedule [5] to the Agreement, and “Tax Warranty” shall be construed accordingly.

1.2	Unless the context otherwise requires, words and expressions defined in the Agreement have the same meanings in this Deed as in the Agreement.

1.3

In this Deed, a reference to a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time whether before or after the date of this Deed and any subordinate legislation made under the statutory provision whether before or after the date of this Deed.

1.4	For the purposes of this Deed and in particular for computing any Tax liability or Relief an accounting period of any Group Company shall be deemed to have ended on the date of Completion.

1.5	The headings in this Deed do not affect its interpretation.

2.	THE RELEVANT WARRANTORS’ OBLIGATIONS

2.1	Subject to Clauses 3 and 4, the Relevant Warrantors shall pay to the Relevant Buyer in aggregate an amount equal to the amount of a Group Company’s liability for Tax:

2.1.1	which arises:

(a)	in consequence of an Event occurring on or before Completion; or

(b)

in respect of or by reference to any income, profits or gains which were earned, accrued or received, or deemed (for Tax purposes) to have been earned, accrued or received, on or before Completion or in respect of a period ending on or before Completion; or

2.1.2

which would have arisen in consequence of an Event occurring on or before Completion or in respect of or by reference to any income, profits or gains which were earned, accrued or received , or deemed (for Tax purposes) to have been earned, accrued or received, on or before Completion or in respect of a period ending on or before Completion and which is not payable in consequence of the utilisation or set-off of a Buyer’s Relief.

2.2

The Relevant Warrantors shall pay to the Relevant Buyer in aggregate an amount equal to the amount of any liability of a Group Company or the Relevant Buyer for reasonable costs properly incurred by the Group Company or the Relevant Buyer in connection with a liability for which the Relevant Warrantors are liable under this Deed.

3.	LIMITATIONS

3.1	The provisions of clause [11] (Remedies, Sellers’ Limitations) of the Agreement shall apply to this Deed to the extent provided for therein as if such provisions were incorporated in this Deed.

4.	EXCLUSIONS

The Relevant Warrantors are not liable in respect of a Tax Claim to the extent that:

4.1	the matter giving rise to the Tax Claim was taken into account in computing the amount of a specific allowance, provision or reserve in the Completion Accounts;

4.2	the matter giving rise to the Tax Claim arises in consequence of:

4.2.1	an Event occurring; or

4.2.2	income, profits or gains earned, accrued or received, or deemed to have been earned, accrued or received,

since the Effective Time in a Group Company’s usual course of business;

4.3

the matter giving rise to the Tax Claim is a liability for Tax which has been paid or discharged on or before the Effective Time or which has been paid or discharged after the Effective Time and in each case where such discharge was reflected in the Completion Accounts;

4.4	the matter giving rise to the Tax Claim is a liability for Tax which has been discharged or made good without loss or cost to a member of the Buyers’ Group;

4.5

the matter giving rise to the Tax Claim would not have arisen but for the passing of, or a change in, after the date of the Agreement, any law, rule, regulation or administrative practice of a Tax Authority or any other governmental department, agency or regulatory body or an increase in Tax rates or an imposition of Tax or any withdrawal of Relief, in each case not actually or prospectively in effect at the date of the Agreement;

4.6

the matter giving rise to the Tax Claim would not have arisen but for an Event after Completion by or involving a member of the Buyers’ Group or a director, employee or agent of a member of the Buyers’ Group other than any such Event carried out, effected or made:

4.6.1	under a legally binding commitment of a Group Company created before Completion; or

4.6.2	in the usual course of the business of a Group Company as carried on by it immediately prior to Completion;

4.7

the matter giving rise to the Tax Claim relates to an amount for which a Group Company has actually recovered under an insurance policy (other than the W&I Insurance Policy) or which a Group Company has actually recovered from a person other than any Relevant Warrantors or a Group Company;

4.8	the matter giving rise to the liability would not have arisen but for a member of the Buyers’ Group failing to act in accordance with its obligations under this Deed;

4.9	the matter giving rise to the Tax Claim would not have arisen but for:

4.9.1

a claim, election, surrender or disclaimer made, or notice or consent given, or another thing done, after Completion (other than one the making, giving or doing of which was taken into account in computing a provision for Tax in the Completion Accounts) under, or in connection with, a provision of an enactment or regulation relating to Tax by a member of the Buyers’ Group; or

4.9.2

a Group Company’s failure or omission after Completion to make a claim, election, surrender or disclaimer, or give a notice, or consent or do another thing, under, or in connection with, a provision of an enactment or regulation relating to Tax, the anticipated making, giving or doing of which was taken into account in computing the provision for Tax in the Completion Accounts but only to the extent that the Relevant Buyers have been notified in writing at least 20 Business Days prior to the last date on which the relevant action can be taken, or any Group Company is actually aware, of the need to make such claim, election, surrender or disclaimer, or give a notice, or consent or do another thing; or

4.10

the matter giving rise to the Tax Claim is a Tax liability against which a Relief other than a Buyer’s Relief is available for set off or would have been available but for the Relief being used to reduce Tax for which no Relevant Warrantors are liable under this Deed.

5.	DATE FOR PAYMENT

5.1	The Relevant Warrantors shall pay any amount payable by such Relevant Warrantors under Clause 2 to the Relevant Buyer ten Business Days after the date of the notice, or if later:

5.1.1	in the case of a liability under Clause 2.1.1, two Business Days before the date on which the Tax is payable;

5.1.2	in the case of a liability under Clause 2.1.2, the date on which the relevant Group Company would have had to pay the Tax but for the utilisation or set-off of the Buyer’s Relief; or

5.1.3	in the case of a liability under Clause 2.2, two Business Days before the Relevant Buyer or the relevant Group Company becomes liable to pay the costs.

6.	GROSS UP

6.1

All payments made by any party under this Deed shall be made gross, free of any right of counterclaim or set-off and without deduction or withholding of any kind other than any deduction or withholding required by law.

6.2

If any party makes a deduction or withholding required by law from a payment under this Deed, the sum due from that party shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the other party receives a sum equal to the sum it would have received had no deduction or withholding been made.

6.3

If a person makes an increased payment under clause 6.2 and the payee subsequently obtains and utilises a Relief by reason of such deduction or withholding in respect of which an increased payment has been made under clause 6.2, the payee shall reimburse the payer as soon as practicable with an amount equal to such a proportion of that Relief as the payee determines in its absolute discretion shall leave it after such reimbursement in no better or worse position than it would have been in had there been no such deduction or withholding.

7.	MISCELLANEOUS

7.1

The provisions of clauses [22] (Continuing Obligations and Assignment), [24] (General), [25] (Notices) and [26] (Governing Law and Jurisdiction) of the Agreement shall apply to this Deed as if incorporated herein, replacing references to “this Agreement” with “this Deed”.

7.2	The Relevant Warrantors’ obligations under this Deed shall not be affected or reduced in any way by any disclosures contained or referred to in the Disclosure Letter.

7.3

Prior to the Completion Date, the Buyers may, upon not less than five Business Days’ prior written notice to the Sellers, assign their respective rights and obligations, in whole or in part, under this Deed to the Parent for the purpose of carrying out the transactions contemplated hereby, provided, however, that the Buyers shall be and remain jointly and severally liable for all obligations of the Buyers and the Parent under this Deed and all agreements to be executed and delivered by the Buyers or the Parent pursuant hereto. The parties acknowledge and agree that no Seller shall be liable to the Buyers or the Parent to the extent that such liability would not have arisen or been incurred or would have been less had the relevant transfer or assignment permitted by this Clause 7.3 not taken place.

8.	COUNTERPARTS

This Deed may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

9.	DELIVERY

This Deed is delivered on the date written at the start of this Deed.

EXECUTED by the parties as a deed

Executed as a deed by	)

PHILIP O’DOHERTY	)

Signature

Executed as a deed by	)

DAMIAN MCCAULEY	)

Signature

Executed as a deed by	)

CATHAL MCLAUGHLIN	)

Signature

Executed as a deed by	)

ADRIAN SHERIDAN	)

Signature

Executed as a deed by	)

NICOLAS SEWARD	)

Signature

Executed as a deed by	)

VERTIV INTERNATIONAL	)

HOLDINGS IRELAND DAC	)

Signature of director

Name of director

Signature of director/secretary

Name of director/secretary

Executed as a deed by	)

VERTIV INTERNATIONAL	)

HOLDING CORPORATION	)

Signature of director

Name of director

Signature of director/secretary

Name of director/secretary

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [______], 2021, is by and among Vertiv Holdings Co, a Delaware corporation (the “Company”), each of the Holders listed on Schedule A attached hereto (the “Initial Holders”), and the other Holders from time to time parties hereto.

RECITALS:

WHEREAS, this Agreement is being entered into pursuant to the Sale and Purchase Agreement, dated as of [______], 2021, by and among Vertiv Holdings Ireland DAC, a private company limited by shares incorporated in Ireland (registered no. 702477), having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland; Vertiv International Holding Corporation, an Ohio corporation; the Company; and the Sellers (as may be amended from time to time, the “Purchase Agreement”);

WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement, on the date hereof the Company is issuing to the Initial Holders [_____] shares of Company Common Stock (such shares of Company Common Stock, the “Shares”) in the aggregate; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

“Adoption Agreement” means an Adoption Agreement in the form attached hereto as Exhibit A.

“Affiliate” means (a) as to any Person, other than an individual, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (b) as to any individual, (i) any Relative of such individual, (ii) any trust whose primary beneficiaries are one or more of such individual and such individual’s Relatives, (iii) the legal representative or guardian of such individual or any of such individual’s Relatives if one has been appointed and (iv) any Person controlled by one or more of such individual or any Person referred to in clauses (i), (ii) or (iii) above. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For purposes of this Agreement, (x) the Company, on the one hand, and the Holders, on the other hand, shall not be considered Affiliates and (y) no Holder shall be considered an Affiliate of any other Holder by reason of holding any shares of Company Common Stock.

“Agreement” has the meaning set forth in the introductory paragraph.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of Ohio or the State of New York are authorized or required to be closed by law or governmental action.

“Commission” means the Securities and Exchange Commission or any successor governmental agency.

“Company” has the meaning set forth in the introductory paragraph.

“Company Common Stock” means the Class A common stock of the Company, par value $0.0001 per share.

“Company Securities” has the meaning set forth in Section 2.4(c)(i).

“Demand Notice Response Period” has the meaning set forth in Section 2.2(b).

“Effectiveness Period” has the meaning set forth in Section 2.1(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Holder” means any record holder of Registrable Securities.

“Holder Designee” means [______].1

“Indemnified Party” has the meaning set forth in Section 3.3.

“Indemnifying Party” has the meaning set forth in Section 3.3.

“Losses” has the meaning set forth in Section 3.1.

“Majority Holders” means, at any time, the Holder or Holders of more than 50% of the Registrable Securities at such time.

“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Minimum Number of Registrable Securities” means the number of Registrable Securities for which a total offering price would reasonably be expected to exceed, in the aggregate, $10 million.

[1]	Note to Draft: To be provided by Sellers.

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“Opt-Out Notice” has the meaning set forth in Section 2.11.

“Other Securities” has the meaning set forth in Section 2.4(c)(i).

“Permitted Transferee” means (a) with respect to any Initial Holder, a Transferee that is any direct or indirect partner, shareholder or member of such Initial Holder; or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such Initial Holder or Relatives of such Initial Holder; (b) a Transferee that is an Affiliate of a Holder; and (c) any other Person to whom a Holder is permitted, subject to Section 2.8, to transfer Registrable Securities; provided that, in each case, subject to Section 5.2, such Transferee has delivered to the Company a duly executed Adoption Agreement.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Piggybacking Holder” has the meaning set forth in Section 2.4(a).

“Piggyback Notice” has the meaning set forth in Section 2.4(a).

“Piggyback Notice Response Period” has the meaning set forth in Section 2.4(a).

“Piggyback Underwritten Offering” has the meaning set forth in Section 2.4(a).

“Purchase Agreement” has the meaning set forth in the recitals.

“Registrable Securities” means, as of any date of determination, (a) the Shares and (b) any securities issued or issuable (whether upon the conversion or exercise of any other security or otherwise) with respect to, or in exchange for or in substitution for, the Shares (whether by way of a stock dividend, split, reverse split, combination, distribution or in connection with any reorganization or other reclassification or recapitalization, merger, consolidation or otherwise); provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) a Registration Statement covering such Registrable Security has become effective under the Securities Act and such Registrable Security has been disposed of pursuant to such Registration Statement, (ii) such Registrable Security is disposed of in compliance with Rule 144 under the Securities Act or any other exemption from the registration requirements of the Securities Act as a result of which the legend on any certificate or book-entry notation representing such Registrable Security restricting transfer of such Registrable Security has been removed, or (iii) such Registrable Security has been sold or disposed of in a transaction in which the Transferor’s rights under this Agreement are not assigned to the Transferee pursuant to Section 5.2; and provided, further, that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities shall not be a Registrable Security.

“Registration Expenses” means all expenses incurred in connection with the registration and disposition of Registrable Securities, including, without limitation, all registration and filing fees, printing expenses, road show expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including, without limitation, reasonable counsel fees and disbursements) in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., fees of any national securities exchange on which the Shares are then listed, and fees of transfer agents and registrars, but excluding any Selling Expenses.

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“Registration Statement” means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Relative” means, with respect to any natural person: (a) such natural person’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption), and (c) the spouse of a natural person described in clause (b) of this definition.

“Requesting Holder” means any Holder or group of Holders that makes a Shelf Underwritten Offering Request. From the Completion Date (as defined under the Purchase Agreement) until the earlier of (i) December 31, 2023 and (ii) such time that this Agreement terminates with respect to the Holder Designee, the Holder Designee shall be the only Person that can be a Requesting Holder.

“Requesting Holder and Shelf Piggybacking Holders Securities” has the meaning set forth in Section 2.2(c)(i).

“Section 2.2 Maximum Number of Shares” has the meaning set forth in Section 2.2(c).

“Section 2.4 Maximum Number of Shares” has the meaning set forth in Section 2.4(c).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to any rule under the Securities Act shall be deemed to refer to any similar or successor rule or regulation.

“Sellers” means the Persons listed in Schedule 2 to the Purchase Agreement.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities, if any, and (c) related fees and expenses of counsel engaged by any Holders (subject to Article III).

“Selling Holder” means a Holder selling Registrable Securities pursuant to a Registration Statement.

“Shares” has the meaning set forth in the recitals.

“Shelf Piggybacking Holder” has the meaning set forth in Section 2.2(b).

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“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

“Shelf Underwritten Offering” has the meaning set forth in Section 2.2(a).

“Shelf Underwritten Offering Request” has the meaning set forth in Section 2.2(a).

“Suspension Period” has the meaning set forth in Section 2.3.

“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Company Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) in which Registrable Securities could be included and Holders could be named as selling security holders without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf Registration Statement), in each case relating to such Piggyback Underwritten Offering.

“WKSI” means a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).

ARTICLE II.

REGISTRATION RIGHTS

Section 2.1 Shelf Registration.

(a) The Company shall, as soon as practicable after the date hereof, but in any event within 15 Business Days after [the later of (i)] the date hereof [and (ii) the date upon which the Sellers have provided to the Company all interim consolidated financial statements contemplated under Section 6.7 of the Purchase Agreement]2 (or such later date as mutually agreed by the Company and the Sellers), file a Registration Statement, or amend an existing shelf registration previously filed by the Company (provided that such amendment becomes effective upon filing with the Commission) (the “Shelf Registration Statement”), under the Securities Act to permit, subject to Sections 2.6(b) and 2.8 hereof, the public resale of all the Registrable Securities by the

[2]	Note to Draft: Bracketed language to be removed if this Purchase Agreement condition is satisfied at closing and not waived.

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Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) and shall use commercially reasonable efforts to cause such Registration Statement to become or be declared effective as soon as practicable after the filing thereof, including by filing an automatic shelf registration statement that becomes effective upon filing with the Commission in accordance with Rule 462(e) under the Securities Act to the extent the Company is then a WKSI. Following the effective date of the Shelf Registration Statement, the Company shall promptly notify the Holders of the effectiveness of such Registration Statement.

(b) The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities and shall contain a prospectus in such form as to permit, subject to Sections 2.6(b) and 2.8 hereof, any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to the Holders and requested by the Majority Holders.

(c) The Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities by the Holders until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement (as to all Holders) pursuant to Section 6.1 (the “Effectiveness Period”).

(d) When effective, (i) the Shelf Registration Statement (including, for the avoidance of doubt, all exhibits and all material incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) in the case of any prospectus contained in the Shelf Registration Statement, such prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements are made, not misleading.

Section 2.2 Underwritten Shelf Offering Requests.

(a) Subject to Sections 2.3 and 2.8, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, in the event that any Holder or group of Holders elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $100 million from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in such Underwritten Offering by any Shelf Piggybacking Holders), the Company shall, at the request (a “Shelf Underwritten Offering Request”) of the Requesting Holder, enter into an underwriting agreement in a form as is customary in

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Underwritten Offerings of securities by the Company with the underwriter or underwriters selected pursuant to Section 2.2(d) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Requesting Holders in order to expedite or facilitate the disposition of such Registrable Securities and, subject to Section 2.2(c), the Registrable Securities requested to be included by any Shelf Piggybacking Holder (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in more than two Shelf Underwritten Offerings during any 12-month period.

(b) If the Company receives a Shelf Underwritten Offering Request, it will give written notice of such proposed Shelf Underwritten Offering to each Holder (other than the Requesting Holder) that, together with such Holder’s Affiliates, holds at least the Minimum Number of Registrable Securities, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the related Underwritten Offering Filing and, if known, the number of shares of Company Common Stock that are proposed to be included in such Shelf Underwritten Offering, and of such Holders’ rights under this Section 2.2(b). Such notice (a “Holder Demand Notice”) shall be given promptly (and in any event at least ten calendar days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided that if the Shelf Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company and the Requesting Holder in writing that the giving of notice pursuant to this Section 2.2(b) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering); provided further that the Company shall not so notify any such other Holder that has notified the Company (and not revoked such notice) requesting that such Holder not receive notice from the Company of any proposed Shelf Underwritten Offering. Each such Holder shall then have five calendar days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.2(b) (the “Demand Notice Response Period”) to request inclusion of Registrable Securities in the Shelf Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Shelf Piggybacking Holder”). If no request for inclusion from a Holder is received within the Demand Notice Response Period, such Holder shall have no further right to participate in such Shelf Underwritten Offering.

(c) If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Company and the Requesting Holders in writing, with a copy to be provided upon request to any Shelf Piggybacking Holder, of its good faith belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Shelf Piggybacking Holders (and any other shares of Company Common Stock requested to be included by any other Persons having registration rights with respect to such offering), when added to the number of Registrable Securities proposed to be offered by the Requesting Holders, would materially adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of Registrable Securities that the Company is so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.2 Maximum Number of Shares”), Registrable Securities in the following priority:

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(i) First, all Registrable Securities that the Requesting Holder and Shelf Piggybacking Holders requested to be included therein (the “Requesting Holder and Shelf Piggybacking Holders Securities”) (pro rata among the Requesting Holders and Shelf Piggybacking Holders based on the number of Registrable Securities each requested to be included); and

(ii) Second, to the extent that the number of Requesting Holder and Shelf Piggybacking Holders Securities is less than the Section 2.2 Maximum Number of Shares, the shares of Company Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Company Common Stock each requested to be included.

(d) The Company shall propose two or more nationally prominent firms of investment bankers to act as the Managing Underwriter or as other underwriters in connection with such Shelf Underwritten Offering from which the holders of more than 50% of the Registrable Securities to be so offered shall select the Managing Underwriter and the other underwriters. The Requesting Holders shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.3.

Section 2.3 Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, the Company may, upon giving prompt written notice to the Holders, (a) delay filing or effectiveness of a Shelf Registration Statement (or any amendment thereto) or effecting a Shelf Underwritten Offering or (b) suspend the Holders’ use of any prospectus that is a part of a Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in such Shelf Registration Statement (provided that, in no event shall such notice contain any material non-public information regarding the Company) (in which event such Holder shall discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case if the Board determines in good faith to be necessary for the reason that (i) such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other material transaction involving the Company, including a proposed sale of shares of Company Common Stock pursuant to a registration of Company Securities, (ii) such registration or offering would render the Company unable to comply with applicable securities laws or (iii) such registration offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall the Company effect Suspension Periods of more than an aggregate of ninety (90) days in any twelve-month period. For the purposes of calculating the number of days of one or more Suspension Periods under this Section 2.3, such number shall include any number of days during the applicable period during which the Holders were obligated to discontinue their disposition of Registrable Securities pursuant to Section 2.6(b) of this Agreement.

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Section 2.4 Piggyback Registration Rights.

(a) Subject to Section 2.4(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Company Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder that, together with such Holder’s Affiliates, holds at least the Minimum Number of Registrable Securities, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Company Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 2.4(a). Such notice shall be given promptly (and in any event at least ten calendar days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering) (a “Piggyback Notice”); provided, that if the Piggyback Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company in good faith that the giving of notice pursuant to this Section 2.4(a) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). Each such Holder shall then have five calendar days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice (the “Piggyback Notice Response Period”) pursuant to this Section 2.4(a) to request, subject to Section 2.8, inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within the Piggyback Notice Response Period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.4(c), the Company shall, and shall cause the Managing Underwriter or underwriters of such Piggyback Underwritten Offering to, use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Piggybacking Holders on the same terms and conditions as any similar securities of the Company included in such offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.4(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall promptly give written notice of such determination to the Piggybacking Holders (which such Holders will hold in strict confidence) and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Company Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

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(b) Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the public commencement of such Piggyback Underwritten Offering with respect thereto by giving an Opt-Out Notice to the Company requesting that such Holder not receive notice from the Company of any proposed Piggyback Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing; provided further, however, that if the Company has provided a Piggyback Notice at the time a Holder revokes its Opt-Out Notice, such revocation shall not extend the Piggyback Notice Response Period. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not, and shall not be required to, deliver any notice to such Holder pursuant to this Section 2.4 and such Holder shall no longer be entitled to participate in any Piggyback Underwritten Offering.

(c) If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its good faith belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Company Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Company Common Stock requested to be included by any other Persons having registration rights on parity with the Piggybacking Holders with respect to such offering), would materially adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.4 Maximum Number of Shares”), shares of Company Common Stock in the following priority:

(i) First, if the Piggyback Underwritten Offering is for the account of the Company, all shares of Company Common Stock that the Company proposes to include for its own account (the “Company Securities”); and

(ii) Second, if (1) the Piggyback Underwritten Offering is for the account of the Company, to the extent that the number of Company Securities is less than the Section 2.4 Maximum Number of Shares, or (2) the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, in each case, the shares of Company Common Stock requested to be included by the Piggybacking Holders and holders of any other shares of Company Common Stock requested to be included by Persons having rights of registration on parity with the Piggybacking Holders with respect to such offering, pro rata among the Piggybacking Holders and such other holders based on the number of shares of Company Common Stock each requested to be included; provided, however, that if any other shares of Company Common Stock are requested to be included by Persons that have been granted rights of registration under the Amended and Restated Registration Rights Agreement, dated as of February 7, 2020, by and among the Company, the Sponsor Members, the Director Holders, the Vertiv Holder, the GS ESC PIPE Investor, the Cote PIPE Investor, the Other Cote Holders (each as defined therein), then such other shares will have priority over the shares of Company Common Stock requested to be included by the Piggybacking Holders and holders of any other shares of Company Common Stock requested to be included by Persons having rights of registration on parity with the Piggybacking Holders with respect to such offering.

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(d) The Company or such other Persons who have or have been granted registration rights, as applicable, shall select the underwriters in any Piggyback Underwritten Offering (in the case of such other Persons who have been granted registration rights under this Agreement, in the manner set forth elsewhere in this Agreement) and shall determine the pricing of the shares of Company Common Stock offered pursuant to any Piggyback Underwritten Offering, the applicable underwriting discounts and commissions and the timing of any such Piggyback Underwritten Offering.

Section 2.5 Participation in Underwritten Offerings.

(a) In connection with any Underwritten Offering contemplated by Sections 2.2 or 2.4, the underwriting agreement into which each Selling Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company; provided that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a Selling Holder for inclusion in the applicable Registration Statement. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of and title to, the securities being registered on its behalf, its intended method of distribution, that such Selling Holder’s decision to sell such securities is not influenced by the possession of any material non-public information with respect to the Company and any other representation required by law or reasonably requested by the underwriters.

(b) Any participation by Holders in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of the Company.

(c) In connection with any Piggyback Underwritten Offering in which any Holder includes Registrable Securities pursuant to Section 2.4, such Holder agrees to (i) supply any information reasonably requested in writing by the Company in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering and (ii) execute and deliver any customary agreements and instruments being executed by all holders on substantially the same terms reasonably requested in writing by the Company or the Managing Underwriter, as applicable, to effectuate such registered offering, including, without limitation, underwriting agreements (subject to Section 2.5(a)), custody agreements, “lock-up” or “hold back” agreements pursuant to which such Holder agrees not to sell or purchase any securities of the Company for up to 90 days or, if shorter, for the same period of time following the registered offering as is agreed to by the Company and the other participating holders (provided that nothing herein shall prevent any Holder from making a transfer to a Permitted Transferee thereof), powers of attorney and questionnaires.

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(d) If the Company or Managing Underwriter, as applicable, requests that the Holders take any of the actions referred to in Section 2.5(c), the Holders shall take such action promptly but in any event within five (5) Business Days following the date of receipt of such request.

Section 2.6 Registration Procedures.

(a) In connection with its obligations under this Article II, the Company will:

(i) promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply (including, for the avoidance of doubt, as contemplated in Section 2.1(d)) with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(ii) furnish to each Selling Holder such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request;

(iii) if applicable, use commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Selling Holder thereof shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iii) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(iv) in connection with an Underwritten Offering, cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by such offering, including, without limitation, management presentations (including “electronic road shows” in the nature of management presentations) or investor calls to the extent reasonably necessary to support the proposed sale of Registrable Securities pursuant to such offering;

(v) in connection with an Underwritten Offering, use all commercially reasonable efforts to provide to each Selling Holder a copy of any auditor “comfort” letters or customary legal opinions, in each case in form and substance as is customarily provided to underwriters in an underwritten public offering;

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(vi) cooperate with the Selling Holder(s), the underwriters or agents (if any), and their respective counsel in connection with any filings required to be made by FINRA;

(vii) promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or incomplete, and at the request of any such seller promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or incomplete;

(viii) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and shall furnish to each such Selling Holder at least one (1) Business Day prior to the filing thereof a copy of any amendment or supplement to such Registration Statement or prospectus;

(ix) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(x) advise each Selling Holder of such Registrable Securities, promptly after the Company receives notice or obtains knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(xi) cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Company Common Stock is then listed;

(xii) enter into and deliver such customary agreements and instruments and take such other actions as the Selling Holder or Selling Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, in the case of a Shelf Underwritten Offering or Piggyback

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Underwritten Offering, to agree, and to cause its directors and “executive officers” (as defined under Section 16 of the Exchange Act) to agree, to such “lock-up” arrangements for up to 90 days with the underwriters thereof to the extent reasonably requested by the Managing Underwriters, subject to exceptions for permitted sales by directors and executive officers during such period consistent with underwritten offerings previously conducted by the Company); and

(xiii) without limiting the foregoing, otherwise in good faith cooperate reasonably with, and take such customary actions as may reasonably be requested in writing by a Selling Holder, placement agent or sales agent (if any), and underwriters (if any), as applicable, to effect the registration and offer and sale of the Registrable Securities as required by this Agreement.

(b) Each Holder agrees by acquisition of such Registrable Securities that upon receiving notice pursuant to Section 2.6(a)(vii), such Holder will forthwith discontinue such Holder’s disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.6(a)(vii) as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed (such period during which disposition is discontinued, an “Interruption Period”), and, if so directed by the Company, will use commercially reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.6(b). The Company will notify the Holders as soon as practicable after the Company has determined that the use of the applicable prospectus may be resumed. In the event that the Company invokes an Interruption Period hereunder and the need to continue such Interruption Period ceases for any reason, as soon as practicable the Company shall notify (which notice shall be in accordance with Section 6.6) the Holders in writing that such Interruption Period is no longer applicable.

Section 2.7 Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act and that the Company has timely requested in writing from such Holder.

Section 2.8 Restrictions on Public Sale by Holders.

(a) Each Holder agrees that until the 12 month anniversary of the date hereof, it will not effect any public or private sale, distribution or other transfer of Registrable Securities other than with respect to its pro rata share of [____]3 Registrable Securities pursuant to the terms hereof.

[3]	Note to Draft: To be one-third of the number of Shares issued to the Sellers on the date of this Agreement (or such other amount as the parties mutually agree).

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(b) In connection with any Underwritten Offering (except in the case of a bought or overnight Underwritten Offering), if requested by the Managing Underwriter, each Holder that is the beneficial owner of more than 5.0% of the outstanding shares of Company Common Stock at such time, and any other Holder reasonably requested by the Managing Underwriter, will agree not to, and will execute a customary lock-up agreement (in each case on substantially the same terms and conditions, including customary waiver “MFN” provisions, as all requested holders that are each beneficial owners of more than 5.0% of the outstanding shares of Company Common Stock at such time) in favor of the Managing Underwriter to not, sell or dispose of any shares of Company Common Stock (other than those included in such offering pursuant to this Agreement, and understanding that nothing herein shall prevent any Holder from making a transfer to an Affiliate thereof during such period), without the prior written consent of the Company, for a period of up to 90 days (or such shorter time agreed to by the Managing Underwriter) beginning on the date of pricing of such Underwritten Offering, except as expressly permitted by such lock-up agreement or in the event the Managing Underwriter otherwise agrees by written consent.

(c) Notwithstanding Sections 2.8(a) and (b), a Holder may Transfer any or all if its Registrable Securities: (i) to any Permitted Transferee thereof; (ii) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Company Common Stock for cash, securities or other property, or pursuant to a tender offer or exchange offer for equity securities of the Company made by a Person who is not a Holder; or (iii) by distribution to partners, members or stockholders of such Holder, or to any Person that controls, is controlled by or is under common control with such Holder.

Section 2.9 Expenses. The Company shall be responsible for all Registration Expenses. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.10 Other Registration Rights. From and after the date hereof, the Company shall not, without the prior written consent of the Majority Holders, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company for such Holders on a basis that is superior in any material respect to the piggyback rights of the Holders hereunder.

Section 2.11 Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing of any Shelf Underwritten Offering, Piggyback Underwritten Offering, the withdrawal of any Shelf Underwritten Offering or Piggyback Underwritten Offering or any event that would lead to a Suspension Period as contemplated by Section 2.3; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing; provided, further, that if the Company has provided a Holder Demand Notice or a Piggyback Notice at the time a Holder revokes its Opt-Out Notice, such revocation shall not extend the Demand Notice Response Period or the Piggyback Notice Response Period, as applicable. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Holder pursuant to Section 2.2, Section 2.3, Section 2.4, or Section 2.6, as applicable, and

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such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two Business Days in advance of such intended use, and if a notice of a Suspension Period was previously delivered (or would have been delivered but for the provisions of this Section 2.11) and the Suspension Period remains in effect, the Company will so notify such Holder, within one Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of such Suspension Period, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Period immediately upon its availability.

ARTICLE III.

INDEMNIFICATION AND CONTRIBUTION

Section 3.1 Indemnification by the Company. The Company will indemnify and hold harmless each Selling Holder, its current and former officers and directors, managers, employees, agents, Affiliates and each Person (if any) that controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, costs and expenses (including attorneys’ fees and any fees or expenses reasonably incurred in connection with any investigation or proceeding) and other liabilities, joint or several (“Losses”), caused by, arising out of, resulting from or related to (i) any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto, and including, for the avoidance of doubt, all exhibits and all material incorporated therein by reference), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (b) included in any prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission (or alleged statement or alleged omission) was made in reliance upon and in conformity with information furnished in writing to the Company by such Holder or its authorized representatives expressly for use therein.

Section 3.2 Indemnification by the Holders. Each Holder (if Registrable Securities held by such Holder are included in the securities as to which registration or qualification or compliance under applicable “blue sky” laws is being effected) agrees to, severally and not jointly with any other Holders, indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a

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material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (b) included in any prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case of the foregoing clauses (a) and (b) only to the extent such statement or omission (or alleged statement or alleged omission) was made in reliance upon and in conformity with information furnished in writing by such Holder or its authorized representatives expressly for use therein; provided, however, that any indemnity payable by such Holder under this Section 3.2 shall be in proportion to, and in any case limited to an amount equal to, the net proceeds received by such Holder in respect of the sale of the Registrable Securities giving rise to such indemnification obligation.

Section 3.3 Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.1 or 3.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (a) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (b) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party or (c) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

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Section 3.4 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party, or any officer, director or controlling person of such Indemnified Party, and notwithstanding any provision in this Agreement to the contrary, shall survive any transfer of Registrable Securities.

Section 3.5 Contribution.

(a) If the indemnification provided for in this Article III is unavailable or insufficient to hold harmless an Indemnified Party in respect of any Losses or action in respect of which indemnity is to be provided hereunder, then subject to the limitations contained in this Article III, each Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or action in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements, omissions or (if applicable) actions that resulted in such Losses or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party (on the one hand) and the Indemnified Party (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.5(a). The amount paid or payable by an Indemnified Party as a result of the Losses or action referred to in Section 3.5(a) shall be deemed to include, subject to the limitations set forth in this Article III, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, no Holder shall be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds received by such Holder from the sale of the Registrable Securities sold in a transaction that resulted in the Losses or action in respect of which indemnification or contribution is sought pursuant to this Article III, less the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission (including as a result of any indemnification obligation hereunder). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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ARTICLE IV.

RULE 144

Section 4.1 With a view to making available to the Holders the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act and (ii) unless otherwise available via the Commission’s EDGAR filing system, forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents filed by the Company, as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration or pursuant to Form S-3, as applicable.

ARTICLE V.

LEGENDS AND TRANSFER OF RIGHTS

Section 5.1 Share Legend.

(a) Each certificate or book-entry notation representing the Shares shall (unless otherwise permitted by the provisions of Section 5.1(b)) bear a legend in substantially the following form:

THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, HYPOTHETICATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION OF THE SHARES UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, OR (II) AN OPINION OF COUNSEL, IN SUCH FORM AND BY SUCH COUNSEL SATISFACTORY TO VERTIV HOLDINGS CO AND ITS COUNSEL, THAT SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION AND THE PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE SECURITIES LAWS.

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(b) The legend on any shares of Company Common Stock covered by this Agreement shall be removed if (i) such shares of Company Common Stock are sold pursuant to an effective registration statement, (ii) a registration statement covering the resale of such shares of Company Common Stock is effective under the Securities Act and the applicable holder of such share of Company Common Stock delivers to the Company a representation letter agreeing that such shares of Company Common Stock will be sold under such effective registration statement, (iii) if such shares of Company Common Stock may be sold by the holder thereof free of restrictions pursuant to Rule 144(b) under the Securities Act or (iv) such shares of Company Common Stock are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (iii) or (iv) above, the holder of such shares of Company Common Stock has provided all necessary documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company to confirm that the legend may be removed under applicable securities law. The Company shall cooperate with the applicable holder of Company Common Stock covered by this Agreement to effect removal of the legend on such shares pursuant to this Section 5.1(b) as soon as reasonably practicable after delivery of notice from such holder that the conditions to removal are satisfied (together with any documentation required to be delivered by such holder pursuant to the immediately preceding sentence). The Company shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 5.1(b); provided, that the applicable holder shall be responsible for all legal fees and expenses of counsel incurred by such holder with respect to delivering the legal opinion to the Company contemplated in the legend.

Section 5.2 Transfer of Rights. The rights to registration and other rights granted to a Holder under this Agreement may be assigned to a Transferee of Registrable Securities if (a) such Transferee is a Permitted Transferee or (b) such Transferee is acquiring at least the Minimum Number of Registrable Securities and such Transferee has delivered to the Company a duly executed Adoption Agreement.

ARTICLE VI.

MISCELLANEOUS

Section 6.1 Termination. This Agreement shall terminate, and the parties shall have no further rights or obligations hereunder, as to any Holder, on such earlier date on which both (i) such Holder, together with such Holder’s Affiliates, owns less than the Minimum Number of Registrable Securities and (ii) all Registrable Securities owned by such Holder and such Holder’s Affiliates may be sold without restriction pursuant to Rule 144 under the Securities Act.

Section 6.2 Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

Section 6.3 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

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(b) THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.

Section 6.4 Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for Registrable Securities, by reason of any stock dividend, split, reverse split, combination, distribution, recapitalization, reclassification, reorganization, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

Section 6.5 Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Holder and its successors and assigns. Except as provided in Section 5.2, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any Holder without the prior written consent of the Company.

Section 6.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (a) personally delivered, (b) sent by nationally recognized overnight courier, (c) sent by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by email. Such notices and other communications must be sent to the following addresses or email addresses:

(a) If to the Company, to:

Vertiv Holdings Co

1050 Dearborn Dr.

Columbus, Ohio 43085

Attention: Stephanie L. Gill

Email: stephanie.gill@vertiv.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: David J. Miller; Nick S. Dhesi

Email: david.miller@lw.com; ramnik.dhesi@lw.com

(b) If to an Initial Holder, to the address or email address of such Initial Holder as they appear opposite such Initial Holder’s name on Schedule A attached hereto or such other address or email address as may be designated in writing by such Holder; and

21

(c) If to any other Holders, to their respective addresses or email addresses set forth on the applicable Adoption Agreement;

or to such other address or email address as the party to whom notice is to be given may have furnished to such other party in writing in accordance herewith. Any such communication shall be deemed to have been received (a) when delivered, if personally delivered, (b) the next Business Day after delivery, if sent by nationally recognized, overnight courier, (c) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by first-class mail or (d) on the date sent, if sent by email during normal business hours of the recipient or on the next Business Day, if sent by email after normal business hours of the recipient.

Section 6.7 Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Majority Holders, provided, however, that this Agreement may not be amended, modified or supplemented in a manner that is disproportionately adverse to the rights of a Holder under this Agreement as compared to the other Holders without the prior written consent of such Holder. No course of dealing between the Company and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.8 Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

Section 6.9 Counterparts. This Agreement may be executed in any number of counterparts and may be executed and transmitted electronically, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.

[signature page follows]

22

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

VERTIV HOLDINGS CO

By:
Name:
Title:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

[HOLDER]

By:
Name:
Title:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Registration Rights Agreement, dated as of [_____], 2021, among Vertiv Holdings Co, a Delaware corporation (the “Company”), and the Holders party thereto (as amended from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Company Common Stock subject to the terms and conditions of the Registration Rights Agreement.

2.

Agreement. Transferee (a) agrees that the shares of Company Common Stock acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (b) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she or it were originally a party thereto.

3.	Notice. Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address, number, or email listed below Transferee’s signature.

4.

[Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Company Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.][4]

Signature:

Address:
Contact Person:
Telephone Number:
Email:

[4]	Note to Draft: To be included when applicable.

AGREED FORM

E&I ENGINEERING IRELAND LIMITED

Company Number: 421549

(the Company)

To:	The Directors
The Company
Ballyderowen
Burnfoot
Donegal
Ireland

Dated: [ • ] 2021

The original certificate[s]1 of title (the Certificate[s]) relating to the securities of the Company set out below (the Securities) [has] / [have] been lost or destroyed.

Neither the Securities nor the Certificate[s] have been transferred, charged, lent, deposited or dealt with in any manner affecting the absolute title thereto, and the person[s] named in the Certificate[s] [is]/[are] the person[s] entered on, and entitled to be entered on, the register of members in respect of the Securities.

[I]/[We] request you to issue [a] duplicate certificate[s] of title for the Securities and, in consideration of your doing so, undertake to indemnify you and/or the Company against any and all losses, damages, charges, demands and expenses which may be suffered or incurred by you and/or the Company in consequence of your complying with this request and of the Company permitting at any time thereafter the transfer of the Securities or any part thereof without the production of the Certificate[s].

[I]/[We] undertake to deliver to the Company for cancellation the Certificate[s] should the same ever be recovered.

Particulars of Securities and Certificate[s] Lost or Destroyed

Number and Date of Issue	Amount and Class of Security	In Favour of

[1]	ALG Note: Delete the singular or plural option throughout as appropriate.

AGREED FORM

SIGNED AND DELIVERED as a Deed by [NAME OF INDIVIDUAL][2] in the presence of:

Signature

Signature of Witness

Occupation of Witness

Address of Witness or
[GIVEN UNDER THE COMMON SEAL of [ ● ] LIMITED]:[3]

Director

Director / Secretary

[2]	ALG Note: Signature block for individual shareholder.
[3]	ALG Note: Signature block for corporate shareholder.

(B) The current shareholding of the Company is as follows:

Shareholder	Shareholding
First Party	58 shares with a par value of AED 1,000 each (representing a 4.9% shareholding)

Second Party	58 shares with a par value of AED 1,000 each (representing a 4.9% shareholding)

Third Party	53 shares with a par value of AED 1,000 each (representing a 4.5% shareholding)

Fourth Party	106 shares with a par value of AED 1,000 each (representing a 9% shareholding)

Fifth Party	903 shares with a par value of AED 1,000 each (representing a 76.7% shareholding)

Total	1,178 shares with a par value of AED 1,000 each

(C)  The Sixth Party desires to own 100% of the Shareholding of the Company by acquiring each of the shares held by the First Party, Second Party, Third Party, Fourth Party and Fifth Party (together, the “Sellers”) who each wish to sell, transfer and assign each of their respective shares in the Company to the Sixth Party, being a total of one thousand one hundred and seventy-eight (1,178) shares representing (100%) of the total shares in the capital of the Company, along with all rights attaching thereto as at the date of this Agreement, (collectively the “Sale Shares”).

(D) The Parties agree to the above-mentioned transfer of the Sale Shares on the terms set out in this Agreement.

AGREED TERMS:

Clause 1:

The above Recitals form an integral part of this Agreement.

Clause 2:

The Sellers each agree to sell, transfer and assign their respective Sale Shares as detailed in Recital (B) above to the Sixth Party free of any pledges, encumbrances, or burdens for a price equal to the nominal value of these shares, the receipt of which is hereby confirmed. The portion of the consideration paid to each of the respective Sellers is set out below:

Shareholder	Consideration
First Party	[•]
Second Party	[•]
Third Party	[•]
Fourth Party	[•]
Fifth Party	[•]
Total	[•]

Clause 7: Each of the Sellers agree to the transfer of the Sale Shares to the Sixth Party and waive any and all rights of pre-emption that they may otherwise have in relation to the shares.

Sixth Party

[Vertiv International], a private limited liability company incorporated and registered in [Ohio] with registration number [●]), represented by [•], a [•] national and holder of UAE Emirates Identification Card number [•], according to the Power of Attorney dated [•] and attested by the Ministry of Foreign Affairs in the UAE under attestation number [•]

Signature: ________________________

AGREED FORM

POWER OF ATTORNEY

OF

POWERBAR LIMITED

WHEREAS, Powerbar Limited, having its registered office at 1st Apriliou 47, Office 21, 3117, Limassol, Cyprus (hereinafter called Powerbar) desires to appoint [ • ] (the Irish Buyer) having its registered office at [ • ]1 (hereinafter called the Attorney) as the true and lawful attorney of Powerbar to execute each and every document to allow the Attorney to vote Powerbar’s shareholding in E&I Engineering Ireland Limited (the Company) (being 340,085 ordinary shares of €1.00 each and 850 C ordinary shares of €0.01 each in the Company) (the Shares) and do all or any of the acts or things hereinafter mentioned (the Authority).

KNOW ALL MEN BY THESE PRESENTS that Powerbar hereby irrevocably and unconditionally appoints for a period of 50 days2 from the date hereof the Attorney as a true and lawful attorney of Powerbar to do or execute all or any of the acts in connection with the Authority and things hereinafter mentioned that is to say:

1.1	To agree, make, sign, execute and deliver any relevant documents in connection the Authority (the Documents).

2

To make such amendments, modifications and variations to the Documents on such terms as the Attorney may, in its sole discretion, determine from time to time or on behalf of Powerbar to make, give, sign, execute and do all such deeds, arrangements, instruments, applications, oaths, affidavits, declarations, notices, confirmations, certificates, approvals, acceptances, deliveries and all other acts, matters and things whatsoever including any material acts which may be necessary in connection with the making, signature, execution and delivery of the Documents or any other documents required to be executed by Powerbar in connection therewith or the performance of any acts, matters and things contemplated hereby as the said Attorney may in its absolute and unfettered discretion think fit.

3	To nominate and appoint one or more substitutes as attorney or attorneys under it for all and any of the purposes aforesaid and the appointment of same with liberty to revoke.

4

To acknowledge this Power of Attorney as the act and deed of Powerbar and generally to do all other acts which may be necessary and desirable for carrying the purpose of this Power of Attorney into effect.

IT IS HEREBY DECLARED THAT:

(A)	Powerbar ratifies and confirms and agrees to ratify and confirm whatsoever the Attorney shall do or cause to be done in, or by virtue of this Power of Attorney.

(B)

This Power of Attorney shall be conclusive and binding upon Powerbar and no person or corporation having dealings with the said Attorney under this Power of Attorney shall be under any obligation to make any inquiries as to whether or not this Power of Attorney has been revoked and all acts hereunder shall be valid and binding on Powerbar unless express notice of its revocation shall have been received by such person or corporation from the Attorney.

(C)

Powerbar unconditionally undertakes to indemnify and keep indemnified the Attorney and its successors, against all actions, proceedings, claims, costs, expenses and liabilities of whatsoever nature arising from the exercise and good faith of any of the powers conferred on the Attorney by this Power of Attorney.

[1]	ALG Note: Insert details of Irish Buyer entity.
[2]	ALG Note: The PoA is required for the period between closing and discharge of stamp duty (required within 44 days). 50 days is included to ensure that the PoA remains in place for sufficient time.

AGREED FORM

(D)

Any person, making or doing any payment or act, in good faith, in pursuance of this Power of Attorney shall not be liable in respect of the payment or act by reason that before the payment or act Powerbar was insolvent or had revoked this power if the fact of such insolvency or revocation was not at the time of payment or act known to the person making or doing same.

(E)	The particular powers enumerated above shall be given the widest interpretation.

(F)	This Power of Attorney shall be governed by and construed in accordance with the laws of Ireland.

IN WITNESS whereof this Power of Attorney has been duly executed as a deed by Powerbar on the             day of             2021.

GIVEN under the COMMON SEAL of POWERBAR LIMITED[3]
Director

Director / Secretary

[3]	ALG Note: Cyprus Counsel to confirm Cypriot execution block.

AGREED FORM

To:	The Directors

E&I Engineering Limited

Slab Road, Ballyderowen,

Burnfoot, Co. Donegal

Ireland

Date:     [ ● ] 2021

E&I Engineering Limited

(the Company)

I, [Director Name], hereby resign as a director of the Company with effect from the date of this letter.

I hereby acknowledge and confirm that I have no claim or right of action of any kind for compensation or otherwise against the Company or any of its officers or employees in respect of the termination of my office or otherwise. To the extent that any such claim or right of action exists or may exist, I irrevocably waive such claim or right of action and release and forever discharge the Company, its officers and employees from all and any liability in respect thereof.

SIGNED AND DELIVERED as a Deed

by [Director Name]

[Director Name]

in the presence of:

Signature of Witness

Address of Witness

Occupation of Witness

AGREED FORM

TO:

Powerbar Gulf LLC – Foreign Direct Investment (the “Company”) with the industrial licence number (RAKIA85IZ305081197) and registered with the Department of Economic Development in the Emirate of Ras Al Khaimah under registration number 30659

DATE:                          2021

Dear [●]

I, Philip O’Doherty of the Company and a national of Ireland with passport number PE751147, hereby resign from my office as director and general manager of the Company with effect from the date on which my removal from the aforementioned office is registered by the Ras Al Khaimah Economic Zone Authority.

I hereby acknowledge and confirm that I have no claim or right of action of any kind for compensation or otherwise against the Company or any of its officers or employees in respect of the termination of my office [or employment] or otherwise. To the extent that any such claim or right of action exists or may exist, I irrevocably waive such claim or right of action and release and forever discharge the Company, its officers and employees from all and any liability in respect thereof.

This letter and any disputes or claims (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of the United Arab Emirates, as applied in the Emirate of Ras Al Khaimah.

Yours sincerely,

Philip O’Doherty